As filed with the Securities and Exchange Commission on February 17, 2026.

Registration Number 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

Deep Fission, Inc.

(Exact name of registrant as specified in its charter)

Delaware	4911	87-4265302
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2001 Addison Street

Suite 300

Berkeley, California 94704

(707) 400-0778

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Elizabeth Muller

President and Chief Executive Officer

2001 Addison Street

Suite 300

Berkeley, California 94704

(707) 400-0778

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Albert Vanderlaan

Orrick, Herrington & Sutcliffe LLP

222 Berkeley St., Suite 2000

Boston, Massachusetts 02116

(617) 880-2219

From time to time after this registration statement is declared effective.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Exchange Act. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 17, 2026

PRELIMINARY PROSPECTUS

Up to 5,333,333 Shares of Common Stock

Up to 129,418 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the offering and resale by the selling stockholders identified herein of up to 5,462,751 shares of common stock, par value $0.0001 per share, of Deep Fission, Inc. (“Deep Fission” or the “Company”), consisting of:

●	up to 5,333,333 shares of our common stock issued in a private placement offering on February 5, 2026 (the “2026 Private Placement”) to accredited investors (the “2026 PIPE Shares”); and
●	up to 129,418 shares of our common stock issuable upon exercise of the warrants issued to each of the U.S. registered broker-dealers acting as placement agents in connection with the Private Placement (the “2026 Placement Agent Warrants” and such shares, the “2026 Warrant Shares”).

The selling stockholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders, except with respect to amounts that may be received by us upon exercise of the 2026 Placement Agent Warrants. For a list of the selling stockholders, see the section titled “Selling Stockholders.” We have borne and will continue to bear the costs relating to the registration of these shares. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The selling stockholders will bear all commissions and discounts, if any, attributable to their sale of shares of common stock. See the section titled “Plan of Distribution.”

There is not currently, and there has never been, any established public trading market for any of our securities. The common stock is not currently eligible for trading on any national securities exchange, including The Nasdaq Stock Market, LLC, or any over-the-counter markets, including the OTC Markets-OTCQB tier (the “OTCQB”). We have applied to have our common stock quoted on the OTCQB. We cannot assure you that the common stock will become eligible for trading on the OTCQB or any other exchange or market. Until such time as the common stock is quoted on the OTCQB or another public trading market otherwise develops, the selling stockholders identified herein may only sell their shares of common stock pursuant to this prospectus at a fixed price of $15.00 per share, the price per share in the 2026 Private Placement discussed above, for a total offering amount of $80.0 million. At and after such time, the selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. For more information about how the selling stockholders identified herein may sell shares of our common stock, see the section titled “Plan of Distribution” herein.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read “Risk Factors” beginning on page 7 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2026

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ABOUT THIS PROSPECTUS

General

This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using the “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such selling stockholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any 2026 Placement Agent Warrants. We will not receive any proceeds from the sale of shares of common stock underlying the 2026 Placement Agent Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the 2026 Placement Agent Warrants for cash.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission (the “SEC”). We have not, and the selling stockholders have not, authorized anyone to provide you with any additional information or information different from that contained in this prospectus, the information incorporated by reference herein, any applicable prospectus supplement or any free writing prospectus filed with the SEC. Neither we nor the selling stockholders take responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you. Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the SEC.

The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus, any applicable prospectus supplement and any related free writing prospectus is accurate only as of the respective dates of those documents, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement or post-effective amendment modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should read both this prospectus together with the other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward-Looking Statements.”

For Non-U.S. Investors

Neither we nor the selling stockholders have done anything that would permit this offering or possession or distribution of this prospectus, any prospectus supplement or free writing prospectus filed with the SEC, in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus, any prospectus supplement or free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus, any prospectus supplement or free writing prospectus outside the United States.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to, among others, our plans, objectives and expectations for our business, operations and financial performance and condition, and can be identified by terminology such as “may,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “will,” “could,” “project,” “target,” “potential,” “continue” and similar expressions that do not relate solely to historical matters or actual results. Forward-looking statements are based on management’s belief and assumptions and on information currently available to management. Although we believe that the expectations reflected in forward-looking statements are reasonable, such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.

Forward-looking statements relate to future events or our future operational or financial performance. Our forward-looking statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause our actual results, performance or achievements to be materially and adversely different from any future results, performance or achievements expressed, anticipated, or implied by these forward-looking statements. Some of such risks, uncertainties, and assumptions are described in the section below titled “Risk Factors” and elsewhere in this prospectus, in any applicable prospectus supplement and in any related free writing prospectus. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially and adversely from those in any express or implied forward-looking statements.

Accordingly, you should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. We base such statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, operating results, business strategy, short-term and long-term business operations and objectives, and financial needs. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. We undertake no obligation to update any of our forward-looking statements for any reason after the date of this prospectus, any applicable prospectus supplement, or any related free writing prospectus or to conform these statements to actual results or revised expectations, except as required by law.

This prospectus contains, and any applicable prospectus supplement and any related free writing prospectus may contain, estimates, projections and other information concerning our industry, our business and the markets for nuclear energy. Information based on estimates, forecasts, projections or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained such industry, business, market and other data from reports, research surveys, studies and similar data prepared by third parties, industry, government data and similar sources that we believe to be reliable. In some cases, we do not expressly refer to the sources from which such data are derived.

Forward-looking statements include, but are not limited to, statements about:

●	the impact of current and future laws and regulations, especially those related to nuclear energy;
●	our ability to achieve profitability and continue as a going concern;
●	changes in domestic and foreign business, market, financial, political and legal conditions;
●	our pursuit of an emerging, highly regulated market, with no commercial project operating as of the date of this registration statement;
●	our ability to protect and enforce our intellectual property rights and the scope and duration of such rights;
●	our reliance on third-parties, including suppliers, licensing partners, government entities and strategic partners, and our ability to maintain our relationships with such parties and enter into additional strategic partnerships in the future;
●	our ability to commercialize our products and services on a large scale and grow effectively;
●	our management team’s ability to successfully achieve our business objectives;

●	our ability to raise additional capital to continue to maintain sufficient liquidity, develop our technology and scale our operations;
●	changes to applicable policies, regulations, mandates and funding levels of the government entities that regulate our business or with whom we do business;
●	the impact on us and our potential customers from changes in interest rates, inflation, tariffs, trade policies and rising costs, including commodity and labor costs;
●	developments and projections relating to our business and our industry;
●	our ability to adequately control the costs associated with our operations;
●	the impact of increased global power demand and the need for increased power grid reliability and energy security, as well as the role of nuclear energy in the energy transition landscape;
●	risks relating to the negative public or political perception of us or the nuclear energy industry in general;
●	the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries that may be instituted against us in the future;
●	potential cybersecurity risks to our operational systems and infrastructure;
●	the development of an active trading market for our common stock;
●	the impact of global events, disruptions, pandemics and geo-political tensions on our business, including our supply chain, and our customers;
●	our intended use of proceeds from the 2026 Private Placement; and
●	other risks and uncertainties, including those discussed in the section titled “Risk Factors.”

We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, operating results, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, including those described in the section below titled “Risk Factors.” Moreover, we operate in a highly regulated environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties, and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. We undertake no obligation to update any of these forward-looking statements for any reason after the date of this registration statement or to conform these statements to actual results or revised expectations, except as required by law.

You should read this registration statement and the documents that we reference in this registration statement as exhibits with the understanding that our actual future results, performance, and events and circumstances may be materially different from what we expect.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this registration statement, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. For a more complete understanding of the Company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, any related prospectus supplement and any related free writing prospectus, including the information set forth in the sections titled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes thereto included elsewhere in this prospectus in this prospectus, any related prospectus supplement and any related free writing prospectus in their entirety before making an investment decision.

Company Overview

Deep Fission’s pioneering design combines proven pressurized water reactor (“PWR”) technology with novel emplacement – 1-mile below the Earth’s surface. Our reactor, which we call the “Gravity Reactor” uses the Earth’s deep subsurface as a natural containment system—eliminating the need for expensive surface shielding. The natural pressure from the column of water above the reactor provides the pressure required, reducing the need for complex and expensive systems. The borehole water can also serve as a source of cooling for the reactor. These features of the Gravity Reactor significantly reduce plant costs compared to other light water reactor (“LWR”) designs. Unlike traditional builds that require massive amounts of concrete and steel, Gravity Reactors leverage natural gravity and geology to provide containment and safety.

The Gravity Reactor system is designed to scale modularly: individual units produce 15 MWe, and by clustering boreholes, we can deliver power installations of 1.5 GW or more for hyperscale data centers and other customers. This makes the platform uniquely suited to meet the rapidly growing demand for power from artificial intelligence (“AI”) workloads, energy-intense manufacturing, and energy-constrained regions. With site flexibility and no above-ground reactor visibility, Gravity Reactors overcome many of the siting and public acceptance challenges facing traditional nuclear power solutions. This innovation is expected to enable grid-scale nuclear deployments in just six months, turning what was once a multi-year construction process into a repeatable infrastructure product.

U.S. Department of Energy Nuclear Reactor Pilot Program and Near-Term Operations

In August 2025, we were selected by the U.S. Department of Energy (the “DOE”) as one of 11 projects across 10 companies for the DOE’s Nuclear Reactor Pilot Program. This program provides advanced reactor developers the opportunity to build a test reactor on federal or private land under DOE supervision. The goal of the program is for participating companies to demonstrate that their reactors can achieve criticality, are technically viable, and meet applicable safety and operational standards by July 2026.

Our near-term operations over the next twelve months are focused on advancing the activities necessary to achieve, consistent with the goals of the Reactor Pilot Program, criticality for our first pilot reactor in July 2026. We have announced plans to locate our planned pilot reactor at Great Plains Industrial Park in Parsons, Kansas, subject to the completion of site arrangements and applicable regulatory approvals.

Over the next six months, we expect to advance engineering, licensing, and site-development activities for our pilot reactor, including completion of detailed engineering design, borehole optimization work, site preparations, pre-application engagement with the DOE and the U.S. Nuclear Regulatory Commission (“NRC”), and procurement of long-lead components. Following these activities, we expect to begin preparation of reactor components for installation, as well as drilling and related field mobilization.

We are targeting June 2026 for non-nuclear commissioning and sub-critical startup testing, which the DOE must authorize before fuel loading. Our objective, consistent with the goals of the Reactor Pilot Program, is to achieve criticality in July 2026. Based on preliminary internal estimates, we expect to incur approximately $105 million in pilot-reactor development costs during this twelve-month period, primarily related to drilling, fuel procurement, and reactor and surface-facility equipment.

Following the achievement of criticality, for the remainder of the twelve-month period we expect to continue engineering and development activities, including work associated with our transition to a larger borehole configuration, as well as additional reactor testing, component demonstrations, and post-criticality activities under the Reactor Pilot Program.

Financial Results

For the year ended December 31, 2024 and the six months ended June 30, 2025, we generated no revenue and incurred net losses of $8.0 million and $7.1 million, respectively. As of December 31, 2024 we had an accumulated deficit of $8.7 million. Our auditor issued a going concern opinion on our financial statements for the year ended December 31, 2024.

For the nine months ended September 30, 2025, we generated no revenue and incurred a net loss of $47.5 million, compared to $4.1 million for the same period in 2024. As of September 30, 2025, we had an accumulated deficit of $56.2 million and used $6.5 million of cash in operating activities. These factors raise substantial doubt about our ability to continue as a going concern within one year after issuance of these financial statements.

Summary of Risk Factors Related to Our Business and Industry

Investing in our common stock involves a high degree of risk. Before making an investment decision. The following is a summary of risk factors related to our business and industry, but is not a full statement of all risk factors described in this prospectus relating to an investment in our common stock. Please see the section titled “Risk Factors.”

●	Our Gravity Reactor technology is unproven, and the initial pilot facility and commercial applications may progress more slowly than projected or encounter delays and engineering changes that increase the expense and capital requirements for execution.
●	The market for our Gravity Reactor technology is not yet established and may not achieve the growth potential we expect or may grow more slowly than expected. If demand for our technology fails to develop sufficiently, our business and operations could suffer, and we would be unable to achieve profitability.
●	We are subject to extensive laws and regulations relating to various aspects of our business, including licensing by the NRC to commercialize our products. There can be no assurance that the necessary approvals and licenses will be granted on a timely basis, or at all. Any required revisions to address NRC concerns could be costly and significantly delay commercialization.
●	We are an early-stage company with a history of financial losses, and we expect to continue to incur financial losses for the foreseeable future. We cannot assure you that we can or will be able to operate profitably.
●	The cost of electricity generated from nuclear sources or our Gravity Reactors may not be cost competitive with future electricity generation sources in some markets, which could materially and adversely affect our business.
●	We have not yet entered into any binding contract with any customer to deliver our Gravity Reactors, and there is no guarantee that we will be able to do so in the future. This limited commercial operating history makes it difficult to evaluate our prospects, the risks and challenges we may encounter and our total potential addressable market.
●	If we fail to manage our growth effectively, we may be unable to execute our business plan, which could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.
●	Our future revenue plans rely on participating with strategic partners and government entities. There can be no assurance that we will be successful in entering into such needed partnerships.
●	Our operating and financial projections rely on management assumptions and analyses. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.
●	We have limited experience commercializing our products at a large scale and may not be able to do so efficiently or effectively.
●	If manufacturing and construction issues are not identified prior to design finalization, long-lead procurement, and/or module fabrication, then those issues will be realized during production, fabrication or construction and may impact plant deployment cost and schedule.

●	We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial fees and costs.
●	The benefits to customers of our products could be supplanted by other technologies or solutions or competitors’ products that utilize similar technology to ours in a more effective way.
●	We and our target customers operate in a politically sensitive environment, and the public perception of nuclear energy can affect our customers and us.
●	Accidents involving nuclear power facilities, including but not limited to events similar to the Three Mile Island, Chernobyl and Fukushima Daiichi nuclear accidents, or terrorist acts or other high-profile events involving radioactive materials, could materially and adversely affect nuclear power producers and the markets for nuclear power, and increase regulatory requirements and costs that could materially and adversely affect our business.
●	Our auditor has issued a “going concern” opinion.
●	Our business plans require a significant amount of capital. Our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or contain terms unfavorable to us or our investors. Moreover, there can be no assurance that such capital will be available to us on a timely basis, if at all.
●	Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by domestic and international financial institutions or transactional counterparties, could adversely affect our business, financial condition, and results of operations.
●	Any acquisitions, partnerships, or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.
●	We may be unable to adequately control the costs associated with our operations.
●	Security breaches and other disruptions could compromise our proprietary information and expose us to liability, which would cause our business and reputation to suffer.
●	Current and future geopolitical and macroeconomic events outside of our control, including changes in interest rates, levels of inflation and foreign currency exchange rates, could adversely impact our business, results of operations, cash flows, financial condition and liquidity.
●	Uncertain global macroeconomic and political conditions could materially adversely affect our business prospects, financial condition, results of operations, and cash flows.
●	Our ability to rely on global supply chains for source components and/or raw materials may be impacted by tariffs, trade disputes, or other changes in trade policy or trade regulation.
●	The direct and indirect impact on us and our value chain from severe weather and other effects of climate change could adversely affect our financial condition, operating results, and cash flows.
●	Our customers could incur substantial costs as a result of violations of, or liabilities under, environmental laws.
●	Litigation or legal proceedings could expose us to significant liabilities, occupy a considerable amount of our management’s time and attention, and damage our reputation.
●	We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business, prospects, financial condition and operating results.

●	Being a public company can be administratively burdensome and will significantly increase our legal and financial compliance costs.
●	Our management as a group has limited experience operating a publicly traded company.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in our periodic reports and registration statements, including this prospectus;
●	reduced disclosure about our executive compensation arrangements;
●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, as amended, on the effectiveness of our internal controls over financial reporting;
●	reduced disclosure obligations regarding executive compensation arrangements in our periodic reports, proxy statements and registration statements, including this prospectus; and
●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year in which the fifth anniversary of the first sale of our common stock pursuant to an effective registration statement occurs. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.00 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, until those standards apply to private companies. We have elected to take advantage of the benefits of this extended transition period and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an emerging growth company or affirmatively and irrevocably opt out of the exemption provided by Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which we will adopt the recently issued accounting standard.

We are also a “smaller reporting company,” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), meaning that the market value of our stock held by non-affiliates was less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We will continue to be a smaller reporting company until the last day of the fiscal year in which either (i) the market value of our stock held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is more than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Corporate Information

We were incorporated as Surfside Acquisition Inc. (“Surfside”) in the State of Delaware on December 10, 2021. Prior to the Merger (as defined below), we were a “shell company” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). On September 3, 2025, we formed our wholly owned subsidiary, Deep Fission Acquisition Co., a Delaware corporation (“Acquisition Sub”). On September 5, 2025, we and Acquisition Sub entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Deep Fission, Inc., a private Delaware corporation (“Legacy Deep Fission”), pursuant to which Acquisition Sub merged with and into Legacy Deep Fission, with Legacy Deep Fission continuing as the surviving corporation and becoming our wholly owned subsidiary (the “Merger”).The Merger Agreement and the Merger were approved by all of our stockholders and by the holders of a majority of the outstanding shares of common stock of Legacy Deep Fission (the “Legacy Deep Fission Common Stock”) voting together as a single class. On September 5, 2025, we completed the Merger.

Our principal executive offices are located at 2001 Addison Street, Suite 300, Berkeley, California 94704. Our telephone number is (707) 400-0778. Our website address is www.deepfission.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus.

All trademarks, service marks and trade names appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

Recent Developments

Memorandum of Understanding

Concurrent with the 2026 Private Placement, the Company entered into a non-binding memorandum of understanding with Blue Owl Digital Infrastructure Advisors LLC (“Blue Owl”) pursuant to which the parties intend to explore a potential strategic collaboration related to the development and deployment of nuclear energy projects, including the evaluation of potential power offtake and project-level financing opportunities. The memorandum of understanding does not obligate either party to consummate any transaction. In connection with the collaboration, the Company granted Blue Owl customary, non-exclusive rights of first offer with respect to certain potential future power offtake opportunities and project-level financing opportunities, in each case subject to definitive documentation and mutual agreement.

Lease Agreement

In connection with our participation in the DOE Nuclear Reactor Pilot Program, on February 9, 2026, we executed a long-term lease for approximately 100 acres of land at Great Plains Industrial Park in Parsons, Kansas.

THE OFFERING

Resale of Common Stock

Shares of common stock offered by the selling stockholders	We are registering the resale by selling stockholders named in this prospectus, or their permitted transferees, of an aggregate of 5,462,751 shares of common stock, consisting of:

●up to 5,333,333 2026 PIPE Shares; and

●up to 129,418 Warrant Shares.

Use of proceeds

We will not receive any proceeds from the sale of the shares of common stock offered by the selling stockholders. We may, however, receive up to $1.9 million in aggregate gross proceeds from the exercise of the 2026 Placement Agent Warrants to the extent they are exercised for cash. To the extent we receive cash proceeds upon the exercise of the 2026 Placement Agent Warrants, we intend to use any proceeds therefrom for general working capital and corporate purposes, including towards the engineering, research and development of our first pilot nuclear reactor and related technologies. See “Use of Proceeds” of this prospectus.

Terms of the offering	The selling stockholders will determine when and how they will dispose of the securities registered for resale under this prospectus.

Lock-Up agreements

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section titled “Certain Relationships and Related Party Transactions—Lock-Up Agreements.”

Use of proceeds

We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders, except with respect to amounts received by us due to the exercise of the 2026 Placement Agent Warrants.

Risk factors

Investing in our securities involves a high degree of risk. You should read the section titled “Risk Factors” for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Market for our shares

There is not currently, and there has never been, any established public trading market for any of our securities. We have applied to have our common stock quoted on the OTC Markets-OTCQB tier (the “OTCQB”). We cannot assure you that the common stock will become eligible for trading on the OTCQB or any other exchange or market.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risk factors discussed below when considering an investment in our common stock and any risk factors that may be set forth in the applicable prospectus supplement, any related free writing prospectus, as well as risks and uncertainties described below together with all of the other information contained in this prospectus, any applicable prospectus supplement, and any related free writing prospectus. If any of the following risks actually occur, our business, prospectus, operating results and financial condition could suffer materially. In such event, the trading price of our common stock could decline, and you might lose all or part of your investment.

Risks Related to Our Business and Industry

Our Gravity Reactor technology is unproven, and the initial pilot facility and commercial applications may progress more slowly than projected or encounter delays and engineering changes that increase the expense and capital requirements for execution.

Our Gravity Reactor technology is in the developmental stage and has not been proven in a real-world setting. We are currently testing our Gravity Reactor technology at an initial pilot facility; however, actual or perceived design, production, performance, or other quality issues could result in significant project delays and engineering changes that increase the expense and capital requirements for execution. This risk is pronounced in connection with the introduction of new technology.

The market for our Gravity Reactor technology is not yet established and may not achieve the growth potential we expect or may grow more slowly than expected. If demand for our technology fails to develop sufficiently, our business and operations could suffer, and we would be unable to achieve profitability.

The market for Gravity Reactors has not yet been established. Our projections for the total addressable market are based on a number of internal and third-party estimates, including, but not limited to, levels of demand for clean energy, including nuclear power, the number of potential customers who have expressed interest in our products and services, estimates of prices and production costs for our Gravity Reactors and the various components of our SMR solution, our ability to leverage our logistical and operational processes, and general market conditions. However, our assumptions and the data underlying our estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for our services, as well as the expected growth rate for the total addressable market for our services, may prove to be incorrect.

Challenges that could impact our expectations for the timeline and costs of market development might arise from obtaining federal, state, and local permits and approvals, transportation, threatened litigation, political or host community opposition to proposed SMR sites, access to and availability of raw materials, lack of requisite legislative changes where applicable and lack of support or opposition from governmental entities. The timeline to scale-up and deploy the necessary technological processes for the commercialization of Gravity Reactors is also based upon assumptions regarding our technology and general market conditions. However, our Gravity Reactor technologies have not been proven at scale, our assumptions and the data underlying these estimates may not be correct, and the conditions supporting our assumptions or estimates might change at any time, reducing the accuracy of these underlying assumptions. As a result, the market for SMR may not develop on the timeline we expect or at all, and we may not realize the financial performance we have projected.

We are subject to extensive laws and regulations relating to various aspects of our business, including licensing by the NRC. There can be no assurance that the necessary approvals and licenses will be granted on a timely basis, if at all, which could significantly delay or prevent the commercialization of our products.

We are subject to a wide variety of laws and regulations relating to various aspects of our business, including with respect to the possession of radioactive materials; design, manufacture, operations, marketing and export of nuclear technologies; employment and labor; tax; data security of the operational and information technology we use; health and safety; and zoning and environmental issues. Laws and regulations at the foreign, federal, state and local levels may change and may be interpreted in different ways, especially in relation to new and emerging industries, and we cannot always reasonably predict the impact from, or the ultimate cost of compliance with, current or future regulatory or administrative changes. We cannot guarantee that our measures to monitor these developments and the time and resources we spend to comply with these laws, regulations and guidelines will be satisfactory to regulators or other third parties, such as our customers, who may also be subject to extensive governmental regulation.

We may need to expend substantial efforts to comply with any new and evolving laws and regulations applicable to our business, which may result in increased general and administrative expenses and a diversion of management time and attention. Moreover, changes in laws, the imposition of new or additional regulations or the enactment of any new or more stringent legislation that impacts our business could require us to change the way we operate and could have a material adverse effect on our sales, profitability, cash flows and financial condition, and lead to regulatory delays that could impact our ability to obtain licenses, certificates, authorizations, permits, and other types of regulatory approvals. Similarly, changes in the priorities, mandates and funding levels of the governmental entities with which we interact could impact our relationships with such entities or their attitudes toward or level of support for nuclear power generation; reduce the amount of funding available for government grants; reduce the number of staff available to review and issue the requisite regulatory approvals, permits and licenses; influence the public’s perception of our Company and our industry; and influence decisions by clients, governmental agencies or other industry participants with whom we do business. Any such change thus carries the possibility of reducing demand for our services or increasing our costs of operations, which could have a negative impact on our financial position, results of operations or cash flows, but we cannot reasonably or reliably estimate whether such changes will occur, when they will occur or if they will impact us.

Failure to comply with these laws applicable to our business and operations may result in civil and criminal penalties or private lawsuits, or the suspension or revocation of regulatory approvals, which would prevent us from operating our business. With respect to our Gravity Reactors, we require regulatory approval, licenses and permits from the NRC and the DOE to site, construct and operate these facilities, and we will require similar approvals, licenses and permits from analogous foreign, state and local government entities. Regulatory approval processes may be subject to change, can be technically challenging to address, may result in the imposition of conditions that impact the financial viability of our facilities, and may also provide opportunities for third parties to lodge objections or file petitions against the licensing of our facilities. Failure to comply with these laws, obtain the required regulatory approvals, or receive exemptions from such regulations, as needed, could result in regulatory enforcement, violations, fines, penalties, or the inability to operate our commercial deployments. Any delays in regulatory approvals could also adversely affect our ability to meet commercialization timelines and thereby affect our financial performance and future growth objectives.

We must also comply with extensive government laws and regulations related to, among other things, health, safety and the environment. We may be unable to meet the compliance standards of such laws and regulations, and our inability to do so may cause us to lose prospective business and adversely affect our financial condition and results of operations. Further, environmental, health and safety laws change frequently, and we may not be able to anticipate such changes or the impact of such changes. There is no assurance that we can avoid significant costs, liabilities and penalties imposed as a result of such governmental regulation in the future.

Our participation in ongoing litigation challenging aspects of the NRC’s licensing framework exposes us to regulatory uncertainty, increased scrutiny, and potential delays or adverse outcomes in connection with required NRC approvals.

In April 2025, we joined as a plaintiff in a federal lawsuit challenging certain aspects of the NRC’s licensing regime for advanced reactor technologies. The lawsuit seeks declaratory and injunctive relief related to the modernization of specific licensing procedures that apply to reactor developers such as the Company. The litigation remains pending and is subject to significant uncertainty, including the possibility of adverse rulings, expanded claims, appeals, or changes in regulatory interpretation or enforcement during its pendency.

As a participant in this litigation, we may face heightened regulatory scrutiny or increased administrative burden in our engagement with the NRC. The lawsuit may also affect how the NRC processes or evaluates our future applications, including any standard design approval applications, combined operating license applications, construction permits, exemptions, or other NRC authorizations we may seek. In addition, any implications of the litigation for the regulatory framework applicable to our test reactor under our DOE Other Transaction Agreement for Reactor Authorization could affect the sequencing or scope of future NRC licensing activities. Any adverse developments in the litigation or related regulatory actions could delay, complicate, or impair our ability to obtain the approvals and permits necessary to design, construct, or commercialize our Gravity Reactors or other technologies. Such outcomes could have a material adverse effect on our business prospects, development timelines, and financial condition.

We are required to comply with governmental export control, economic sanctions and import laws and regulations. Our failure to comply with these laws and regulations could have an adverse effect on our business, financial condition, and results of operations.

Our business could be subject to stringent U.S. export control laws and regulations as well. Unfavorable changes in these laws and regulations or U.S. government licensing policies, our failure to comply with or secure timely U.S. government authorizations under these laws and regulations could have a material adverse effect on us and our ability to expand and thereby affect our business prospects, financial condition, results of operations and cash flows. Moreover, the inability to secure and maintain required export licenses or authorizations could negatively impact our ability to compete successfully or market our Gravity Reactor technology outside the United States. For example, if we were unable to obtain or maintain licenses to export nuclear technology or certain hardware to a particular country, we would be effectively prohibited from exporting our technologies to or operating Gravity Reactor sites in that country, which would limit the number of customers to those in the United States and in countries where we are able to secure licenses. Similarly, if export control laws and regulations prevent us from sharing certain export controlled information with suppliers we intend to partner with to operate our business or develop and produce our technologies or repositories, we may not be able to work with our preferred suppliers, which may impact our finances, business plans, and the competitiveness of our offerings. Failure to comply with export control laws and regulations could expose us to civil or criminal penalties, fines, investigations, more onerous compliance requirements, loss of export privileges, debarment from government contracts or limitations on our ability to enter into contracts with the U.S. government. Any changes in export control regulations or U.S. government licensing policy, such as that necessary to implement U.S. government commitments to multilateral control regimes, may restrict our market size.

We are an early-stage company with a history of financial losses, and we expect to continue to incur financial losses for the foreseeable future. We cannot assure you that we can or will be able to operate profitably.

We are an early-stage company formed in 2023. We face all the risks commonly encountered by newer companies, as well as risks related to the nature of the nuclear energy generation industry, and we may experience unforeseen expenses, difficulties, complications, delays and effects caused by other known and unknown factors.

We have not been profitable to date, and we expect to continue to incur operating losses for the foreseeable future. During the year ended December 31, 2024, we generated no revenue and incurred a net loss of $8.0 million. We also generated no revenue for the three and nine months ended September 30, 2025, and incurred net losses of approximately $40.4 million and $47.5 million, respectively. There can be no assurance that we will not continue to incur net losses in the future. We may not succeed in expanding our customer base, and market acceptance of our Gravity Reactor technology may never occur. Even if we are successful in generating customer interest or achieving broader market acceptance, we may never generate revenue that is significant enough to achieve profitability. Moreover, even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress our value and could impair our ability to raise capital, expand our business, diversify our product offerings, or continue our operations as a going concern.

The cost of electricity generated from nuclear sources or our Gravity Reactors may not be cost competitive with future electricity generation sources in some markets, which could materially and adversely affect our business.

Some electricity markets experience very low power prices due to a combination of subsidized renewables and low-cost fuel sources, and we may not be able to compete in these markets unless the benefits of the carbon-free, reliable and/or resilient energy generation provided by our Gravity Reactors are sufficiently valued in the market. Given the relatively lower electricity prices in the United States when compared to many international markets, the risk may be greater with respect to business in the United States. Inflation may also increase the cost of our DBSMRs to a point where the levelized cost of electricity (“LCOE”) generated from our Gravity Reactor system is not competitive with the alternatives.

We have not yet entered into any binding contract with any customer to deliver our Gravity Reactors, and there is no guarantee that we will be able to do so in the future. This limited commercial operating history makes it difficult to evaluate our prospects, the risks and challenges we may encounter and our total potential addressable market.

Our business plan depends on our ability to enter into binding agreements with customers for the use of our Gravity Reactors. If no potential near-term customer enters into such binding agreements with us, our planned commercialization of our products and services could be significantly delayed. Such delays would result in delays in revenue generation and could hinder our ability to gain market traction with other potential customers. This could have a material adverse effect on our business and financial condition.

We continue to engage in discussions with major public and investor-owned utilities across the country and other potential customers. However, there is no guarantee that any such partnerships or discussions will result in a binding agreement for the use of our Gravity Reactor technology. As a result of our limited commercial operating history and the evolving nature of the markets in which we operate, including emerging demand for our products and services, it is difficult to predict customer demand or adoption rates for our products or the future growth of the markets we expect to target. Thus, our ability to forecast our future results of operations and plan for and model future growth is limited and subject to significant uncertainties. There can be no assurance that our internal estimates relating to the size of our total addressable market will be correct or that our products and services will be fully developed or commercialized.

We have a limited commercial operating history in an evolving industry. There is currently no market for Gravity Reactors and the markets for SMRs generally may not continue to develop in a manner that we expect or that otherwise would be favorable to our business. We have encountered and expect to continue to encounter risks and uncertainties frequently experienced by growing companies in rapidly evolving industries, such as the risks and uncertainties described herein. Accordingly, we may be unable to prepare accurate internal financial forecasts or replace anticipated revenue that we do not receive as a result of delays, changed circumstances, or changed market conditions arising from these factors, and our results of operations in future reporting periods may be below the expectations of investors or analysts. If we do not address these risks successfully, our results of operations could differ materially from our estimates and forecasts or the expectations of investors or analysts, causing our business to suffer and our common stock price to decline.

If we fail to manage our growth effectively, we may be unable to execute our business plan, which could have a material adverse effect on our business prospects, financial condition, results of operations and cash flows.

We intend to invest significantly in order to expand our business from an early-stage company to a company capable of supporting large-scale commercial activities. Any failure to manage our growth effectively could materially and adversely affect our business, prospects, financial condition, and operating results. We expect our expansion to include:

●	launching commercialization of our products and services;
●	forecasting production and revenue;
●	completing the testing, licensing and production of our Gravity Reactor technologies;
●	developing the supply chain necessary to supply components for our Gravity Reactor technology;
●	entering into relationships with multiple government entities and strategic partners to expand our customer base and facilitate market adoption of our products and services;
●	securing, leasing, and maintaining suitable sites for the deployment, testing, and operation of our reactor technologies;
●	controlling expenses and investments in anticipation of expanded operations;
●	carrying out acquisitions and entering into collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships;
●	conducting demonstrations;
●	hiring and training new personnel; and
●	expanding and enhancing administrative infrastructure, systems, and processes.

If we are unable to secure or maintain suitable leased sites on commercially reasonable terms, or at all, our development timelines, commercialization plans, and results of operations could be materially and adversely affected.

If our operations continue to grow, of which there can be no assurance, we will need to continue to expand our sales and marketing, research and development, commercial strategy, permitting and licensing, products and services, manufacturing, supply and operations functions. These efforts will require us to invest significant financial and other resources. There is no guarantee that we will be able to scale our business as currently planned or within the planned timeframe. The continued expansion of our business may in the future require additional operational facilities, as well as space for administrative support, and there is no guarantee that we will be able to find suitable locations for such facilities if needed.

Our continued growth could increase the strain on our resources, and we could experience operating difficulties, including difficulties in hiring and training employees, delays in production, challenges in scaling-up operations, and difficulty sourcing adequate raw materials. These difficulties may divert the attention of management and key employees and impact financial and operational results. If we are unable to drive commensurate growth, these costs could result in decreased margins, which could have a material adverse effect on our business, financial condition, and results of operations.

Our future revenue plans rely on participating with strategic partners and government entities. There can be no assurance that we will be successful in entering into such needed partnerships.

Our largest stream of projected revenue comes from maximizing adoption of our Gravity Reactor technology for energy generation by strategic partners and government entities. We may be unable to maximize utilization due to a variety of reasons, including a lack of product acceptance in the nuclear energy generation industry, inability to timely enter into desirable strategic partnerships, political or host community opposition to the siting and construction of SMR sites, failure to obtain necessary regulatory approvals and permits, failure to deliver a commercial grade product, and the absence of requisite regulatory change in the United States. Our financial projections also anticipate generating revenues from the use of our Gravity Reactor services and from licensing agreements with commercial operators and government entities for the use of our intellectual property. Our Gravity Reactor services are new solutions in the industry and as such, represent an unproven model. If we are unable to realize these sales, our business model and go-to-market strategy will be jeopardized.

Our operating and financial projections rely on management assumptions and analyses. If these assumptions or analyses prove to be incorrect, our actual operating results may be materially different from our forecasted results.

We are an SMR company, with limited experience commercializing our products and services. Our projected financial and operating results reflect estimates of future performance and are based on multiple financial, technical, and operational assumptions, including the level of demand for our nuclear power generation solutions, the performance of our Gravity Reactor technology, cost of manufacturing, cost of components and availability of adequate supply, the nature and length of the sales cycle, and the costs of maintaining and operating our Gravity Reactor technology. However, given our limited commercial experience and the fact that many of the factors on which these assumptions are based are outside of our control, it is possible that many of these assumptions will prove incorrect. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Whether actual operating and financial results and business developments will be consistent with our expectations and assumptions depends on a number of other factors, many of which are outside our control, including, but not limited to:

●	whether we can obtain sufficient capital to sustain and grow our business;
●	our ability to manage our growth;
●	the contractual terms of our agreements with strategic partners and customers;
●	whether we can manage relationships with key suppliers and partners;
●	the timing and costs of the required marketing and promotional efforts;
●	whether countries with existing or planned nuclear power generation will adopt our Gravity Reactor offerings;
●	the success of pre-commercialization testing of our technology;
●	competition, including from future competitors;
●	our ability to retain existing key management, to attract additional leaders as needed, to attract, retain and motivate qualified personnel;
●	the overall strength and stability of domestic and international economies;

●	demand for nuclear power;
●	regulatory, legislative, and political changes; and
●	customer requirements and preferences.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could cause us to fail to meet our operating and financial projections and could materially and adversely affect our business, prospects, financial condition and operating results.

We have limited experience commercializing our products at a large scale and may not be able to do so efficiently or effectively.

We have limited experience commercializing our products and services at a large scale and may not be able to do so efficiently or effectively. A key element of our long-term business strategy is the success of our phased product offering in facilitating adoption of our solutions, including demonstration of the feasibility of Gravity Reactor, continued testing of our technologies, engagement with key stakeholders and collaboration with leaders in the nuclear energy industry. Commercialization of our operations will also require growth in sales, marketing, training, customer relations and maintenance and servicing operations, including hiring select personnel with the necessary experience and expertise. Managing and maintaining these operations is expensive and time consuming, and an inability to leverage such an organization effectively or at all could inhibit potential sales or subscriptions and the penetration and adoption of our products into new markets. In addition, certain decisions we make regarding staffing in these areas in our efforts to maintain an adequate spending level could have unintended negative effects on our revenues, such as by weakening the sales, marketing and maintenance and servicing infrastructures or lowering the quality of customer service.

If manufacturing and construction issues are not identified prior to design finalization, long-lead procurement, and/or module fabrication, then those issues will be realized during production, fabrication or construction and may impact plant deployment cost and schedule.

Our Gravity Reactor design will be actively managed through design reviews, prototyping, involvement of external partners and application of industry lessons, but we could still fail to identify latent manufacturing and construction issues early enough to avoid negative effects on production, fabrication, construction or ultimate performance of our Gravity Reactors or plants. Where these issues arise at such later stages of deployment, plant deployment could be subject to greater costs or be significantly delayed, which could materially and adversely affect our business.

Our applications to the NRC may not be approved, and any rework necessary to address NRC concerns could significantly delay the commercialization of our products.

The commercial operation of our Gravity Reactor in the United States will require a license from the NRC. There is no assurance that any applications we submit will be approved, or approved within our anticipated timelines, including due to potential federal staffing constraints or future reductions in government personnel. In addition, during its review process the NRC may require revisions, supplemental information, or other rework to address concerns it identifies. Any such rework could be time-consuming and costly and could significantly delay the commercialization of our products, which may have a material adverse effect on our business and financial condition.

If we cannot protect, maintain and, if necessary, enforce our intellectual property rights, its ability to develop and commercialize products will be adversely impacted.

Our success, in large part, depends on its ability to protect and maintain the proprietary nature of its technology. We rely upon a combination of the intellectual property protections afforded by patents, trademarks/service marks and trade secret laws in the United States and other jurisdictions, as well as commercial agreements, such as confidentiality agreements, assignment agreements, and license agreements to establish, maintain and enforce rights associated with our proprietary technologies. Our success depends in part on our ability to obtain and enforce patent protection for such solutions and technologies, but our patent applications may not result in issued patents, given the complexity of questions around patentability and the large number of patents and patent applications in related fields. Failure to obtain additional patent protection in connection with currently pending or future patent applications may have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

Further, our existing issued patents may be contested, challenged, circumvented, invalidated or limited in scope in the future. The rights granted under our issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement as compared to the United States. In addition, the claims of our existing patents and any patents that issue from our currently pending or any future patent applications may be narrowed in scope during prosecution, challenged as invalid, or may simply not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours (for example, if competitors can “design around” our patents). We cannot assure you that its means of protecting its proprietary rights will suffice in affording the desired protection.

We also rely upon unpatented trade secret protection, unpatented know-how and continuing technological innovation to develop our business and competitive position. We may not be able to prevent the unauthorized disclosure or use of our trade secrets, know-how or information that we consider to be confidential by our contractual counterparties, despite our efforts. If any of the suppliers, subcontractors, venture partners, employees or consultants, or other third parties with whom we do business or otherwise collaborate breach or violate the terms of any of our agreements, we may not have adequate remedies for any such breach or violation, and we could lose the protections afforded by our trade secrets as a result. It is also possible that our trade secrets, know-how or other proprietary information could be obtained by third parties as a result of breaches of our physical or electronic security systems. Even where remedies are available, enforcing a claim that a party illegally disclosed or misappropriated our trade secrets is expensive and time consuming, and the outcome is unpredictable. Courts outside the United States are sometimes less willing to protect trade secrets. Additionally, our trade secrets could become known or be independently discovered by potential or existing competitors. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those with whom they communicate, from using that technology or information to compete with us.

We do not have worldwide patent rights for our proprietary technologies because worldwide patent or “international patent rights” currently do not exist. We also do not have worldwide trademark protection for our brand for similar reasons. Accordingly, we may not be able to protect our intellectual property rights in certain jurisdictions and their legal systems. Our competitors may operate in countries where we do not have patent protection and can freely use our technologies and discoveries in such countries to the extent such technologies and discoveries are publicly known or disclosed in countries where we do have patent protection.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial fees and costs.

Companies, organizations or individuals, including any existing and potential competitors, may hold or obtain patents, trademarks/service marks or other intellectual property rights that would prevent, limit or interfere with our ability to develop our intellectual property and make, use, develop, import, offer or sell our Gravity Reactor technology and related equipment, which could make it more difficult for us to operate our Company. From time to time, we may receive inquiries from holders of patents or trademarks/service marks inquiring whether we are infringing their proprietary rights. Companies, organizations or individuals, including any existing and future competitors, may also seek court declarations that they do not infringe our intellectual property rights. Companies holding patents or other intellectual property rights similar to our technology may bring proceedings alleging infringement of such rights or otherwise asserting their rights and seeking licenses. In addition, if it is determined that we have infringed a third party’s intellectual property rights, we may be required to do, among other things, one or more of the following: (i) cease making, using, offering to sell, selling or importing our products and services that incorporate the challenged intellectual property; (ii) pay substantial damages; (iii) pay for and obtain a license from the holder of the infringed intellectual property right, which may not be available on reasonable terms or at all; or (iv) redesign part or all of our technology. In the event of a successful claim of infringement against us and our failure or inability to obtain a license to the infringed technology, our business, prospects, operating results, and financial condition could be materially adversely affected. In addition, any litigation, or claims, whether or not valid, could result in substantial costs and diversion of resources and management’s focus and attention.

We also license the /patents and intellectual property of third parties and anticipate continuing to do so in the future, and we may face claims that the use of this intellectual property infringes the rights of other third parties. Our rights to indemnification or damages under our license contracts may be unavailable or insufficient to cover our costs and losses, depending on our use of the technology, whether we choose to retain control over conduct of the litigation and other factors.

Additionally, our confidentiality and intellectual property assignment agreements with our employees, consultants and contractors generally provide that inventions conceived by the party in the course of rendering services to us will be our exclusive intellectual property. Those agreements may not be honored and obligations to assign intellectual property may be challenged or breached. Moreover, there may be some circumstances where we are unable to negotiate for such ownership rights or where others misappropriate those rights.

We may be subject to claims challenging the inventorship of our patents and other intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in our patents or other intellectual property as an owner, a joint owner, a licensee, an inventor or a co-inventor. In the latter two cases, the failure to name the proper inventors on a patent application can result in the patents issuing thereon being unenforceable. Inventorship disputes may arise from conflicting views regarding the contributions of different individuals named as inventors, the effects of foreign laws where foreign nationals are involved in the development of the subject matter of the patent, conflicting obligations of third parties involved in developing our patented technology or as a result of questions regarding co-ownership of potential joint inventions. Litigation may be necessary to resolve these and other claims challenging inventorship and ownership. Alternatively, or additionally, we may enter into agreements to clarify the scope of our rights in such intellectual property. If we fail in defending any such claims, in addition to paying monetary damages, we may lose exclusive ownership of, or right to use or license valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

The benefits to customers of our products could be supplanted by other technologies or solutions or competitors’ products that utilize similar technology to ours in a more effective way.

The benefits to customers of our products could be supplanted by other technologies or solutions or potential competitors’ products that address the need for nuclear energy generation in a more effective way. We cannot be sure that alternative technologies or improvements to nuclear energy generation solutions will not match or exceed the benefits of or be more cost effective than our products and services. The development of any alternative technology that can compete with or supplant our products and services may materially and adversely affect our business, prospects, financial condition and operating results, including in ways we do not currently anticipate. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and result in the loss of competitiveness of our product offerings, decreased revenue and a loss of actual or projected market share.

We and our target customers operate in a politically sensitive environment, and the public perception of nuclear energy can affect our customers and us.

Nuclear energy is closely tied to government policies and regulations due to its potential risks and benefits. Governments often play a central role in the approval, regulation, and funding of nuclear projects. Changes in political leadership or shifts in public sentiment can lead to shifts in nuclear energy policies, which can affect the viability and profitability of nuclear businesses. The regulatory framework for nuclear energy is stringent and subject to public scrutiny. Regulatory decisions can influence the cost, timeline, and feasibility of nuclear projects. Public concerns and political pressure can lead to tighter regulations or stricter enforcement of existing ones. Government policies and incentives, often influenced by public opinion and political considerations, can directly impact the growth and competitiveness of nuclear energy. Favorable policies such as subsidies, tax credits, or incentives for clean energy can attract more customers to the nuclear energy sector.

In addition, public perception of nuclear energy can range from positive to highly skeptical or negative, often influenced by historical events, accidents, and media coverage. Negative public sentiment can lead to protests, legal challenges, and public resistance to new nuclear projects, potentially delaying or preventing their development. Nuclear facilities often need to engage with local communities where they operate. Building and maintaining trust with these communities is crucial for obtaining social acceptance. Public opposition, fueled by concerns about safety or environmental impact, can hinder a company’s ability to establish a presence in a particular location. Public perception of nuclear safety and viability can also influence the willingness of investors and financial institutions to fund nuclear projects. Negative public sentiment can increase financing costs and make it more difficult to secure the necessary capital. However, public preferences for energy sources can influence the demand for nuclear energy. A positive perception of nuclear power as a clean and reliable energy source can boost its market appeal. Conversely, public concerns about nuclear safety can delay or prevent the construction of new nuclear power plants and can limit the operation of nuclear reactors, which could in turn lead to decreased demand, impacting our potential customer base and our business. In the past, adverse public reaction, increased regulatory scrutiny and litigation have contributed to extended construction periods for new nuclear reactors, sometimes delaying construction schedules by decades or more or even shutting down operations. Adverse public reaction could also lead to increased regulation or limitations on the activities of nuclear power producers, more onerous operating requirements or other conditions that could materially reduce the generation of nuclear power, thereby reducing demand for our services and materially adversely impacting our business.

Accidents involving nuclear power facilities, including but not limited to events similar to the Three Mile Island, Chernobyl and Fukushima Daiichi nuclear accidents, or terrorist acts or other high-profile events involving radioactive materials, could materially and adversely affect nuclear power producers and the markets for nuclear power, and increase regulatory requirements and costs that could materially and adversely affect our business.

Our future prospects are dependent upon a certain level of public support for nuclear power. Nuclear power faces strong opposition from certain competitive energy sources, individuals and organizations. The accident that occurred at the Fukushima nuclear power plant in Japan in 2011 increased public opposition to nuclear power in some countries, resulting in a slowdown in, or, in some cases, a complete halt to new construction of nuclear power plants, an early shut down of existing power plants or a dampening of the favorable regulatory climate needed to introduce new nuclear technologies, all of which could negatively impact our business and prospects. As a result of the Fukushima accident, some countries that were considering launching new domestic nuclear power programs delayed or cancelled the preparatory activities they were planning to undertake as part of such programs. If accidents similar to the Fukushima disaster or other events, such as terrorist attacks involving nuclear facilities, occur, public opposition to nuclear power may increase, regulatory requirements and costs could become more onerous and expected demand for our technologies could suffer, which could materially and adversely affect our business and operations.

Our auditor has issued a “going concern” opinion.

Our auditor issued a “going concern” opinion on our financial statements for the year ended December 31, 2024. During 2024, we generated no revenue and sustained a net loss of $8.0 million, and as of December 31, 2024, we had an accumulated deficit of $8.7 million. For the three and nine months ended September 30, 2025, we generated no revenue and sustained net losses of approximately $40.4 million and $47.5 million, respectively, and as of September 30, 2025, we had an accumulated deficit of approximately $56.2 million. Based on our recurring losses from operations, the expectation of continued operating losses for at least the foreseeable future, and our current cash position, we believe our existing cash and cash equivalents will not be sufficient to fund our operating and capital requirements for the next twelve months. These factors raise substantial doubt about our ability to continue as a going concern.

In order to continue operating our business for the next twelve months and beyond, we will need to raise substantial additional capital. We are actively evaluating potential financing sources available to us; however, there can be no assurance that financing will be available on terms acceptable to us, on a timely basis, or at all. Our failure to raise additional capital would adversely impact our financial condition and our ability to execute our business plan, and could ultimately result in our inability to continue operations. In addition, to the extent we raise capital through the sale of equity or convertible debt securities, the ownership interests of our existing stockholders will be diluted, and the terms of any such securities may include preferences or rights that adversely affect the rights of our common stockholders.

Our business plans require a significant amount of capital. Our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or contain terms unfavorable to us or our investors. Moreover, there can be no assurance that such capital will be available to us on a timely basis, if at all.

We will require significant capital to operate our business and fund our capital expenditures for the next several years. The level and timing of future expenditures will depend on a number of factors, many of which are outside our control. We expect that we will need to raise additional capital to fund our business, including to finance ongoing research and development costs, manufacturing, any significant unplanned or accelerated expenses, and new strategic alliances or acquisitions. The fact that we have limited experience commercializing our technologies on a large scale, coupled with the fact that our products represent a new product category in the SMR market, means we have limited historical data on the demand for our products and services. In addition, we expect that our level of capital expenditures will be significantly affected by customer demand for our proprietary technology. As a result, our future capital requirements may be uncertain and actual capital requirements may be different from those we currently anticipate. We may need to seek equity or debt financing to finance all or a portion of our capital expenditures. Such financing might not be available to us in a timely manner or on terms that are acceptable, or at all, or that such funds, if raised, would be sufficient.

Our ability to obtain the necessary financing to carry out our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business model. These factors may make the timing, amount, terms, and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our corporate structure. We might not be able to obtain any funding, and we might not have sufficient resources to conduct business as projected, both of which could mean that we would be forced to curtail or discontinue our operations. In addition, our future capital needs and other business reasons could require us to sell additional equity or debt securities or incur indebtedness. Even if we complete such financings, they may result in dilution to our existing investors and include additional rights or terms that may be unfavorable to our existing shareholders. These circumstances could materially and adversely affect our financial results and impair our ability to achieve our business objectives. Additionally, we may be required to accept terms that restrict our ability to incur additional indebtedness or take other actions (including terms that require us to maintain specified liquidity or other ratios) that would otherwise be in the best interests of our shareholders. The sale of additional equity or equity-linked securities could dilute our stockholders. The incurrence of indebtedness would result in debt service obligations and could result in operating and financing covenants that would restrict our operations. If we cannot raise additional funds when we need or want them, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results or prospects.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults, or non-performance by domestic and international financial institutions or transactional counterparties, could adversely affect our business, financial condition, and results of operations.

Actual events involving reduced or limited liquidity, defaults, non-performance or other adverse developments that affect domestic and international financial institutions or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any events of these kinds, have in the past and may in the future lead to market-wide liquidity problems. Investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses, financial obligations or fulfill our other obligations, or result in breaches of our financial and/or contractual obligations. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.

Any acquisitions, partnerships, or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

From time to time, we may evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties. We may not be successful in identifying candidates for acquisitions, strategic partnerships and joint ventures. In addition, we may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may not be successful or otherwise generate the financial results we expect, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. Further, depending on market conditions, investor perceptions of us and other factors, we might not be able to obtain financing on acceptable terms, or at all, to implement any such transaction. We cannot ensure that any acquisition, partnership, or joint venture we make will not have a material adverse effect on our business, financial condition, and results of operations.

We may be unable to adequately control the costs associated with our operations.

We will require significant capital to develop and grow our business, including developing and producing our Gravity Reactor technology, research and development, production, operations and maintenance of Gravity Reactor sites and building our brand and partnerships. We have incurred and expect to continue incurring significant expenses which will impact our profitability, including research and development expenses, procurement costs, business development, operation expenses, and general and administrative expenses as we scale our operations, identify and commit resources to investigate new areas of demand and incur costs as a public company. In addition, we may incur significant costs for the siting, construction, operation and maintenance of temporary and permanent Gravity Reactor sites. Our ability to become profitable in the future will not only depend on our ability to complete the design and development of our products and services to meet projected performance metrics and regulatory requirements and to achieve market acceptance of our technology, but also to sell, whether outright or through licensing agreements, our products at prices needed to achieve our expected margins and control our costs. If we are unable to efficiently design, develop, manufacture, market, deploy, distribute and operate our technology in a cost-effective manner, our margins, profitability and prospects would be materially and adversely affected.

Security breaches and other disruptions could compromise our proprietary information and expose us to liability, which would cause our business and reputation to suffer.

We maintain various information technology systems and procedures to protect our trade secrets, technical know-how, and other unpatented proprietary information relating to our product development and operating activities, and to restrict unauthorized access to the dissemination of our proprietary information. However, internal and external data security threats cannot be mitigated entirely. For example, current, departing or former employees or third parties could attempt to improperly use or access our computer systems and networks to copy, obtain or misappropriate our proprietary information or otherwise interrupt our business. Additionally, members of our management team work remotely, which could have the effect of increasing the likelihood of cybersecurity breaches. Like others, we are also subject to significant system or network disruptions from numerous causes, including computer viruses and other cyber-attacks, facility access issues, new system implementations, and energy blackouts.

Security breaches, computer malware, phishing, spoofing, and other cyber-attacks have become more prevalent and sophisticated in recent years. While we defend against these threats daily, we do not believe that such attacks have caused us any material damage to date. Because the techniques used by computer hackers and others to access or sabotage networks constantly evolve and generally are not recognized until launched against a target, we may be unable to anticipate, counter or ameliorate all these techniques. As a result, our and our customers’ proprietary information may be misappropriated, and we cannot predict the impact of any future incident. Any loss of such information could harm our competitive position, result in a loss of customer confidence in the adequacy of our threat mitigation and detection processes and procedures, cause us to incur significant costs to remedy the damages caused by the incident, and divert management and other resources. We routinely implement improvements to our network security safeguards, and we believe that we devote appropriate resources to the security of our information technology systems. However, we cannot assure you that our efforts will be sufficient to prevent or limit the damage from any future cyber-attack or network disruptions.

The costs related to cyber-attacks or other security threats or computer systems disruptions typically would not be fully insured or indemnified by others. As a result, the occurrence of any of the events described above could result in the loss of competitive advantages derived from our intellectual property. Moreover, these events may result in the diversion of the attention of management and critical information technology and other resources, or otherwise adversely affect our internal operations and reputation or degrade our financial results and stock price.

Current and future geopolitical and macroeconomic events outside of our control, including changes in interest rates, levels of inflation and foreign currency exchange rates, could adversely impact our business, results of operations, cash flows, financial condition and liquidity.

We face risks related to geopolitical events, international hostility, epidemics, outbreaks and other macroeconomic events that are outside of our control. The occurrence of certain geopolitical events, including those arising from terrorist activity, international hostility, public health crises and the economic impact of global trade tensions, could significantly disrupt our business and operational plans and adversely affect our results of operations, cash flows, financial condition and liquidity. For instance, the ongoing conflicts in the Middle East and between Russia and Ukraine have and may continue to cause geopolitical instability and adverse effects on the global economy, supply chains and specific markets and industries. Although we are not able to enumerate all potential risks to our business resulting from these and other similar events, we believe that such risks include, but are not limited to, the following:

●	disruption to our supply chain for materials essential to our business, including restrictions on importing and exporting products;

●	customers, suppliers and other third parties asserting that their non-performance under our contracts with them is permitted as a result of force majeure or other reasons;
●	cybersecurity attacks, particularly as digital technologies may become more vulnerable and experience a higher rate of cyberattacks in the current environment of remote connectivity;
●	any reductions of our workforce to adjust to market conditions, including severance payments, retention issues and possible inability to hire employees when market conditions improve;
●	logistical challenges, including those resulting from border closures and travel restrictions, as well as the possibility that our ability to achieve commercialization of our operations may be interrupted, limited or curtailed;
●	economic, political and regulatory conditions domestically and internationally, including imposition of tariffs or other tax incentives or disincentives;
●	effects of sanctions and other penalties imposed on foreign countries by the U.S., the European Union and other countries; and
●	the possibility of a structural shift in the global economy and the demand for nuclear power due to any widespread changes in attitudes toward climate change or in connection with a global recession or depression.

We cannot reasonably estimate the period of time that these conditions will persist; the full extent of the impact they will have on our business, results of operations, cash flows, financial condition and liquidity; or the pace or extent of any subsequent recovery.

Uncertain global macroeconomic and political conditions could materially adversely affect our business prospects, financial condition, results of operations, and cash flows.

Our results of operations could be materially affected by economic and political conditions in the United States and internationally, including inflation, deflation, fluctuations in interest rates, fluctuations in exchange rates, availability of capital, energy and commodity prices, trade laws and the effects of governmental initiatives to manage economic conditions.

Our business model is dependent on government entities and companies around the world adopting and entering into contracts for the implementation for our technologies and services. Adverse national and international economic conditions may reduce the future availability of funding counterparties have to spend on our services, which would negatively impact our revenues and our ability to commercialize our operations. Such conditions could also make it difficult or impossible for us to secure financing on acceptable terms or at all, and could materially increase the cost of our operations. Our cost estimates and assumptions are also sensitive to macroeconomic factors, and their accuracy could likely be impacted by unanticipated changes in such factors. It is not possible to accurately predict all of the potential adverse impacts on the Company, if any, of current and future economic conditions on its financial condition, operating results and cash flow; however, any of these macroeconomic conditions could negatively impact our strategic partners, suppliers, customers and the industry as a whole, which could materially affect our business, financial condition, and results of operations.

Our ability to rely on global supply chains for source components and/or raw materials may be impacted by tariffs, trade disputes, or other changes in trade policy or trade regulation.

We plan to rely on global supply chains to source components and materials essential for our business, SMRs and other related equipment. The imposition of new or increased tariffs, trade restrictions, or other changes in trade policy by the United States or other countries could increase our costs of materials and components, require us to find additional or alternative suppliers, or force adjustments to our pricing structure and capital budget. These changes could reduce our profit margins, may impact our licenses or may require additional regulatory approval, or could otherwise disrupt our business operations. In particular, recent global trade tensions and policy shifts have created an unpredictable environment for businesses operating across international borders. Changes in trade agreements, sanctions, export controls, and customs regulations may limit our ability to source materials from certain countries or entities, potentially forcing rapid and costly adjustments to our supply chain. Trade policies can change with limited notice, making long-term planning difficult and increasing operational costs. Any significant disruption to our supply chain resulting from tariffs or trade policy changes could have a material adverse effect on our business, financial condition, and ability to meet projected deadlines and milestones.

The direct and indirect impact on us and our value chain from severe weather and other effects of climate change could adversely affect our financial condition, operating results, and cash flows.

Our operations, and those of our value chain, may in the future be adversely impacted by flooding, wildfires, high winds, drought and other natural disasters and catastrophic events. Climate change is expected to increase the frequency and intensity of certain such events, as well as contribute to chronic changes (such as in weather patterns or water levels) that may result in various adverse impacts. Even if these events do not directly impact us or our value chain, they may indirectly impact us and our value chain through increased insurance, energy, or other costs. In addition, although the ongoing transition to non-carbon-based energy is creating significant opportunities for us and parts of our value chain, the transition also presents certain risks, including macroeconomic risks related to higher energy costs and energy shortages, among other things. These direct and indirect impacts from climate change could adversely affect our financial condition, operating results, supply chain and cash flows.

Our customers could incur substantial costs as a result of violations of, or liabilities under, environmental laws.

The operations and properties of our customers are subject to a variety of federal, state, local and foreign environmental, health and safety laws and regulations governing, among other things, air emissions, wastewater discharges, management and disposal of hazardous, non-hazardous and radioactive materials and waste and remediation of releases of hazardous materials. We must design our technology so it complies with such laws and regulations. Compliance with environmental requirements could require our customers to incur significant expenditures or result in significant restrictions on their operations, and the failure to comply with such laws and regulations, including failing to obtain any necessary permits, could result in substantial fines or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring our customers to conduct or fund remedial or corrective measures, install pollution control equipment or perform other actions. More vigorous enforcement by regulatory agencies, the future enactment of more stringent laws, regulations or permit requirements, including relating to climate change, or other unanticipated events may arise in the future and adversely impact the market for our products, which could materially and adversely affect our business, financial condition and results of operations.

Litigation or legal proceedings could expose us to significant liabilities, occupy a considerable amount of our management’s time and attention, and damage our reputation.

We may, from time to time, be a party to various litigation claims and legal proceedings. We will evaluate these claims and proceedings to assess the likelihood of unfavorable outcomes and estimate, if possible, the amount of potential losses. Claims made or threatened by our suppliers, customers, competitors, or current or former employees could adversely affect our relationships, damage our reputation or otherwise adversely affect our business, financial condition, or results of operations. The costs associated with defending legal claims and paying damages could be substantial. Our reputation could also be adversely affected by such claims, whether or not successful.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business, prospects, financial condition and operating results.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-corruption, anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, business partners, third-party intermediaries, representatives, and agents from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to government officials, political candidates, political parties, or commercial partners for the purpose of obtaining or retaining business or securing an improper business advantage. The FCPA and other applicable laws and regulations also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, there can be no assurance that all of our employees, business partners, third-party intermediaries, representatives and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

Any violations of the laws and regulations described above may result in whistleblower complaints, adverse media coverage, investigations, substantial civil and criminal fines and penalties, damages, settlements, prosecution, enforcement actions, imprisonment, the loss of export or import privileges, suspension or debarment from government contracts, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences, any of which could adversely affect our business, prospects, financial condition and operating results. In addition, responding to any investigation or action will likely result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Being a public company can be administratively burdensome and will significantly increase our legal and financial compliance costs.

As a public reporting company, we are subject to the information and reporting requirements of the Securities Act, the Exchange Act and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act. In addition, the listing requirements of any national securities exchange or other exchange and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will significantly increase our legal and financial compliance costs and will make some activities more time-consuming and costly. Among other things, we are required to:

●	maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;
●	maintain policies relating to disclosure controls and procedures;
●	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;
●	institute a more comprehensive compliance function, including with respect to corporate governance; and
●	involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders is expensive and much greater than that of a privately-held company, and compliance with these rules and regulations will require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of our board of directors and management. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our board of directors.

Our management as a group has limited experience operating a publicly traded company.

Our management team has a high degree of technical expertise but limited experience operating a publicly traded company subject to significant regulatory oversight and reporting obligations under U.S. securities laws. Their limited experience in dealing with the increasingly complex laws applicable to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of our Company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. Any failure by us to effectively and efficiently meet our obligations as a publicly traded company could have a material adverse effect on our business, prospects, financial condition and operating results and/or result in legal liability or other negative consequences.

Risks Related to Ownership of Our Common Stock

The shares of common stock issued in the 2026 Private Placement, which are being registered and offered for resale, are “restricted securities” and, as such, may not be sold except in limited circumstances. If we are unable to register such securities in a timely manner, then the ability to re-sell shares of our common stock so issued will be delayed.

The offer and sale of the shares of common stock issued in the 2026 Private Placement have not been registered under the Securities Act or registered or qualified under any state securities laws in reliance on exemptions contained in and under those laws. Accordingly, such shares of common stock are “restricted securities” as defined in Rule 144 promulgated under the Securities Act and must, therefore, be held indefinitely unless their offer and sale is registered under applicable federal and state securities laws, or an exemption is available from the registration requirements of those laws, including the exemptions provided by Rule 144. The book-entry accounts representing the shares of common stock issued in the 2026 Private Placement reflect their restricted status.

We have agreed, at our expense, to prepare and file with the SEC a registration statement to register the resale of the shares of common stock issued in the 2026 Private Placement and the shares of our common stock issuable upon exercise of the 2026 Placement Agent Warrants. There are many reasons, including some over which we have little or no control, which could keep the registration statement from being declared effective by the SEC, including delays resulting from the SEC review process and comments raised by the SEC during that process. The shares of common stock covered by such registration statement will not be eligible for resale until the registration statement is effective or an exemption from registration, such as Rule 144, becomes available. In addition, Rule 144 under the Securities Act, which permits the resale, subject to various terms and conditions, of limited amounts of restricted securities after they have been held for six months, will not immediately apply to our common stock because we were at one time designated as a “shell company” under SEC regulations. Pursuant to Rule 144(i), securities issued by a current or former shell company that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the date on which the issuer filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it ceased being a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the issuer has satisfied certain reporting requirements under the Exchange Act. We believe this requirement to file Form 10 information has been satisfied by the filing with the SEC of the Company’s Current Report on Form 8-K on September 11, 2025.

There is currently no market for our common stock and there can be no assurance that any market will ever develop. You may therefore be unable to re-sell shares of our common stock at times and prices that you believe are appropriate.

Our common stock is not listed on a national securities exchange or any other exchange, or quoted on an over-the-counter market. Therefore, there is no trading market, active or otherwise, for our common stock and our common stock may never be included for trading on any stock exchange, automated quotation system or any over-the-counter market. Accordingly, our common stock is highly illiquid and you will likely experience difficulty in re-selling such shares at times and prices that you may desire.

Our common stock may not be eligible for listing or quotation on any securities exchange or over-the-counter trading system.

We do not currently meet the initial quantitative listing standards of any national securities exchange or over-the-counter trading system. We cannot assure you that we will be able to meet the initial listing standards of any national securities exchange, or, if we do meet such initial listing standards, that we will be able to maintain any such listing. Further, the national securities exchanges are adopting so-called “seasoning” rules that will require that we meet certain requirements, including prescribed periods of time trading over-the-counter and minimum filings of periodic reports with the SEC, before we are eligible to apply for listing on such national securities exchanges. We intend to contact an authorized market maker for an over-the-counter quotation system for sponsorship of our common stock, but we cannot guarantee that such sponsorship will be approved and our common stock listed and quoted for sale. Even if our common stock is quoted for sale on an over-the-counter quotation system, buyers may be insufficient in numbers to allow for a robust market and it may prove impossible to sell your shares. In addition, an investor may find it difficult to obtain accurate quotations as to the market value of our common stock. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

The market price and trading volume of our common stock may be volatile and could decline significantly.

The quotation systems, including the OTCQB, or stock exchanges, including Nasdaq, on which our common stock may be quoted or on which our common stock may be listed in the future have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our common stock, the market price of our common stock may be volatile and could decline significantly. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares. We cannot assure you that the market price of common stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

●	the realization of any of the risk factors presented in this prospectus;
●	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, level of indebtedness, liquidity or financial condition;
●	additions and departures of key personnel;
●	failure to comply with the requirements of the OTCQB market, or following our potential up listing on Nasdaq;

●	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;
●	future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our common stock;
●	publication of research reports about us, or our industry;
●	the performance and market valuations of other similar companies;
●	broad disruptions in the financial markets, including sudden disruptions in the credit markets;
●	speculation in the press or investment community;
●	actual, potential or perceived control, accounting or reporting problems; and
●	changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.

The designation of our common stock as “penny stock” would limit the liquidity of our common stock.

Our common stock may be deemed a “penny stock” (as that term is defined under Rule 3a51-1 of the Exchange Act) in any market that may develop in the future. Generally, a “penny stock” is a common stock that is not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stock in start-up companies is among the riskiest equity investments. Broker-dealers who sell penny stock must provide purchasers with a standardized risk-disclosure document prepared by the SEC. The document provides information about penny stock and the nature and level of risks involved in investing in the penny stock market. A broker must also provide purchasers with bid and offer quotations and information regarding broker and salesperson compensation and make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. Many brokers choose not to participate in penny stock transactions. If our common stock is deemed “penny stock,” because of penny stock rules, there may be less trading activity in any market that develops for our common stock in the future and stockholders are likely to have difficulty selling their shares.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our common stock.

The Financial Industry Regulatory Authority (“FINRA”), has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

Because we became a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we did not become a reporting company by conducting an underwritten initial public offering of our common stock, and because we will not be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of Deep Fission. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company by means of an underwritten initial public offering, because they may be less familiar with our Company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development. The failure to receive research coverage or support in the market for our shares will have an adverse effect on our ability to develop a liquid market for our common stock.

We are required to develop and maintain proper and effective internal control over financial reporting. If we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired. In addition, the presence of material weaknesses increases the risk of material misstatement of the financial statements.

As a public reporting company, we are required, pursuant to Section 404(a) of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting on our annual report on Form 10-K. Effective internal control over financial reporting is necessary for reliable financial reports and, together with adequate disclosure controls and procedures, such internal controls are designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet its reporting obligations. Ineffective internal controls could also cause investors to lose confidence in reported financial information, which could have a negative effect on the trading price of our common stock.

The report by management will need to include disclosure of any material weaknesses identified in internal control over financial reporting. However, for as long as we are an “emerging growth company” under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. Management’s assessment of internal controls, when implemented, could detect problems with internal controls, and an independent assessment of the effectiveness of internal controls by our auditors could detect further problems that management’s assessment might not, and could result in the identification of material weaknesses that were not otherwise identified. Undetected material weaknesses in internal controls could lead to financial statement restatements and require us to incur the expense of remediation. We are required to disclose changes made in internal controls and procedures on a quarterly basis. To comply with the public company requirements, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

We are in the early stages of developing the system and processing documentation necessary to perform the evaluation needed to comply with Section 404. We may not be able to complete its evaluation, testing, and any required remediation in a timely fashion. During the evaluation and testing process, if we identify material weaknesses in internal control over financial reporting, we will be unable to assert that internal control over financial reporting is effective.

If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion on the effectiveness of its internal control, including as a result of the material weaknesses described above, we could lose investor confidence in the accuracy and completeness of financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC. In addition, if we are unable to continue to meet these requirements, we may not be able to remain quoted on any over-the-counter trading system, or following any potential listing, listed on any securities exchange.

A substantial portion of the voting power of our common stock is consolidated among our executive officers and directors, which may prevent you or any new investors from influencing significant corporate decisions.

Our executive officers and directors own shares representing approximately 30% of the voting power of our common stock. As a result, our executive officers and directors may have the ability to control the outcome of matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger, other sale of our Company or our assets or significant acquisitions. This concentration of voting control will limit the ability of other stockholders to influence corporate matters and may cause us to make strategic decisions that could involve risks to you or that may not be aligned with your interests. Our directors and executive officers owe a fiduciary duty to our stockholders and are legally obligated to act in good faith and in a manner they reasonably believe to be in the best interests of our stockholders. As stockholders, these individuals are entitled to vote their shares in their own interests, which may not always be in the interests of our stockholders generally. The concentration of voting power held by our executive officers and directors may adversely affect the market price of our common stock.

We are an emerging growth company and a smaller reporting company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies and smaller reporting companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including:

●	exemption from the requirement that our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;
●	reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and
●	exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Our status as an emerging growth company will end as soon as any of the following takes place:

●	the last day of the fiscal year in which we have more than $1.235 billion in annual revenues;
●	the date we qualify as a “large accelerated filer,” with at least $700 million of equity securities held by non-affiliates;
●	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or
●	the last day of the fiscal year ending after the fifth anniversary of the first sale of our common equity securities pursuant to an effective registration statement filed pursuant to the Securities Act.

We cannot predict if investors will find our common stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our common stock, to the extent that such a market develops, and the market price of our common stock may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this provision of the JOBS Act. As a result, we will not be subject to new or revised accounting standards at the same time as other public companies that are not emerging growth companies. Therefore, our financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a “smaller reporting company” even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenues is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

We may face risks related to securities litigation that could result in significant legal expenses and settlement or damage awards.

We may in the future become subject to claims and litigation alleging violations of the securities laws or other related claims, which could harm our business and require us to incur significant costs. Significant litigation costs could impact our ability to comply with certain financial covenants under our credit agreement. We are generally obliged, to the extent permitted by law, to indemnify our current and former directors and officers who are named as defendants in these types of lawsuits. Regardless of the outcome, litigation may require significant attention from management and could result in significant legal expenses, settlement costs or damage awards that could have a material impact on our financial position, results of operations and cash flows.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.

Our restated certificate of incorporation and our restated bylaws contain provisions that could delay or prevent a change in control of our company without the approval of the board of directors. These provisions could also make it difficult for stockholders to elect directors who are not nominated by current members of our board of directors or take other corporate actions, including effecting changes in our management. These provisions:

●	establish a classified board of directors so that not all members of our board are elected at one time;
●	permit only the board of directors to establish the number of directors and fill vacancies on the board;
●	provide that directors may only be removed “for cause” and only with the approval of a majority of our stockholders;
●	require majority voting to amend some provisions in our restated certificate of incorporation and restated bylaws;
●	authorize the issuance of “blank check” preferred stock that our board could use to implement a stockholder rights plan;
●	eliminate the ability of our stockholders to call special meetings of stockholders;
●	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;
●	prohibit cumulative voting; and
●	establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.

Together these provisions may discourage potential takeover attempts or other transactions that otherwise could involve the payment of a premium over prevailing market prices for our securities and reduce the price that investors might be willing to pay for shares of our common stock in the future, which could reduce the market price of our common stock.

In addition, Section 203 of the Delaware General Corporation Law (the “DGCL”) may discourage, delay or prevent a change in control of our company. Section 203 imposes certain restrictions on mergers, business combinations and other transactions between us and holders of 15% or more of our common stock.

Our restated certificate of incorporation designates the Delaware Court of Chancery or Delaware state or United States federal district courts as the sole and exclusive forum for substantially all disputes between us and our stockholders, which could limit such stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, other employees or other stockholders.

Our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our restated certificate of incorporation, or our restated bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine or otherwise related to our internal affairs.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Our restated certificate of incorporation provides that the federal district courts of the United States of America will, unless we consent in writing to an alternative forum, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act (“Federal Forum Provision”). Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal courts or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court. While neither the exclusive forum provision nor the Federal Forum Provision applies to suits brought to enforce any duty or liability created by the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder also must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in any of our securities shall be deemed to have notice of and consented to our exclusive forum provisions, including the Federal Forum Provision. These provisions may limit a stockholder’s ability to bring a claim in a judicial forum of their choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.

In addition, Section 203 of the DGCL may discourage, delay or prevent a change in control of our Company. Section 203 imposes certain restrictions on mergers, business combinations and other transactions between us and holders of 15% or more of our common stock.

We do not intend to pay dividends for the foreseeable future and, as a result, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our capital stock, and we do not intend to pay any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, our stock price and trading volume could decline.

Our stock price and trading volume following our quotation on the OTCQB, if any, or following our potential listing on a securities exchange, if any, will be heavily influenced by the way analysts and investors interpret our financial information and other disclosures. Securities and industry analysts do not currently, and may never, publish research on our business. If few securities or industry analysts commence coverage of us, our stock price could be negatively affected. If securities or industry analysts downgrade our common stock, or publish negative reports about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our common stock.

DESCRIPTION OF THE MERGER, THE 2025 PRIVATE PLACEMENT, THE SECONDARY OFFERING AND RELATED TRANSACTIONS

The Merger

On September 5, 2025 (the “Closing Date”), Surfside completed a merger with Legacy Deep Fission pursuant to the Merger Agreement. Pursuant to the terms of the Merger Agreement, Acquisition Sub merged with and into Legacy Deep Fission, with Legacy Deep Fission continuing as the surviving corporation and becoming a wholly owned subsidiary of Surfside.

At the effective time of the Merger, each outstanding share of Legacy Deep Fission capital stock (after giving effect to the conversion of all SAFEs of Legacy Deep Fission into shares of Legacy Deep Fission common stock) was converted into the right to receive 17.32141 shares of common stock of the combined company, rounded to the nearest whole share. As a result, on the Closing Date, the Company issued 38,538,922 shares of common stock to the existing holders of Legacy Deep Fission common stock. Following the Merger, Legacy Deep Fission became a wholly owned subsidiary of Surfside, which changed its name to Deep Fission, Inc. and continues as a public reporting company. For financial reporting purposes, the Merger was treated as a recapitalization and reverse acquisition, with Legacy Deep Fission considered the accounting acquirer.

In connection with the Merger, Surfside’s existing stockholders continued to hold an aggregate of 2,166,667 shares (the “Retained Pre-Merger Shares”), and the Company issued 85,000 shares (the “Advisor Shares”) to an accredited investor in consideration for services rendered in connection with the Merger. Additionally, the Company reserved 9,500,882 shares of common stock under the 2025 Equity Incentive Plan for future issuances of equity awards and 1,000,000 shares under the 2025 Employee Stock Purchase Plan for future purchase by employees. See “Description of Capital Stock” for more information.

Indemnification Agreements

On the Closing Date, we entered into indemnification agreements with our former executive officers and directors, pursuant to which we agreed to indemnify such former executive officers and directors for certain actions for certain actions to the fullest extent permitted by the DGCL and the certificate of incorporation and bylaws of the Company or Acquisition Sub in effect on the date thereof or as such law or constitutive document may from time to time be amended.

On the Closing Date, we also entered into indemnification agreements with each of our current directors and executive officers. These indemnification agreements require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at the Company’s request.

The 2025 Private Placement

Immediately following the Merger, on September 5, 2025, the Company issued and sold 10,000,000 shares of common stock in a private placement to certain accredited and institutional investors at a purchase price of $3.00 per share for aggregate gross proceeds of $30,000,000 (the “2025 Private Placement”). In connection with the 2025 Private Placement, the Company also issued to the placement agents, Seaport Global Securities LLC, The Benchmark Company, LLC, Dinosaur Financial Group, LLC, Network 1 Financial Securities, Inc., and PHX Financial, Inc., d/b/a Phoenix Financial Services (the “2025 Placement Agents”), warrants to purchase an aggregate of 586,666 shares of common stock at an exercise price of $3.00 per share (the “2025 Placement Agent Warrants”). The 2025 Placement Agent Warrants expire on the earlier of (i) five years after the Closing Date and (ii) three years after the Company’s shares of common stock are listed on a national securities exchange. The Company also paid the placement agents an aggregate cash placement fee of $2.1 million and reimbursed $0.1 million of their expenses incurred in connection with the 2025 Private Placement.

Subject to certain customary exceptions, we agreed to indemnify the 2025 Placement Agents to the fullest extent permitted by law against certain liabilities that may be incurred in connection with the Private Placement, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments the 2025 Placement Agents and their sub-agents may be required to make in respect of such liabilities.

Registration Rights Agreement

In connection with the Merger and the closing of the 2025 Private Placement, the Company entered into a registration rights agreement (the “2025 Registration Rights Agreement”) pursuant to which the Company agreed that promptly, but no later than 45 calendar days after the date of filing the Current Report on Form 8-K relating to the closing of the Merger, it would file, subject to customary exceptions, a registration statement with the SEC covering the sale, transfer, or disposition of the following securities (collectively, the “2025 Registrable Shares”): (i) the shares of common stock issued in the 2025 Private Placement; (ii) the shares of common stock issuable upon exercise of the 2025 Placement Agent Warrants; (iii) the shares of common stock issued in exchange for all of the equity securities of Legacy Deep Fission that were outstanding immediately prior to the Closing; (iv) the Retained Pre-Merger Shares; and (v) the Advisor Shares. The Company’s obligation to file the registration statement was subject to the prior receipt by the Company of the selling stockholder information regarding the holders of the 2025 Registrable Shares required to be included in the registration statement under applicable SEC rules and regulations.

The Secondary Offering

On September 22, 2025, the Company filed a registration statement on Form S-1 with the SEC to register the resale of shares of common stock by the selling stockholders identified therein, also known as a secondary offering. The registration statement covers the resale of shares issued in connection with the Merger and the 2025 Private Placement, including (i) the shares of common stock issued to Legacy Deep Fission stockholders, (ii) the shares of common stock issued in the 2025 Private Placement, (iii) the shares issuable upon exercise of the 2025 Placement Agent Warrants, (iv) the Retained Pre-Merger Shares, and (v) the Advisor Shares. The registration statement was declared effective by the SEC on February 5, 2026.

USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit holders of the shares of common stock described in the section titled “Selling Stockholders” to resell such shares. We will not receive any proceeds from the resale of any shares offered by this prospectus by the selling stockholders. We may, however, receive up to approximately $1,941,270 in aggregate gross proceeds from the exercise of the 2026 Placement Agent Warrants, to the extent they are exercised for cash. To the extent we receive cash proceeds upon the exercise of the 2026 Placement Agent Warrants, we intend to use any proceeds therefrom for general working capital and corporate purposes, including towards the engineering, research and development of our first pilot nuclear reactor and related technologies.

DETERMINATION OF SALE PRICE

The selling stockholders may only sell their shares of common stock pursuant to this prospectus at a fixed price of $15.00 per share until such time as our common stock is quoted on the OTCQB or another public trading market for our common stock otherwise develops. At and after such time, the selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices. The fixed price of $15.00 at which the selling stockholders may sell their shares pursuant to this prospectus (the “Sale Price”) was determined based upon the purchase price per share of common stock in the 2026 Private Placement. The Sale Price was negotiated between our current management and certain lead investors in the 2026 Private Placement. The Sale Price does not necessarily bear any relationship to our Company’s asset value, net worth, revenues or other established criteria of value, and should not be considered indicative of the actual value of the shares.

We have included a fixed price at which selling stockholders may sell their shares pursuant to this prospectus prior to the time there is a public market for our stock in order to comply with the rules of the SEC that require that, if there is no market for the shares being registered, this registration statement must include a price at which the shares may be sold. Except to the extent that we are involved in an underwritten secondary offering of common stock, if any, by the selling stockholders, all shares being offered pursuant to this prospectus will be sold by the selling stockholders without our involvement.

MARKET INFORMATION FOR OUR COMMON STOCK AND DIVIDEND POLICY

Market Information

We have applied to have our common stock quoted on the OTCQB. However, we cannot assure you that our common stock will be quoted on the OTCQB and, even if it is, there can be no assurance that our common stock will continue to be quoted on the OTCQB or quoted or listed on any other market or exchange, or that an active trading market for our common stock will develop or continue. See “Risk Factors—There is currently no market for our common stock and there can be no assurance that any market will ever develop. You may therefore be unable to re-sell shares of our common stock at times and prices that you believe are appropriate.”

Dividend Policy

We have never declared or paid any cash dividends on shares of our common stock. We anticipate that we will retain all of our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying cash dividends on shares of our common stock in the foreseeable future. Any decision to declare and pay cash dividends on shares of our common stock in the future will be made at the sole discretion of our board of directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

DESCRIPTION OF BUSINESS

Formation History

Incorporated in the State of Delaware in July 2023, Deep Fission, Inc. was co-founded by Richard Muller and Elizabeth Muller. In founding Deep Fission, the Mullers recognized that existing approaches to developing and disseminating clean nuclear power were too often over-budget and were too slow to meet the urgent energy needs in the United States due to the proliferation of AI, expansion of hyperscale datacenters, and the energy demand in heavy industry. In Deep Fission, the founders envision a radically simplified source for clean energy: a compact, underground nuclear reactor that leverages the Earth itself for safety, security, and scale.

The Company’s mission is to build a reactor that can be deployed faster than its peers in the traditional and advanced reactor industry that unlocks new markets for carbon-free baseload energy with strong economics. This vision is supported by our intellectual property portfolio, which currently includes one issued U.S. patent and 24 pending patent applications, as well as validated modeling work designed to ensure technical viability and compliance with safety standards established by U.S. regulatory agencies, including the NRC.

Company Overview

Deep Fission’s pioneering design combines proven pressurized water reactor (“PWR”) technology with novel emplacement – 1-mile below the Earth’s surface. Our reactor, which we call the “Gravity Reactor” uses the Earth’s deep subsurface as a natural containment system—eliminating the need for expensive surface shielding. The natural pressure from the column of water above the reactor provides the pressure required, reducing the need for complex and expensive pressure systems. The borehole water can also serve as a source of cooling for the reactor. These features of the Gravity Reactor significantly reduce plant costs compared to other PWR designs. Unlike traditional builds that require massive amounts of concrete and steel, Gravity Reactors leverage natural gravity and geology to provide containment and safety.

The Gravity Reactor system is designed to scale modularly: individual units produce 15 MWe, and by clustering boreholes, we can deliver power installations of 1.5 GW or more for hyperscale data centers and other customers. This makes the platform uniquely suited to meet the rapidly growing demand for power from AI workloads, energy-intense manufacturing, and energy-constrained regions. With site flexibility and no above-ground reactor visibility, Gravity Reactors overcome many of the siting and public acceptance challenges facing traditional nuclear power solutions. This innovation is expected to enable grid-scale nuclear deployments in just six months, turning what was once a multi-year construction process into a repeatable infrastructure product.

U.S. Department of Energy Nuclear Reactor Pilot Program and Near-Term Operations

In August 2025, we were selected by the U.S. Department of Energy (the “DOE”) as one of 11 projects across 10 companies for the DOE’s Nuclear Reactor Pilot Program. This program provides advanced reactor developers the opportunity to build a test reactor on federal or private land under DOE supervision. The goal of the program is for participating companies to demonstrate that their reactors can achieve criticality, are technically viable, and meet applicable safety and operational standards by July 2026.

Successful demonstration under DOE oversight may result in the issuance of a DOE Authorization, which would allow us to apply for an expedited NRC license for commercial deployment. Acceptance into the program is significant because it materially shortens the expected timeline to commercial deployment and provides a potential first-mover advantage over developers not selected. We believe the DOE’s selection reflects growing confidence in our ability to deliver a safer, faster, and lower-cost alternative to conventional nuclear energy.

On November 17, 2025, we entered into an Other Transaction Agreement for Reactor Authorization with the DOE, effective as of November 14, 2025 (the “OTA”). The OTA establishes the terms under which the DOE will authorize, oversee, and evaluate our deep-borehole test reactor under the federal pilot program established pursuant to Executive Order 14301. Under this agreement, the DOE will review the reactor’s safety basis, oversee testing and evaluation activities, and determine whether to issue authorization. The OTA does not authorize commercial operation and does not replace the need for NRC licensing for commercial deployment.

Our near-term operations over the next twelve months are focused on advancing the activities necessary to achieve, consistent with the goals of the Reactor Pilot Program, criticality for our first pilot reactor in July 2026. In support of these efforts, and consistent with our participation in the Reactor Pilot Program, we have announced plans to locate our planned pilot reactor at Great Plains Industrial Park in Parsons, Kansas. On February 9, 2026, we executed a long-term lease for land at this site.

Over the next six months, we expect to advance engineering, licensing, and site-development activities for our pilot reactor, including completion of detailed engineering design, borehole optimization work, site preparations, pre-application engagement with the DOE and NRC, and procurement of long-lead components. Following these activities, we expect to begin preparation of reactor components for installation, as well as drilling and related field mobilization.

We are targeting June 2026 for non-nuclear commissioning and sub-critical startup testing, which the DOE must authorize before fuel loading. Our objective, consistent with the goals of the Reactor Pilot Program, is to achieve criticality in July 2026. Based on preliminary internal estimates, we expect to incur approximately $105 million in pilot-reactor development costs during this twelve-month period, primarily related to drilling, fuel procurement, and reactor and surface-facility equipment. These estimates are preliminary and subject to change as design and site parameters are refined and as DOE authorization, contractor pricing, and other factors evolve.

Following the achievement of criticality, for the remainder of the twelve-month period we expect to continue engineering and development activities, including work associated with our transition to a larger borehole configuration, as well as additional reactor testing, component demonstrations, and post-criticality activities under the Reactor Pilot Program.

Results from these activities are expected to inform the content and sequencing of any subsequent licensing applications submitted to the NRC.

Commercial Strategy

Our commercial strategy is focused on deploying early Gravity Reactors in markets experiencing rapid growth in energy demand and persistent shortages of reliable baseload power—initially hyperscale data centers, followed by utilities, industrial operators, and defense applications.

We have executed three non-binding letters of intent (“LOIs”) for initial candidate commercial sites in Kansas, Texas, and Utah, and we continue to evaluate additional sites with private developers and utilities. These LOIs contemplate potential multi-reactor deployments across several phases and describe preliminary concepts for site access, power delivery, and development sequencing. Collectively, these discussions cover up to 12.5 GW of potential reactor capacity under evaluation. The LOIs do not contain binding commitments to purchase power, finance or construct facilities, or grant exclusivity, and they may be terminated by either party without penalty.

Our initial commercial plan targets an approximately 150 MWe installation in 2028, followed by a potential additional 1.5 GWe installation in 2029. These commercial deployments depend on the successful execution of our DOE-authorized pilot reactor and subsequent NRC licensing for commercial operation.

We have also entered into a non-binding strategic partnership term sheet with Endeavour Energy designed to support commercialization through coordinated site development, access to data-center customers, and joint evaluation of multi-reactor clusters. This collaboration contemplates deployment configurations of up to 1.5 GWe or more at a single location, within a broader potential co-development framework of up to 2 GW. The partnership is intended to align technical development with commercial needs, including siting, interconnection planning, deployment sequencing, and long-term contracting, although it does not impose binding purchase, financing, exclusivity, or minimum-deployment obligations on either party.

Vision

Deep Fission is building a platform to transform how energy is produced and deployed—combining the capital efficiency of modular infrastructure with the unmatched reliability of nuclear baseload power. With strong early traction, ongoing negotiations to establish strategic partnerships in the data and industrial sectors, a growing team of experts, and recognition from the DOE, we believe the Company is positioned to lead a new class of energy solutions designed for the scale and speed of the 21st century.

Traditional sources of energy cannot meet the growing demand for electricity today. Renewable energy sources, such as wind and solar power, are inherently intermittent and variable in nature, which can lead to imbalances between energy supply and demand that can cause or exacerbate grid instability. Increased power outages and spikes in power prices have highlighted the need for a more resilient grid. Recent geopolitical events, including Russia’s invasion of Ukraine and escalating tensions between the United States and China have sharpened focus on the global energy supply chain and the importance of energy autonomy. These trends and the discussions surrounding them have led to widespread recognition of nuclear energy as a critical part of the energy transition solution going forward.

Nuclear power has several key attributes that make it a uniquely attractive source of power. First, nuclear power can be used as a reliable baseload energy supply. Nuclear power plants can be run continuously without the inherent variability of other renewable power sources. Weather-related events historically have caused less than a 0.1% average loss of capacity factor at nuclear plants, making nuclear power a viable source of grid reliability and resilience. Further, nuclear power generation is clean, efficient and sustainable. Its generation produces zero carbon emissions, has the smallest footprint-to-energy output ratio for both fuel and land, and reactors are built to last up to 100 years, decades longer than any other power generation source.

Problem and Available Approaches

Industry Overview

The global energy system is undergoing a structural transformation. Surging demand for electricity—driven by data center growth, transportation and industrial electrification, and decarbonization mandates—is placing new pressure on grids already operating at their limits. In parallel, there is growing recognition that renewables alone cannot meet the challenge of clean, reliable, scalable power without firm, carbon-free baseload resources to complement them.

In this context, nuclear energy has re-emerged as a critical pillar for energy security and the clean energy transition. Advanced reactors offer always-on, zero-emission generation with high-capacity factors and minimal land use—attributes uniquely suited to the needs of a growing economy. Policymakers, utilities, and energy-intensive industries increasingly see nuclear as essential to net-zero goals. This momentum is being reinforced by clear policy signals: bipartisan legislation such as the Inflation Reduction Act of 2022 includes tax credits for nuclear generation, and recent U.S. executive orders have prioritized advanced reactor deployment across both civilian and national security applications.

Despite this policy tailwind, conventional nuclear remains economically and logistically challenged. Gigawatt-scale projects suffer from multi-decade timelines, complex regulatory and infrastructure demands, and escalating costs. At the same time, many Gen IV reactor startups require novel fuel types or unproven core designs, introducing supply chain, licensing, and technical risks that are unlikely to be resolved at commercial scale this decade.

Several new approaches have emerged in recent years, each with significant trade-offs:

1.	Large-Scale Nuclear Reactors

Conventional gigawatt-scale LWRs remain the foundation of the global nuclear fleet, but their economics are challenging in today’s environment. These plants typically require $10+ billion in upfront capital, over a decade to complete, and a large-scale workforce for construction and operation. They are difficult to site, highly bespoke, and often financially dependent on government support or utility rate structures. Their long timelines and cost unpredictability have limited their appeal to private capital.

2.	Small Modular and Advanced Reactors (“SMRs”)

SMRs seek to improve deployment timelines and economics of nuclear power through modular design, factory fabrication, and reduced footprints. Advanced reactors include fast reactors, molten salt, or gas-cooled systems that promise safety and efficiency benefits but introduce new fuel requirements, regulatory pathways, and manufacturing challenges. None of these advanced reactors have received full NRC licensing, and most are still in pre-commercial development. Other SMR developers take a more conventional approach, scaling down existing LWR designs that use standard low-enriched uranium (“LEU”) fuel. While this reduces fuel supply and regulatory risk, these designs still require costly containment buildings and complex infrastructure, resulting in high capital costs per megawatt and limited siting flexibility. Despite the smaller nameplate capacity, these designs often resemble large reactors in form and function, limiting their ability to fully solve the cost and deployment challenges that have historically constrained nuclear energy growth.

3.	Renewables + Storage

Wind and solar energy have achieved significant cost reductions and dominate new generation capacity in many markets. However, their intermittent nature creates reliability and grid integration challenges, particularly for data centers and industrial customers with high uptime requirements. Energy storage technologies, while advancing, are expensive at multi-day or seasonal scales and are not yet a substitute for firm baseload generation.

Deep Fission Takes a Different Approach

Deep Fission offers a fundamentally new model for nuclear deployment: small, passively safe, proven LWR technology installed in deep boreholes. This design leverages natural geology to eliminate many of the most complex and expensive components of traditional nuclear plants—such as massive containment domes, large pressure vessels, and forced cooling systems. The Gravity Reactor is a combination of standard PWR technology, demonstrated drilling techniques, and geothermal technology to bring the heat to the surface.

By housing the reactor one mile underground, we avoid the need for traditional systems and above-ground containment. This not only reduces cost and complexity but also simplifies licensing and accelerates deployment. Using commercially available fuel avoids the delays of custom fuel qualification and enables near-term procurement from existing suppliers.

We believe this approach unlocks a viable path to near-term deployment at much lower capital cost and execution risk—while delivering on the promise of next-gen nuclear: compact, dispatchable, clean power for energy-intensive sectors like data centers and critical infrastructure.

In summary, we believe we are positioned to deliver clean, reliable nuclear energy in a fraction of the time and cost of legacy approaches, removing the core barriers that have historically held the industry back.

Deep Fission’s Business Solution

Deep Fission intends to build the first reactor under the DOE authorization program for pilot reactors. and then expand to ten commercial reactors at that location under NRC licensing rules. The initial commercial facility is intended to demonstrate that Deep Fission can deliver a first of a kind commercial facility that is profitable. If successful, we plan to expand across the United States and, eventually, internationally to countries that have signed nuclear partnership agreements with the United States for the export of U.S. nuclear technology.

Key Features of the Solution

Cost-Effective Borehole Drilling

Our Gravity Reactor is enabled by advances in borehole drilling technologies pioneered in the oil, gas, and geothermal industries. These methods allow for precision drilling to depths of several kilometers in stable geological formations, enabling secure underground placement of the reactor module. By adapting this proven industrial supply chain, we avoid the need for billion-dollar civil works and extensive containment structures, dramatically reducing capital costs. Our strategy harnesses the reliability of comparable boreholes drilled across the United States, ensuring that siting and emplacement risks are minimized while maintaining competitive economics.

Proven and Adaptable Technologies

At its core, the Gravity Reactor design is based on PWR technology, the most widely deployed and well-understood nuclear system in the world, accounting for the majority of operating reactors worldwide. By relying on low-enriched uranium oxide (UO₂) fuel assemblies, the Gravity Reactor aligns with existing fuel fabrication, transport, and regulatory infrastructure. This is a significant advantage over designs requiring unproven fuels, as the Gravity Reactor can integrate directly into today’s nuclear fuel supply chain. In addition, the Gravity Reactor is modular, with prefabricated components designed for factory construction, shipment by standard transportation methods, and rapid emplacement on-site. Together, these features ensure both technical robustness and commercial scalability.

Inherent Safety

The Gravity Reactor is designed to capitalize on the natural safety features of both LWR technology and deep underground emplacement. Decades of operating experience with PWRs provide a strong foundation for safety case development, fuel performance, and licensing pathways. By situating the reactor core in a deep borehole, the system gains additional passive protection against external threats, including earthquakes, floods, wildfires, and security concerns. Surrounding geologic formations provide natural shielding and containment, while the underground environment enhances passive heat rejection and decay heat management. This dual layer of proven reactor safety and geological protection substantially reduces both technical and public perception risks.

Rapid Deployment

A single Gravity Reactor is designed for deployment in approximately 6 months from ground breaking. By using drilling rather than above ground construction, we avoid the decade-long construction timelines that have historically hindered nuclear power projects. The ability to deploy reactors incrementally, matched to demand growth, creates flexibility for utilities, industrial operators, and defense customers. With minimal surface infrastructure requirements, the Gravity Reactor can be connected to the grid or a microgrid quickly after installation, enabling clean energy delivery on timelines comparable to renewable projects but with nuclear’s unmatched reliability.

Minimal Surface Impact

The surface footprint of a Gravity Reactor installation is dramatically smaller than that of a conventional nuclear facility. Aboveground requirements are limited to monitoring, control, and power-handling infrastructure. No large containment domes or exclusion zones are required. This makes the Gravity Reactor especially attractive for sites where land availability, security, or public acceptance would preclude a traditional plant. In addition, the underground design minimizes environmental and visual impact, facilitating siting in defense installations, industrial facilities, and remote communities.

Fuel Supply Confidence

The Gravity Reactor’s reliance on traditional LEU fuel provides a critical advantage. LEU is already commercially produced in significant quantities, is supported by a mature global supply chain, and benefits from decades of regulatory familiarity. This ensures that Gravity Reactor deployments will not be delayed by the need for new fuel qualification processes or infrastructure. Using PWR fuel also allows us to integrate seamlessly with existing enrichment, fabrication, and disposal pathways, avoiding the uncertainties associated with unproven or experimental fuels.

Deployment Approach

Our deployment model emphasizes scalability and flexibility. Each Gravity Reactor can be deployed as a standalone installation or as part of a multi-reactor cluster to meet growing demand. Initial candidate sites have been selected for their favorable geology and alignment with U.S. energy transition priorities. The modularity of the Gravity Reactor allows customers to scale capacity over time, while the underground placement ensures safety and security without the need for costly above-ground infrastructure. Early deployments are expected to support defense applications, remote communities, and critical industrial loads, with subsequent expansion into utility and commercial markets.

Regulatory Compliance

Our regulatory pathway builds on the advantage of using proven LWR technology and LEU fuel. By adhering to the established safety basis of PWRs, the Gravity Reactor is well-positioned for regulatory acceptance under both DOE authorization for initial pilot projects and NRC advanced reactor licensing frameworks. We are in the process of developing regulatory policies, programs and procedures governing quality assurance, nuclear safety, and environmental permitting to support DOE authorization under the Reactor Pilot Program and subsequent commercial licensing by the NRC. Early modeling has demonstrated strong safety margins under both normal and off-normal conditions. Accident scenarios modeled to date show that passive features, combined with underground emplacement, keep radiation exposure well below regulatory thresholds, even under extreme events.

Manufacturing and Supply Chain

The Gravity Reactor is engineered for manufacturability within today’s industrial base. Major reactor components are suitable for fabrication in existing facilities within the United States and allied countries, reducing lead times and supply chain risks. Prefabricated modules can be shipped using standard transportation infrastructure and assembled on-site with minimal specialized labor. This streamlined approach supports cost control, scalability, and replicability across diverse geographies. The Gravity Reactor’s compatibility with existing PWR fuel supply chains further enhances manufacturability and reduces project execution risks.

Economic and Market Benefits

Deep Fission’s technology unlocks new markets for nuclear power by offering a small, distributed, and resilient reactor system that integrates into environments where traditional nuclear plants are not viable. Target customers include:

●	Industrial operators such as data centers, mining, and heavy manufacturing, which require clean, reliable baseload power.
●	Regional utilities seeking dispatchable carbon-free energy to complement intermittent renewables.

●	Remote communities, where diesel dependency results in high energy costs.
●	Defense installations, where energy resilience is a mission-critical priority.

Deploying Gravity Reactors near the point of demand reduces transmission losses and improves grid reliability, while modular scalability enables incremental investment. By relying on proven PWR technology and LEU fuel, we ensure a lower risk profile for customers and investors, positioning the Gravity Reactor as a commercially viable, strategically important solution for the global energy transition.

Total Addressable Market

According to the Bank of America Global Energy Institute, total U.S. electricity demand is projected to grow to approximately 1,600 GW by 2035, representing a compound annual growth rate (CAGR) of roughly 2.5%. Meeting this demand will require an estimated 30 to 40 GW of new generation capacity to be added annually.

Data centers, including but not limited to those supporting AI-driven workloads, currently account for roughly 4% of total U.S. electricity demand. According to a Deloitte study, total data center power demand could grow fivefold by 2035, implying a double-digit annual growth rate. This surge reflects more than just AI adoption — it is driven by hyperscale deployments, cloud computing expansion, and growing digital infrastructure requirements across nearly every sector of the economy. As this growth accelerates, data centers are rapidly emerging as one of the most significant drivers of new U.S. electricity demand.

At the same time, the U.S. power grid faces tightening supply from the retirement of aging thermal assets. S&P Global Research estimates that coal-fired power plants are expected to retire approximately 7 GW of capacity annually over the next decade, creating additional pressure on generation capacity. These retirements, combined with rising demand, imply that annual new-build requirements could increase roughly 30% above the current 30–40 GW baseline, further heightening the urgency for rapid deployment of new, clean, and dispatchable capacity.

In addition, recent U.S. administration goals call for tripling or even quadrupling national nuclear capacity by 2050, expanding from roughly 100 GW today to between 300 and 400 GW. To achieve these targets, the nuclear sector will need to accelerate sharply, adding at least 10 GW of new nuclear capacity annually starting in the near term. This pace is far above historical norms and underscores the strategic importance of advanced nuclear technologies in meeting future U.S. power needs.

This represents a compelling opportunity. Based on our internal estimates, we currently expect to commission at least 100 reactors per year by the mid-2030s, translating to roughly 1.5 GW of new capacity annually. Even at this rate, our deployments would represent only a small fraction of total U.S. generation needs — highlighting both the magnitude of the opportunity and the scalability potential for our technology.

Our cost model forecasts a 70–80% overnight installed cost advantage compared to conventional nuclear technologies, achieving an estimated target LCOE of 5–7 cents per kWh. Combined with a six-month deployment schedule for a single reactor, our solution is uniquely positioned to address urgent and growing capacity requirements, including rapidly expanding data center demand, the replacement of retiring thermal assets, and organic load growth driven by electrification and domestic manufacturing.

We believe we are well positioned to serve the data center power segment, including through our strategic relationships with data centers, co-developers, industrial parks, and strategic partners such as Endeavour Energy. Under conservative assumptions—such as 6% annual growth in data center demand, resulting in a doubling of consumption by 2035—capturing even a small portion of incremental demand could represent a meaningful source of growth for our business. Independent forecasts that assume higher growth rates suggest there may be additional potential beyond this base case.

In summary, we view total U.S. electricity demand growth as our total addressable market and the nuclear generation segment as our serviceable addressable market. With the convergence of rapid data center growth, accelerated retirements of legacy assets, and a national mandate to scale nuclear capacity at unprecedented levels, we believe we are positioned to capture a meaningful share of one of the fastest-growing and most critical markets in the U.S. energy sector.

Stakeholder Outreach

We recognize that the successful deployment of the Gravity Reactor depends on meaningful engagement with all stakeholders, from federal and state agencies and industry partners to local communities where projects may be sited. Our approach is grounded in transparency, proactive communication, and shared economic benefit, ensuring that the Gravity Reactor is embraced not only as a technical solution but as a community asset.

Deep Fission has already begun local stakeholder and community outreach at multiple potential sites in the United States.

Engagement with Regulators and Policymakers

We work closely with the DOE and the NRC to align the Gravity Reactor with regulatory expectations for safety, licensing, and siting. Selection into the DOE nuclear Reactor Pilot Program underscores this alignment and highlights Deep Fission as a leader in the next wave of nuclear deployment. Engagement with policymakers through technical workshops, joint studies, and regulatory planning sessions ensures that Gravity Reactor commercialization advances in step with national energy goals.

Community Engagement for Reactor Sites

We are advancing multiple candidate sites for Gravity Reactor deployment, including, as part of our participation in the DOE nuclear Reactor Pilot Program, at the Great Plains Industrial Park in Parsons, Kansas. For each of these sites, community engagement is a central focus. Local stakeholders are and will be engaged early in the process including through town hall meetings, environmental and economic studies, and open forums that allow residents to provide input and raise questions.

Feedback to date indicates strong interest in the Gravity Reactor’s small surface footprint, underground safety features, and potential to create high-quality local jobs. Community members also value the opportunity to participate in shaping project benefits, including workforce training programs and infrastructure investment tied to deployment. By addressing these concerns openly and constructively, we are laying the foundation for broad-based support of pilot projects.

Ongoing Commitment

Stakeholder engagement is an ongoing priority for us. By combining community-first outreach with strong regulatory, industry, and international relationships, we are building a stakeholder ecosystem that will support both near-term demonstration projects and long-term global adoption of the Gravity Reactor.

Business Plan and Growth Strategy

We aim to provide a new approach to delivering clean, reliable energy. Our business model is structured to generate long-term revenue from the sale of electricity, supplemented by additional revenues from technology licensing and related services. We expect to utilize third-party project financing to support reactor development and deployment, which is intended to reduce the amount of capital required on our balance sheet.

We expect to generate revenue from the following sources:

1. Revenue from Electricity Sales (Project-Level Equity Participation)

For certain projects, we plan to retain an ownership interest in the project company. This would allow us to receive a share of project-level cash flows, which are expected to be driven by long-term power purchase agreements or similar offtake arrangements. In these cases, we would earn revenue as the project sells electricity to its customers.

2. Upfront Revenues

We expect to receive one-time revenues during the development and construction of individual projects, including:

●	Reactor Delivery and Integration: Revenues associated with engineering, integration, and delivery of modular reactor units manufactured by third parties.
●	EPC Support: Revenues from providing site-specific engineering, installation, commissioning, and related services.

3. Recurring Revenues

We expect to generate ongoing revenues over the operating life of each reactor, including:

●	Technology Licensing: Recurring licensing fees associated with the use of our proprietary technology.

●	Operations and Maintenance Services: Revenues from long-term reactor services such as refueling, monitoring, and regulatory support.

Target Markets

Our initial focus is on data center developers and operators, where rapidly growing AI and cloud workloads are driving demand for reliable, carbon-free baseload power. Our compact underground SMRs are designed to deliver on-site or near-site energy suited to this market, as reflected in our announced letters of intent.

As deployments scale, we expect that our technology will also appeal to utilities, industrial operators, and energy developers seeking to decarbonize portfolios and replace retiring fossil assets. In the longer term, we see significant global opportunities in regions with rising power demand and ambitious clean energy targets.

While data centers are our initial beachhead, our scalable, modular design positions us for broad cross-sector adoption across both U.S. and international markets.

Competition

The nuclear energy industry is undergoing a generational shift. Governments, utilities, and private enterprises are investing heavily in new technologies to expand clean, carbon-free baseload power and improve energy resilience.

The field has attracted both legacy players and innovative startups, resulting in an increasingly dynamic competitive environment. We monitor this landscape closely but believe that no other market participant is currently developing a reactor solution comparable to the Gravity Reactor, which combines proven PWR technology with underground emplacement in deep boreholes.

Advanced Reactor Developers

A number of companies are pursuing new forms of nuclear generation. Developers such as TerraPower, X-energy, NuScale Power, Last Energy, Oklo, and Kairos Power are advancing SMRs, microreactors, or alternative fuel cycles. These efforts span a range of approaches, including sodium-cooled fast reactors, high-temperature gas reactors, and molten salt designs. Many of these companies have secured significant venture investment or federal support, and several are engaged in active discussions with the NRC.

While these developers are actively shaping the nuclear innovation landscape, their designs rely on traditional above-ground siting models that require civil works, significant construction, and extensive security infrastructure. By contrast, our Gravity Reactor leverages deep borehole emplacement to dramatically reduce construction, enabling faster deployment, reduced surface impact, and enhanced inherent safety. In this way, although these firms are competitors in the broader advanced reactor space, their solutions are not directly comparable to our differentiated underground model.

Conventional Nuclear and Utilities

Major incumbent reactor vendors, including Westinghouse, EDF, and GE-Hitachi, remain dominant in the global nuclear market. These firms continue to develop traditional large-scale LWRs and, more recently, SMRs based on scaled-down versions of established reactor designs. Their advantages include decades of operating experience, existing customer bases, and well-developed manufacturing capabilities.

However, their solutions generally require centralized nuclear plants with substantial upfront capital expenditures, decade-long development cycles, and complex siting and permitting processes. These constraints may limit their ability to address fast moving data center developments. As a result, we view these companies as competitors for utility-scale projects but not for the distributed and rapid-deployment applications that the Gravity Reactor was designed to serve.

Research Organizations

Government laboratories, including INL, Oak Ridge National Laboratory, and Los Alamos National Laboratory play a leading role in advancing nuclear science. Their programs often focus on fuel development, thermal-hydraulic modeling, and safety case research. While these institutions explore similar technical domains, they are primarily research collaborators rather than market competitors.

Our ongoing collaboration with INL through a GAIN voucher (NE-25-36439) to model Gravity Reactor’s thermal hydraulics demonstrates the value of such partnerships. These relationships help validate Gravity Reactor’s performance and safety margins under normal and off-normal conditions while reinforcing our differentiation from private competitors.

Deep Fission’s Competitive Edge

Competitive Edge

While several companies are advancing innovative nuclear technologies, we believe Deep Fission maintains a unique competitive edge in the global market. This edge arises from the combination of proven nuclear technology, differentiated siting, rapid deployment, and integration into existing fuel supply chains.

Unique Application of Proven Technology

The Gravity Reactor is based on the pressurized water reactor platform, which accounts for the majority of nuclear reactors operating worldwide. By adapting this proven design to a borehole configuration, we offer a de-risked technology path compared to competitors pursuing novel fuels or commercially untested cooling systems. Additionally, Deep Fission is able to leverage existing deep borehole drilling technology, as well as geothermal technology for bringing hot water from the bottom of a borehole to the surface. Investors and regulators alike benefit from the familiarity of LEU fuel, which is supported by a mature global supply chain.

Inherent Safety through Underground Emplacement

Unlike above-ground SMRs, the Gravity Reactor is emplaced in deep geological formations one mile beneath the surface. This provides multiple natural safety barriers against external security threats. This safety profile not only enhances regulatory acceptance but also builds public confidence in nuclear deployment near population centers or critical infrastructure.

Rapid and Scalable Deployment

The Gravity Reactor’s modular design allows key components to be manufactured in factory settings and shipped using conventional transportation, with final assembly occurring at or near the project site before installation into pre-drilled boreholes. This approach shortens deployment timelines from years to months, making nuclear power more comparable to renewable-energy build-outs while providing the reliability of carbon-free baseload generation. Customers—whether utilities, industrial operators, or defense installations—can scale capacity incrementally by adding borehole reactors over time, reducing upfront capital requirements.

Minimal Surface Impact

The Gravity Reactor requires only a small surface footprint, limited to monitoring, control, and interconnection facilities. This contrasts sharply with large nuclear plants that require extensive exclusion zones and above-ground containment structures. The minimal surface impact enables siting in environments where conventional nuclear projects would face insurmountable permitting or community acceptance challenges.

Alignment with Existing Fuel Supply Chain

By using traditional LEU fuel assemblies, the Gravity Reactor avoids the need for entirely new enrichment, fabrication, and waste management systems. This stands in contrast to competitors pursuing TRi-structural ISOtropic particle fuel (TRISO) or other advanced fuels such as High Assay Low Enriched Uranium (HALEU), which face uncertain regulatory pathways and limited industrial production capacity. Our alignment with the existing LWR fuel cycle provides certainty in procurement, licensing, and long-term planning.

Intellectual Property and First-Mover Advantage

We have developed a proprietary conceptual design and intellectual property portfolio surrounding borehole siting, reactor module design, and underground deployment methods. We believe this creates a formidable barrier to entry for potential competitors and positions the Company as the first mover in a new category of distributed nuclear energy. While there can be no assurance that competitors will not emerge, we believe that our head start provides strategic advantages in customer relationships, regulatory engagement, and supply chain development.

Regulatory Matters

We are subject to extensive U.S. federal, state, and local laws and regulations, as well as international obligations, governing the design, construction, operation, export, and decommissioning of nuclear reactors and the use of nuclear materials. Our ability to develop and deploy our reactors depends on compliance with these regulatory frameworks, which may evolve over time.

United States Regulations

Atomic Energy Act of 1954 and Energy Reorganization Act of 1974

The Atomic Energy Act (the “AEA”) is the foundation of nuclear regulation in the United States. It establishes the framework for civilian nuclear energy, including the development, licensing, and regulation of nuclear facilities and materials. The AEA originally vested regulatory authority over commercial nuclear reactors in the Atomic Energy Commission (the “AEC”). The Energy Reorganization Act of 1974 separated the AEC’s promotional and regulatory functions by abolishing the AEC and creating two new agencies: the Nuclear Regulatory Commission (the “NRC”) and the Energy Research and Development Administration (the “ERDA”). The ERDA was later abolished in 1977, with its functions transferred to the newly formed Department of Energy (the “DOE”).

U.S. Department of Energy

Under the AEA, the DOE retains authority over research, development, and demonstration of reactors where DOE maintains ownership or sufficient control. Pursuant to Executive Order 14301 (May 23, 2025), the DOE established the Reactor Pilot Program to authorize “qualified test reactors” (defined in Section 2 of Executive Order 14301) outside of national laboratories. Deep Fission was selected by the DOE on August 12, 2025, as one of 11 projects eligible for authorization under the Reactor Pilot Program. The DOE’s authorization pathway is intended to accelerate reactor testing and demonstration. Importantly, the DOE’s authority does not extend to licensing reactors for commercial operation.

Nuclear Regulatory Commission

The NRC has exclusive authority over commercial “utilization facilities” in the United States. Current NRC regulations govern reactor design certification, combined construction and operating licenses, operating requirements, quality assurance, emergency planning, security, decommissioning, and financial assurance. The NRC also regulates the possession, packaging and transportation of nuclear material under 10 C.F.R. Parts 70 and 71, and storage of spent fuel under 10 C.F.R. Part 72. Any transition from DOE-authorized test reactors to commercial deployment requires licensing by the NRC as a “utilization facility” under 10 C.F.R. Parts 50 and 52, or potentially under additional advanced-reactor frameworks pursuant to recent congressional and executive direction.

NRC licensing under 10 C.F.R. Part 50 involves a two-step process to obtain a construction permit followed by an operating license. Licensing under 10 C.F.R. Part 52 provides a one-step combined operating license approval (“COLA”) authorizing both construction and operation. NRC regulations also provide for standard design approvals (“SDAs”), which allow applicants to obtain NRC approval of a reactor design that can be referenced later in a COLA. These frameworks remain the NRC’s primary licensing mechanisms pending completion of the modernization initiatives described under “Regulatory Modernization” and “Completed and Active Rulemakings and Guidance.”

NRC Engagement and Feedback

In March 2024, we submitted a regulatory engagement plan to the NRC. Since then, we have participated in multiple pre-application meetings and received written and verbal feedback from NRC staff on elements of our conceptual design, safety approach, and analysis methods. These interactions have included questions and observations regarding heat-transport systems, subsurface configuration, materials performance, probabilistic risk assessment methodology, and approaches to source-term evaluation. We also submitted a technical white paper to the NRC in June 2024 to support these discussions.

The Company is evaluating whether its first commercial licensing application should proceed under existing NRC regulations, such as the SDA or COLA, or under new advanced-reactor frameworks now under development as described under “Regulatory Modernization.” Since submitting our regulatory engagement plan in March 2024, we have participated in multiple pre-application meetings and have received written and verbal feedback from NRC staff on elements of our conceptual design, including heat-transport systems, subsurface configuration, materials performance, probabilistic risk assessment methodology, and source-term evaluation. This feedback is informing the scope, depth, and sequencing of any future application.

We are continuing pre-application engagement with the NRC to refine the content and timing of potential SDA or COLA submissions and to assess whether a new licensing framework, such as those under development in the Part 53 rulemaking or pursuant to Executive Order 14300, may offer a more appropriate pathway for our technology. Based on current planning assumptions, and subject to further NRC feedback, resource availability, and the results of our DOE-authorized pilot-reactor program, we do not expect to submit any commercial licensing application before late 2026. The ultimate licensing pathway and schedule will depend on the evolution of NRC regulatory modernization initiatives, the data generated under DOE oversight, and the resolution of technical questions identified during NRC pre-application engagement.

DOE Reactor Pilot Program and Impact on NRC Licensing

Our participation in the DOE Reactor Pilot Program is governed by the Other Transaction Agreement for Reactor Authorization (the “OTA”), entered into with DOE on November 17, 2025. Under the OTA, the DOE will authorize, oversee, and evaluate our deep-borehole test reactor. DOE’s review includes oversight of safety-basis development; approval of commissioning and testing milestones; and evaluation of reactor performance. The OTA does not authorize commercial operation and does not replace the need for NRC licensing.

Data and experience generated under DOE oversight, including materials data, thermal-hydraulic validation, and commissioning performance, are expected to inform the content, sequencing, and scope of any subsequent SDA or COLA submitted to the NRC. DOE authorization does not diminish the NRC’s statutory requirements for commercial licensing, and the DOE program is expected to inform how the NRC evaluates future commercial applications through the provision of technical information earlier in the licensing cycle. Completion of DOE-authorized commissioning, including demonstration of safety-related systems, is therefore expected to provide foundational data for subsequent NRC licensing submissions.

Regulatory Modernization

Existing NRC licensing frameworks were developed primarily for large light-water reactors. Several recent legislative and executive actions have directed the NRC to modernize its regulatory processes to better accommodate advanced reactors:

●	Nuclear Energy Innovation and Modernization Act (the “NEIMA”) (2019) – mandates a technology-inclusive, risk-informed, performance-based licensing framework and requires the NRC to establish and publish milestones for advanced reactor licensing activities. In response, the NRC initiated the 10 C.F.R. Part 53 rulemaking.
●	ADVANCE Act of 2024 – directs the NRC to develop microreactor-specific and performance-based regulatory strategies addressing eight topical areas, including staffing, inspections, security, emergency preparedness, transportation, and risk-informed methods. It also updates the NRC’s mission statement to explicitly recognize the national interest in enabling the deployment of nuclear energy.
●	Executive Order 14300 (May 2025) – requires the NRC to improve efficiency, transparency, and the scientific basis of its regulatory framework to establish more predictable licensing timelines.

These initiatives are expected to influence the structure, schedule, and technical requirements applicable to advanced reactors, including the Gravity Reactor.

Completed and Active Rulemakings and Guidance

Regulatory Guide 1.242 (the “Regulatory Guide”) supports a final rule that establishes performance-based requirements for emergency preparedness (“EP”) and applies to small modular reactors (“SMRs”) and non-light water reactors. The Regulatory Guide provides an alternative, performance-based EP framework with scalable emergency planning zones, available for applicants using 10 C.F.R. Parts 50 and 52. Parts 50 and 52 are the two existing licensing frameworks for nuclear power reactors under NRC regulations.

In the current NRC regulatory framework, 10 C.F.R. Parts 50 and 52 were developed primarily for licensing large light-water reactors. Pending the 10 C.F.R. Part 53 rulemaking (required under NEIMA) and additional rulemakings responsive to Executive Order 14300, Parts 50 and 52 continue to represent the principal pathways by which the NRC authorizes the siting, construction, and operation of nuclear plants. The NRC is also pursuing performance-based revisions to 10 C.F.R. Part 73 security requirements tailored to the consequence profiles of advanced reactors and intended to reduce reliance on individual exemptions.

Impact of These Regulations on Deep Fission

We believe the regulatory reforms now under consideration have the potential to reduce historic barriers to the deployment of advanced reactors such as the Gravity Reactor. For commercial deployment, we currently anticipate seeking licensing under an existing pathway in 10 C.F.R. Part 50 or Part 52, or a new advanced-reactor regulation that is in development through ongoing NRC rulemakings, and we expect to rely on the emergency preparedness final rule and, as finalized, risk-informed security alternatives appropriate to our LEU-fueled, underground pressurized water reactor design. We are monitoring the development of the Part 53 framework and related regulatory initiatives, including a new non-numbered framework under discussion, for potential benefits associated with licensing scope, review efficiency, and alignment with microreactor characteristics. We also participate in public meetings conducted pursuant to

Executive Order 14300 to inform NRC implementation and to ensure that any adjustments to underlying policy assumptions are appropriately reflected in our safety basis and licensing materials.

Environmental Laws

Our projects are subject to the National Environmental Policy Act of 1969 (“NEPA”). DOE authorization decisions under the Reactor Pilot Program constitute “major federal actions” and therefore may require preparation of an Environmental Assessment (“EA”) or Environmental Impact Statement (“EIS”). Although Executive Order 14301 (2025) directs DOE to streamline NEPA reviews consistent with law, the scope, timing, and outcome of any required environmental review remains uncertain and may affect project schedules.

In certain cases, DOE may apply a Categorical Exclusion (“CX”) under NEPA to demonstration activities. One potentially applicable CX is B3.6 – Small-scale research and development, laboratory operations, and pilot projects, which covers siting, construction, modification, operation, and decommissioning of pilot projects that are consistent with existing industrial, experimental, or commercial practices and do not involve significant hazards. If DOE determines that our demonstration project qualifies for this CX, the level of NEPA review could be reduced, thereby shortening the schedule for authorization. However, DOE retains discretion in applying CXs, and legal challenges to such determinations are possible.

To mitigate NEPA-related risk, we are pursuing the following measures:

●	Site Selection: We intend to locate our initial demonstration on sites with existing industrial use and limited environmental sensitivity, which supports eligibility for CX treatment or a streamlined EA.
●	Early Engagement: We are coordinating closely with DOE NEPA staff and proactively developing environmental baseline information to shorten review times and reduce uncertainty.
●	Adaptive Planning: Our project schedules and financing models incorporate contingency buffers to accommodate different levels of NEPA review, including the possibility of a full EIS if required.

Legal challenges to NEPA determinations are always possible, but we believe careful site selection, proactive environmental analysis, and early engagement with stakeholders substantially reduce this risk. If we transition to NRC licensing for commercial deployment, the NRC would serve as the lead agency for NEPA review under 10 C.F.R. Part 51. The NRC typically prepares an EIS for new reactor licensing actions. NEPA reviews also encompass compliance with related statutes, including the Endangered Species Act, Clean Water Act, and National Historic Preservation Act.

Occupational Radiation Protection

Worker safety under DOE-authorized operations is governed by 10 C.F.R. Part 835 (Occupational Radiation Protection). If licensed by the NRC, we would be subject to the NRC’s occupational dose limits in 10 C.F.R. Part 20. Both frameworks limit annual radiation doses to workers and require comprehensive radiation protection programs. Placing the Gravity Reactor a mile underground is designed to provide long-term passive safety by using the Earth’s deep subsurface as a natural containment system

Export Controls

The export of nuclear technology, assistance, or materials is subject to DOE regulation 10 C.F.R. Part 810 and NRC regulation 10 C.F.R. Part 110, as well as international non-proliferation agreements. Our technology may be subject to export restrictions requiring DOE or NRC authorization, and unfavorable changes in U.S. export control laws or licensing policies could limit our ability to market reactors abroad. To mitigate this risk, we are prioritizing engagement with U.S. agencies at an early stage, focusing initial export opportunities on allied nations with existing civil nuclear cooperation agreements, and designing our reactors to use standard LEU fuel, which presents lower nonproliferation concerns than alternative fuels. We also intend to establish a comprehensive export compliance program to manage authorizations efficiently. Moreover, our domestic deployment opportunities under the DOE Reactor Pilot Program may provide a self-standing pathway to near-term revenue, reducing our reliance on international markets.

International Regulations

On an international level, the IAEA publishes safety standards and guidance for nuclear facilities, which influence national regulatory regimes. In the European Union, directives such as the 2013/59/Euratom Basic Safety Standards Directive and the 2011/70/Euratom Radioactive Waste and Spent Fuel Directive establish common requirements for nuclear safety and waste management. Export of U.S. nuclear technology also must comply with bilateral nuclear cooperation agreements between the United States and partner countries.

Intellectual Property

We rely on a combination of patents, patent applications, trademarks, trade secrets, and contractual protections to safeguard our technology and maintain our competitive position. As of the date of this prospectus, our portfolio consists of one issued U.S. patent and 24 pending patent applications, including:

●	1 U.S. non-provisional applications;
●	5 U.S. provisional applications;
●	4 Patent Cooperation Treaty (“PCT”) applications; and
●	15 foreign applications filed in multiple jurisdictions, including Europe and Asia

Our issued U.S. patent (U.S. Patent No. 12,469,612) is expected to provide protection until approximately November 2043, subject to potential adjustments and the payment of maintenance fees.

We believe that our intellectual property portfolio contributes to our competitive position, particularly with respect to our approach to the deployment of nuclear power. We seek to protect our intellectual property through patent, trademark, and trade secret laws in the United States and foreign jurisdictions, as well as through confidentiality and contractual protections. Unpatented research, development, know-how, and engineering expertise also contribute meaningfully to our business. We pursue patent protection when it aligns with our broader strategy for safeguarding intellectual property.

Patent Portfolio Overview

The table below summarizes our material patent families relating to the design, safety systems, subsurface emplacement, thermal-hydraulic performance, drilling methods, and other core components of the Gravity Reactor platform. Patent families include U.S. and foreign applications derived from a common priority filing. All patents and patent applications in our portfolio are owned directly by the Company, and we do not license any material intellectual property from third parties.

Technology Area	Protection Type	Status	Jurisdiction	Estimated Expiration
Deep subsurface reactor emplacement and borehole design	U.S. utility patent and U.S foreign patent pending	Issued as U.S. Patent No.12,469,612	U.S., Europe, Asia	2043
Reactor module configuration, thermal-hydraulic systems, and passive safety features	Non-provisional and foreign applications	Pending	U.S., Europe, Asia	2044–2046 (estimated)
Drilling, casing, and emplacement techniques for nuclear applications	U.S. provisional, PCT, and foreign applications	Pending	U.S., PCT, select foreign	2045–2046 (estimated)
Instrumentation, control, and monitoring systems for deep-borehole reactors	U.S. and foreign applications	Pending	U.S., PCT	2044–2046 (estimated)
Heat extraction and surface power-conversion interface systems	U.S. and foreign applications	Pending	U.S., PCT	2046 (estimated)

We believe that these patent families, together with our trade secrets and engineering know-how, help create barriers to entry for competitors seeking to replicate aspects of our reactor design, deep subsurface architecture, or deployment model.

Strategy for Protecting Intellectual Property

Our intellectual property strategy focuses on:

●	protecting innovations related to safety, deployment speed, cost efficiency, and manufacturability;
●	maintaining trade secrets related to design methods, modeling tools, safety analyses, and engineering processes;
●	filing patent applications in jurisdictions where we anticipate future commercial activity or manufacturing; and
●	continuously reviewing our portfolio for opportunities to file additional applications as development progresses

Unpatented know-how—including reactor modeling, safety analysis, drilling expertise, and systems engineering—forms an important component of our competitive position and is protected through internal controls, confidentiality obligations, and other contractual measures.

Confidentiality and Assignment Obligations

All employees, consultants, and contractors with access to proprietary information are required to sign non-disclosure and invention-assignment agreements. We also use non-disclosure agreements when engaging with potential commercial partners, suppliers, and government agencies. These protections help ensure that rights to our proprietary technology, data, and inventions remain with the Company.

Employees

As of the date of this prospectus, we had 44 employees and 11 consultants who help maximize our research and development activities around the Gravity Reactor design. All our staff and consultants work with a combination of remote and in-person activities across various time zones. Currently, all our employees are located in the United States. By primary job function, the majority of employees hold engineering positions, and the remainder have traditional enterprise roles in business development, legal, public relations, or other administrative roles. None of our employees are represented by a labor union or covered by a collective bargaining agreement. We value and support hiring exceptional talent to develop our core technology and drive our business growth and strive to meet these objectives by offering competitive pay and benefits in a diverse, inclusive, and safe workplace.

Competitive Pay and Benefits

We provide compensation and benefits packages that are competitive within our industry, offering a combination of cash and equity compensation, among other benefits, to attract, motivate and retain employees, including retirement programs, paid time off and health and health benefits.

Employee Recruitment, Retention, and Development

We believe our unique corporate culture, competitive compensation and benefits programs, and career growth and development opportunities promote longer employee tenure and reduce turnover. We have enjoyed high employee retention since our inception and monitor employee turnover rates as our success depends upon retaining and investing in its highly skilled technical staff.

Property

We do not currently own any real property. We operate in a decentralized fashion for our corporate, administrative, and engineering functions, with most employees working remotely and with in-person activities conducted as needed.

In connection with our participation in the DOE Nuclear Reactor Pilot Program, we have announced plans to locate our planned pilot reactor at Great Plains Industrial Park in Parsons, Kansas. On February 9, 2026, we executed a long-term lease for land at this site.

Our business model contemplates deploying additional reactors at other locations over time. We expect that these deployments will require us to enter into additional leases or other site-control arrangements, and there can be no assurance that suitable sites will be available on commercially reasonable terms, or at all.

We believe our current operating arrangements are adequate for our present needs and that, if required, suitable additional or alternative space will be available to support our operations.

Litigation

From time to time, we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are not aware of any pending legal proceedings, notices, citations, or requests for any corrective action by any state or federal court, local, state, or federal government agency or body to which we are a party.

In April 2025, we joined as a plaintiff in a federal lawsuit filed in the U.S. District Court for the Eastern District of Texas, State of Texas et al. v. U.S. Nuclear Regulatory Commission (Case No. 6:24-cv-00507). The lawsuit challenges the NRC’s interpretation and application of certain licensing regulations under the Atomic Energy Act, including the NRC’s longstanding definition of “utilization facility.” The complaint seeks declaratory and injunctive relief requiring the NRC to revise its licensing framework and undertake new rulemaking under the Administrative Procedure Act.

The case remains in its early stages, and no substantive rulings have been issued. We cannot predict the outcome of this proceeding or the potential impact it may have on federal or state regulatory processes applicable to advanced reactor technologies or on the timing or evaluation of any future applications we may submit to the NRC.

Available Information

Our website is www.deepfission.com. We can be contacted at info@deepfission.com. The Company is subject to the informational requirements of the Exchange Act and file or furnish reports, proxy statements, and other information with the SEC. Such reports and other information filed by us with the SEC will be available free of charge at www.deepfission.com when such reports are available on the SEC’s website. The SEC maintains a website that contains reports, proxy and information statements, and other information that issuers file electronically with the SEC at www.sec.gov. The contents of the websites referred to above are not incorporated into this prospectus. Further, our references to the URLs for these websites are intended to be inactive textual references only.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the audited financial statements for the years ended December 31, 2024 and 2023 as well as the unaudited interim condensed financial statements for the nine months ended September 30, 2025 and 2024 and the related notes thereto, included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements involving risks and uncertainties as described under the heading “Forward-Looking Statements” elsewhere in this prospectus. You should review the section titled “Risk Factors” in this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements and could otherwise affect our intended plans of operations.

Overview

Deep Fission’s pioneering design combines proven PWR technology with novel emplacement - 1-mile below the Earth’s surface. Our reactor, the “Gravity Reactor” uses the Earth’s deep subsurface as a natural containment system—eliminating the need for expensive surface shielding. The natural pressure from the column of water above the reactor provides the pressure required, reducing the need for complex and expensive pressure systems. The borehole water can also serve as a source of cooling for the reactor. These features of the Gravity Reactor significantly reduce plant costs compared to other LWR designs. Unlike traditional builds that require massive amounts of concrete and steel, Gravity Reactors leverage natural gravity and geology to provide containment and safety.

The Gravity Reactor system is designed to scale modularly: individual units produce 15 MWe, and by clustering boreholes, we can deliver power installations of 1.5 GW or more for hyperscale data centers and other customers. This makes the platform uniquely suited to meet the rapidly growing demand for power from AI workloads, energy-intense manufacturing, and energy-constrained regions. With site flexibility and no above-ground reactor visibility, Gravity Reactors overcome many of the siting and public acceptance challenges facing traditional nuclear power solutions. This innovation is expected to enable grid-scale nuclear deployments in just six months, turning what was once a multi-year construction process into a repeatable infrastructure product.

The Merger

On the Closing Date, Surfside, Acquisition Sub and Legacy Deep Fission entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement, on the Closing Date, Acquisition Sub merged with and into Legacy Deep Fission, with Legacy Deep Fission continuing as the surviving corporation. As a result of the Merger, Legacy Deep Fission became our wholly owned subsidiary and will continue its existing business operations. Additionally, we changed our name to Deep Fission, Inc. and will continue to be a public reporting company.

On the Closing Date, we issued 38,538,922 shares of our common stock to existing holders of Legacy Deep Fission common stock. We also reserved a total of 9,500,882 shares of our common stock under the 2025 EIP for future issuances of equity awards at the discretion of our Board to officers, employees, consultants and directors and reserved 1,000,000 shares of our common stock under the 2025 ESPP for future purchase by employees. Surfside’s existing stockholders continued to hold an aggregate of 2,166,667 Retained Pre-Merger Shares, and on the Closing Date we also issued 85,000 Advisor Shares to an accredited investor in consideration for services rendered in connection with the Merger.

The 2025 Private Placement

Concurrently with the consummation of the Merger, the Company also issued and sold 10,000,000 shares of our common stock in the 2025 Private Placement to certain accredited and institutional investors at a purchase price of $3.00 per share.

The 2026 Private Placement

On February 5, 2026, the Company issued and sold 5,333,333 shares of our common stock in a private placement to certain accredited and institutional investors at a purchase price of $15.00 per share.

Accounting Considerations

The historical financial statements and related footnotes included in this prospectus for Deep Fission, Inc. include descriptions of Legacy Deep Fission’s previously outstanding common stock; however, in connection with the Merger, all shares of Legacy Deep Fission common stock were converted into shares of our common stock. See “The Merger” and “The 2025 Private Placement” above for detailed information regarding the Transactions and the related conversion of the shares of Legacy Deep Fission’s common stock.

For financial reporting purposes, the Merger was treated as a recapitalization and reverse acquisition. Legacy Deep Fission is considered the acquirer for accounting purposes, meaning that the historical financial results of Legacy Deep Fission prior to the Merger are considered our historical financial results under applicable accounting principles. Thus, a discussion of the past financial results of Surfside is not pertinent.

Background

We were established to provide a first-of-its-kind solution of developing a Gravity Reactor placed one mile underground to deliver clean, secure, and low-cost electricity. We are focused on developing, demonstrating and deploying our Gravity Reactor technology and have made progress in achieving milestones toward eventual commercialization of our Gravity Reactor, the most significant of which was selection by the DOE in August 2025 for participation in the nuclear Reactor Pilot Program.

To date our activities have consisted of developing our Gravity Reactor technology. We have also established a network of strategic supply chain partnerships to support the development and commercialization of Deep Fission’s advanced nuclear technologies. In addition, we have engaged in discussions with hyper-scalers, large data center operators, industrial sites, and utilities – and have signed multiple letters of intent relating to potential commercial agreements and strategic partnerships. We have not yet entered into a binding agreement with any customer, and there is no guarantee that we will be able to do so in the future.

Our activities are subject to significant risks and uncertainties, including the possibility that we may be unable to secure sufficient funding to sustain operations until our applications are approved by the NRC, commercialization is achieved, and customers are secured.

Our leadership team has a combined 100+ years of direct experience with nuclear solutions and engineering, government and community engagement and global strategy development. Our advisory board includes preeminent experts and Nobel laureates in physics, nuclear science, technology and policy, as well as business leaders and entrepreneurs. We believe that the depth of our expertise and our technology solutions uniquely position us to deliver a safer, faster and low-cost alternative to convention nuclear energy.

Our Intended Business

As described under “Description of Business,” our business model is designed to generate (i) upfront revenues from engineering, integration, and EPC support; (ii) recurring revenues from technology licensing and operations and maintenance services; and (iii) potential project-level cash flows from electricity sales under long-term power purchase agreements for projects in which we retain an ownership interest. Because we have not yet commercialized a Gravity Reactor, none of these revenue streams have begun to materialize and are not reflected in our historical results.

Components of Results of Operations

Operating Expenses

General and administrative expenses primarily consist of costs associated with administrative staff salaries, facilities, utilities, insurance, marketing and advertising, stock-based compensation, legal fees and other office expenses related to our business functions.

Research and development (“R&D”) expenses primarily represent costs incurred to develop our technology. These costs consist of personnel costs, including salaries, employee benefit costs, bonuses and stock-based compensation expenses, software costs, computing costs, hardware and experimental supplies, and expenses for outside engineering contractors for analytical work and consulting costs. We expense all R&D costs in the periods in which they are incurred.

Other Non-Operating Income (Expense)

Other non-operating income (expense) consists primarily of change in fair value of SAFE Notes, interest income, interest expenses, and other miscellaneous expenses.

Results of Operations

Comparison of the Nine Months Ended September 30, 2025 and 2024

The following table sets forth our summarized financial information for the periods indicated:

	Nine Months Ended September 30,
	2025	2024	$ Change
Operating expenses
General and administrative expenses	$9,419,196	$1,238,686	$8,180,510
Research and development expenses	2,884,538	355,408	2,529,130
Operating expenses	12,303,734	1,594,094	10,709,640
Operating loss	(12,303,734)	(1,594,094)	(10,709,640)

Other non-operating income (expense)
Interest income	14,322	20,330	(6,008)
Change in fair value of SAFE notes	(35,239,799)	(2,500,000)	(32,739,799)
Other income (expense), net	1,868	(350)	2,218
Total non-operating income (expense)	(35,223,609)	(2,480,020)	(32,743,589)

Net Loss	$(47,527,343)	$(4,074,114)	$(43,453,229)

Operating Expenses

General and administrative expenses increased by $8.2 million for the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024. The increase in general and administrative expenses was primarily attributable to an increase in the number of employees, which resulted in increase in salary and stock-based compensation expense, as well as increased legal, benefits, and marketing costs.

Research and development expenses increased by $2.5 million for the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024. The increase in research and development expenses was primarily attributable to the increase in salary and benefits corresponding with our increase in headcount, as well as increased consulting fees paid to our advisors.

Other Non-Operating Income (Expense)

Other non-operating income (expense) increased by $32.7 million for the nine months ended September 30, 2025, compared to the nine months ended September 30, 2024, largely due to increase in the fair value of the SAFE Notes, which converted into common stock as a result of the Merger.

Comparison of the Year Ended December 31, 2024 and Period From July 17, 2023 (Inception) through December 31, 2023

The following table sets forth our historical statements of operations data for the periods indicated:

		For the
		Period From
		July 17,
		2023
	For the Year	(Inception)
	Ended	Through
	December 31,	December 31,
	2024	2023	$ Change
Operating expenses
General and administrative expenses	$2,419,009	$36,041	$2,382,968
Research and development expenses	643,642	47,220	596,422
Operating expenses	3,062,651	83,261	2,979,390
Operating loss	(3,062,651)	(83,261)	(2,979,390)

Other non-operating income (expense)
Interest income	20,331	26	20,305
Change in fair value of SAFE notes	(4,987,665)	(547,000)	(4,440,665)
Other income	749	—	749
Total non-operating income (expense)	(4,966,585)	(546,974)	(4,419,611)
Net loss	$(8,029,236)	$(630,235)	$(7,399,001)

Operating Expenses

General and administrative expenses increased by $2.4 million for 2024 compared to 2023. The increase in general and administrative expenses was primarily attributable to an increase in the number of employees, as well as increased legal, benefits, travel and marketing costs.

Research and development expenses increased by $596 thousand for 2024 compared to 2023. The increase in research and development expenses is primarily attributable to the increase in salary and benefits corresponding with our increase in headcount, as well as increased consulting fees paid to our advisors.

Other Non-Operating Income (Expense)

Other non-operating income (expense) increased by $4.4 million for 2024 compared to 2023, primarily due to the change in fair value of SAFE Notes.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily through the issuance and sale of our equity securities. Our primary requirements for liquidity and capital are to finance working capital and capital expenditures associated with operating and managing the company, as well as for general corporate purposes. As of September 30, 2025, our principal source of liquidity was our cash balance of $30.2 million, and we anticipate that future sources of liquidity will principally come from sales of common stock and other equity instruments. Since our inception, we have generated significant operating losses as reflected in our accumulated deficit of $56.2 million as of September 30, 2025. We also generated a positive cash flow of $23.5 million for the nine months ended September 30, 2025.

We expect to use the approximately $76.0 million of net proceeds from the 2026 Private Placement for general working capital and corporate purposes, including towards the engineering, research and development of our first pilot nuclear reactor and related technologies. A portion of the net proceeds will also be used to cover management, overhead, legal and accounting fees and expenses relating to the 2026 Private Placement and could include potential acquisitions of complementary businesses or assets (though none is currently contemplated). Based on our expectation of continued operating losses for at least the near term, we anticipate our existing cash, together with net proceeds from the 2026 Private Placement, will not be sufficient to operate our business for the next twelve months. Accordingly, we determined that there is substantial doubt about our ability to continue as a going concern. In order to continue to operate our business beyond that time, we will need to raise substantial additional capital. Our independent registered public accounting firm included an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. We are actively evaluating potential financing sources available to us, but there can be no assurance that financing will be available on terms acceptable to us, on a timely basis, or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of common stockholders. However, our management team will have broad discretion in making strategic decisions to execute our growth plans, and there can be no assurance that management’s decisions will result in successful achievement of our business objectives. In addition, our estimate as to the sufficiency of our current cash, cash equivalents and short-term investments and our current operating plan as discussed above are based on assumptions that may prove to be wrong, and we could deplete our capital resources sooner than we currently anticipate.

Cash Flows

Nine months ended September 30, 2025 and 2024

As of September 30, 2025, our cash and cash equivalents were $30.2 million. The following table shows a summary of our cash flows for the periods presented:

	Nine	Nine
	Months	Months
	Ended	Ended
	September 30,	September 30,
	2025	2024	$ Change
Net cash used in operating activities	$(6,496,306)	$(1,403,251)	$(5,093,055)
Net cash used in investing activities	(28,704)	(2,436)	(26,268)
Net cash provided by financing activities	30,038,046	4,485,393	25,552,653
Net increase (decrease) in cash	23,513,036	3,079,706	20,433,330
Cash, beginning of period	6,728,895	945,802	5,783,093
Cash, end of period	$30,241,931	$4,025,508	$26,216,423

Operating Activities

Net cash used in operating activities increased by $5.1 million, to $6.5 million for the nine months ended September 30, 2025 compared to the net cash used in operating activities of $1.4 million for the nine months ended September 30, 2024. The increase in net cash used in operating activities was primarily attributable to increased net losses, changes in working capital, including accounts payable, and other current liabilities.

Investing Activities

Net cash used in investing activities increased by $26 thousand, to $29 thousand for the nine months ended September 30, 2025. The increase was driven by additions by the Company to property and equipment.

Financing Activities

Net cash provided by financing activities increased by $25.6 million, to $30.0 million for the nine months ended September 30, 2025 compared to the net cash provided by financing activities of $4.5 million for the nine months ended September 30, 2024. The increase in net cash provided by financing activities was primarily attributable to the 2025 Private Placement of $30.0 million and additional issuances of SAFE Notes.

Year Ended December 31, 2024 and Period From July 17, 2023 (Inception) through December 31, 2023

As of December 31, 2024, our cash and cash equivalents were $6.7 million. The following table shows a summary of our cash flows for the periods presented:

		For the
		Period From
		July 17,
		2023
	For the Year	(Inception)
	Ended	Through
	December 31,	December 31,
	2024	2023	$ Change
Net cash used in operating activities	$(2,789,642)	$(64,241)	$(2,725,401)
Net cash used in investing activities	(2,657)	—	(2,657)
Net cash provided by financing activities	8,575,392	1,010,043	7,565,349
Net increase (decrease) in cash	$5,783,093	$945,802	$4,837,291
Cash, beginning of period	945,802	—	945,802
Cash, end of period	$6,728,895	$945,802	$5,783,093

Operating Activities

Net cash used in operating activities increased by $2.7 million, to $2.8 million for 2024 compared to the net cash used in operating activities of $64 thousand for 2023. The increase in operating cash outflow was primarily attributable to the increased operation costs resulting from an increase in the number of employees.

Investing Activities

Net cash used in investing activities increased by $3 thousand, from zero in 2023 compared to $3 thousand in net cash used in investing activities for 2024. The increase was driven by additions to property and equipment.

Financing Activities

Net cash provided by financing activities increased by $7.6 million, to $8.6 million for 2024 compared to the net cash provided by financing activities of $1.0 million for 2023. The increase in net cash provided by financing activities was primarily attributable to the issuance of SAFE Notes for proceeds of $8.6 million in the current period.

Contractual Obligations and Commitments

As of September 30, 2025 and December 31, 2024, we did not have any material contractual obligations or commitments.

Off-Balance Sheet Transactions

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with entities or financial partnerships, such as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Our financial statements and the related notes thereto included in this prospectus are prepared in accordance with United States generally accepted accounting principles. The preparation of financial statements also requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. These estimates are developed based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operation, and cash flows will be affected. We believe that the accounting policies described below involve a greater degree of judgment and complexity. Accordingly, these are the estimates we believe are most critical to aid in fully understanding and evaluating our financial condition, results of operations and future performance. We have described our significant accounting policies within Note 2 to our audited financial statements included in this prospectus.

SAFE Notes

The Company has issued SAFE Notes in exchange for cash financing. The Company has accounted for its SAFE Notes as derivatives under the FASB ASC 815-40 and ASC 815-10 and presented them as long-term liabilities in the accompanying condensed balance sheets. If any changes in the fair value of the SAFEs occur, the Company will record such changes through earnings.

Stock-Based Compensation

We account for stock-based compensation in accordance with ASC 718, Compensation-Stock Compensation. We measure all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognize compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. We have historically been a private company and lack company-specific historical information for its stock. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expenses could be materially different for future awards.

Recent Accounting Pronouncements

A discussion of recently issued accounting pronouncements and recently adopted accounting pronouncements is included in Note 2 to our financial statements under the heading “Summary of Significant Accounting Policies.”

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors as of February 6, 2026:

Name	Age	Positions
Elizabeth Muller	47	Chair of the Board (Class III); President and Chief Executive Officer
Richard A. Muller	82	Chief Technology Officer
William (Mark) Schmitz	74	Chief Financial Officer
Michael Brasel	50	Chief Operating Officer
Jon Gordon	51	General Counsel & Secretary
Blake Janover	43	Director (Class I)
Leslie Goldman Tepper	59	Director (Class I)
Jonathon Angell	54	Director (Class II)
Thomas Glanville	67	Director (Class II)

Executive Officers

Elizabeth Muller is the Co-Founder, Chair of the Board (Class III), President and Chief Executive Officer of Deep Fission, a role she has held since March 2024. She is also the co-founder of Deep Isolation, a nuclear waste disposal company, and has served as the chair of Deep Isolation’s board of directors since its inception in 2016 and as an executive advisor since June 2024. Previously, Ms. Muller served as the chief executive officer of Deep Isolation from 2016 until June 2024. Ms. Muller was also formerly an Executive Director of Berkeley Earth, a director at Gov3, and a Policy Advisor at the Organization for Economic Co-Operation and Development (OECD). Ms. Muller is also a co-author of several of Deep Isolation’s patents. Ms. Muller holds a degree in mathematics from the University of California, San Diego, and a master’s degree in business from ESCP Business School in Paris.

We believe Ms. Muller is qualified to serve on our Board due to her direct and sustained leadership experience as the co-founder and former CEO of Deep Isolation, guiding it through its formative stages and into the public markets. In addition, her deep institutional knowledge of the Company, combined with her prior service on multiple corporate boards, provides both strategic insight and governance experience. Ms. Muller also brings environmental, technical, and policy expertise and extensive experience in leadership and operations.

Dr. Richard A. Muller is the Co-Founder and Chief Technology Officer of Deep Fission, a role he has held since March 2024. Previously, Dr. Muller served as the chief executive officer of Deep Fission from June 2023 to March 2024. He is also the co-founder of Deep Isolation. Dr. Muller is a Professor of Physics emeritus at the University of California, Berkeley. He is also a prolific inventor (over 80 patents issued) and has written more than 100 scientific articles in peer-reviewed journals. Dr. Muller’s academic research has led to numerous awards, including a MacArthur Prize, the National Science Foundation Alan T. Waterman Award, the Breakthrough Prize, and election to the American Academy of Arts and Sciences. In addition, Dr. Muller has won numerous awards for excellence in teaching and authored ten books, including Physics for Future Presidents and Energy for Future Presidents. Dr. Muller was a member of JASON, an independent scientific advisory group that provides consulting services to the U.S. government on matters of defense science and technology, for 34 years. Dr. Muller received his A.B. degree from Columbia University and his Ph.D. at the University of California, Berkeley.

William (Mark) Schmitz is the Chief Financial Officer of Deep Fission, a role he has had since August 2025. Mr. Schmitz has over forty years of experience as a finance professional in the energy technology, automotive, life safety, banking, and manufacturing industries. Mr. Schmitz previously served as Chief Financial Officer of Gru Energy Lab, Inc. from May 2021 until April 2024, Chief Financial Officer of Itron, Inc. from September 2014 until April 2017, and Chief Financial Officer of Alghanim Industries from April 2009 until December 2013. He has also served as Chief Financial Officer of Goodyear and Plug Power and has held positions based in China, Brazil, the U.K., and the Middle East. Mr. Schmitz is experienced at scaling growth-oriented companies and preparing them for public company reporting. Mr. Schmitz has undergraduate and M.B.A. degrees from The Ohio State University.

Michael Brasel has served as Chief Operating Officer of Deep Fission since October 2025 and previously served as Vice President of Nuclear Programs from December 2024 to October 2025. Before joining Deep Fission, Mr. Brasel worked at NuScale Power in successive senior operations and supply-chain leadership roles from April 2012 to March 2024, most recently as Senior Director. Prior to NuScale, he served at Dairyland Power Cooperative from February 2002 to March 2012, including as Plant Manager of the La Crosse Boiling Water Reactor from January 2009 to March 2012. Mr. Brasel is a former U.S. Navy Nuclear Operator–Electrician and completed Naval Nuclear Power School. He holds engineering and business degrees from Old Dominion University and the University of Wisconsin–La Crosse.

Jon Gordon has served as General Counsel and Secretary of Deep Fission since October 2025. Before joining Deep Fission, he served as General Counsel and Chief Commercial Officer of a hydrogen-electrolyzer company from June 2024 to September 2025. From November 2019 to June 2024, he was Co-Founder, General Counsel and Head of Partnerships and Government Affairs of Universal Hydrogen, a developer of hydrogen-powered aircraft and fueling systems. Prior to that, Mr. Gordon was Deputy General Counsel for Technology and Digital at United Technologies (now Raytheon Technologies), and earlier in his career he practiced M&A and securities law at Cravath, Swaine & Moore and Wachtell, Lipton, Rosen & Katz. Mr. Gordon earned both his B.A. and J.D. from the University of Chicago.

Directors

Blake E. Janover — Director (Class I)

Mr. Janover serves as a member of the Audit Committee and the Nominating & Governance Committee. He is the Founder, Chief Executive Officer, President and Chairman of the Board of Janover Inc., a commercial real estate and financial technology company he founded in 2018. Mr. Janover also serves on the boards of DeFi Development Corp. and Soulpower Acquisition Corporation (where he is the chair of the governance committee and is a member of the audit and compensation committees). Mr. Janover has more than 15 years of experience as an entrepreneur and operator in multifamily and commercial real estate finance, business financing, and technology. Prior to founding Janover Inc., Mr. Janover served as a consultant on a variety of multifamily and commercial real estate finance projects and was a partner in a large apartment development in Miami. Earlier in his career, he founded and operated a mortgage brokerage that later became a correspondent lender and subsequently a direct lender in the residential and commercial real estate markets. Mr. Janover has overseen underwriting, origination, and advisory services across commercial, multifamily, and residential real estate transactions. He holds a bachelor’s degree in business administration. We believe Mr. Janover is qualified to serve as a director due to his extensive experience in real estate finance, capital formation, and leadership of technology-enabled businesses.

Leslie Goldman Tepper — Director (Class I)

Ms. Goldman Tepper serves as Chair of the Nominating & Governance Committee and as a member of the Compensation Committee. She is Principal of LGT Seven Enterprises, a position she has held since 2019, and she formerly co-founded and served as a General Partner of The Artemis Fund from 2019 to 2024. She also serves on the boards of Deep Isolation Nuclear, Inc., Titan Acquisition Corp. (where she is a member of the audit and compensation committees), and Berkeley Earth. Ms. Goldman Tepper has significant experience helping private companies obtain funding and scale, has served on the boards and advisory boards of several early- and growth-stage companies, and is an active member of the National Association of Corporate Directors, where she frequently speaks on governance matters. Earlier in her career, she served as General Counsel of Fisher HealthCare and as in-house counsel for Waste Management. She holds degrees from Yale University, the University of New South Wales, and Fordham University School of Law. We believe Ms. Goldman Tepper is qualified to serve as a director due to her extensive board experience, governance expertise, and background investing in and scaling early-stage companies.

Jonathon Angell — Director (Class II)

Mr. Angell serves as Chair of the Compensation Committee and as a member of the Nominating & Governance Committee. He is the Chief Executive Officer of Angell Investments and has previously served as Chief Financial Officer and Strategic Advisor to Deep Fission. He also serves as a director and Audit Committee Chair of Deep Isolation Nuclear, Inc. Mr. Angell has more than 20 years of experience advising companies ranging from startups to Fortune 500 enterprises and has worked on corporate strategy initiatives for companies including Hitachi, Toyota, General Motors, Philips, Merrill Lynch, and Ubisoft. He is a Certified Public Accountant, Certified Financial Manager, Certified Information Systems Auditor, and Certified Management Accountant, and he previously served as Deep Fission’s first Chief Financial Officer, where he helped shape its financial structure and led its largest acquisition. He holds a B.A. from Whitman College and an M.B.A. from Heriot-Watt University. We believe Mr. Angell is qualified to serve as a director because of his financial expertise, prior executive experience with the Company, strategic advisory background, and extensive audit committee and board leadership experience.

Thomas S. Glanville — Director (Class II)

Mr. Glanville serves as Chair of the Audit Committee and as a member of the Compensation Committee. He is the managing partner of Eschelon Advisors, LP, and its affiliates, providing energy and private equity investment and advisory services, a position he has held for more than five years. Mr. Glanville currently serves on the boards of directors of the privately held oil and gas exploration and production companies Crescent Pass Energy Holdings, L.L.C. and Strand Energy, L.L.C., and since 2021 has served on the board of Enchant Energy Corporation, a private company developing carbon capture projects, where he currently serves as Vice Chair. Previously, Mr. Glanville served from 2001 to 2022 as a director of Itron, Inc., a publicly traded technology and services company dedicated to the efficient use of energy and water, where he served as Chair of the Audit/Finance Committee and as a member of the Compensation and Corporate Governance Committees. Earlier in his career, he served as Vice President of Technology and New Ventures for Reliant Energy, Inc. and its affiliate, Reliant Resources, Inc. Mr. Glanville also served as Chairman of the Texas Tri-Cities branch (Houston, Austin, and San Antonio) of the National Association of Corporate Directors from 2011 to 2016. He holds a Master of Science degree in Mineral Economics from the Colorado School of Mines and a Bachelor of Arts degree in Economics from the University of Virginia. We believe Mr. Glanville is qualified to serve as a director due to his extensive experience in energy and infrastructure, his financial and audit committee expertise, and his long tenure serving on the board of a public company.

Corporate Governance

Board Composition

As of the date of this prospectus, our Board of Directors consists of five members: Elizabeth A. Muller (Chair), Leslie Goldman Tepper, Jonathon Angell, Blake E. Janover, and Thomas S. Glanville.

Richard A. Muller resigned from the Board of Directors on November 7, 2025 and now serves exclusively as our Chief Technology Officer.

Classified Board of Directors

We have a classified Board of Directors divided into three staggered classes—Class I, Class II, and Class III—with each class serving a three-year term. One class of directors is elected at each annual meeting of stockholders.

Our directors are currently assigned to the following classes:

●	Class I: Leslie Goldman Tepper and Blake E. Janover, whose terms expires at the 2026 annual meeting of stockholders.
●	Class II: Jonathon Angell and Thomas S. Glanville, whose terms expires at the 2027 annual meeting of stockholders.
●	Class III: Elizabeth A. Muller, whose term expires at the 2028 annual meeting of stockholders.

Each director serves until the election and qualification of their successor or until earlier death, resignation, disqualification, or removal. Under our amended and restated certificate of incorporation and bylaws, only the Board may fill vacancies on the Board, subject to the rights of any preferred stockholders. Any increase or decrease in the number of directors will be apportioned among the classes to maintain a balanced structure as nearly as possible.

The classified Board structure may delay or prevent a change in control of Deep Fission.

Director Independence

Although our common stock is not listed on a national securities exchange, we evaluated the independence of our directors using the independence standards of the Nasdaq Marketplace Rules, which we follow voluntarily.

Following this review, our Board determined that:

●	Leslie Goldman Tepper, Blake E. Janover and Thomas S. Glanville are independent under Nasdaq independence standards.
●	Elizabeth A. Muller is not independent, due to her role as President and Chief Executive Officer.
●	Jonathon Angell is not independent under Nasdaq rules due to his prior service as an officer of the Company, although he qualifies as a non-employee director for purposes of Rule 16b-3.

In reaching these determinations, the Board considered information regarding each director’s professional and personal relationships, prior interactions with the Company, and beneficial ownership of Company securities.

Family Relationships

Elizabeth A. Muller, our President and Chief Executive Officer and Chair of the Board, is the daughter of Richard A. Muller, our Chief Technology Officer.

There are no other family relationships among our directors or executive officers.

Committees of the Board of Directors

The Board has established the following standing committees:

●	Audit Committee
o	Chair: Thomas S. Glanville
o	Members: Leslie Goldman Tepper and Blake E. Janover
●	Nominating & Governance Committee
o	Chair: Leslie Goldman Tepper
o	Member: Jonathon Angell and Blake E. Janover
●	Compensation Committee
o	Chair: Jonathon Angell
o	Member: Leslie Goldman Tepper and Thomas S. Glanville

EXECUTIVE AND DIRECTOR COMPENSATION

This section describes the compensation of our named executive officers and non-employee directors for the fiscal year ended December 31, 2025. The discussion below includes compensation arrangements of Legacy Deep Fission prior to the consummation of the Merger with Surfside and compensation arrangements of Deep Fission following the Merger, to the extent applicable, as well as compensation arrangements of Surfside.

For purposes of this disclosure, references to “named executive officers” are to those individuals who served as executive officers during the fiscal year ended December 31, 2025 and whose compensation is required to be disclosed pursuant to Item 402 of Regulation S-K.

2025 Summary Compensation Table

The following table sets forth information concerning the compensation earned by or paid to the named executive officers of Legacy Deep Fission, Deep Fission and Surfside for the fiscal year ended December 31, 2025 and, if applicable, for the immediately prior fiscal year.

				Stock	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(1)	($)		($)
Elizabeth Muller	2025	$404,261	$60,000	$3,934,069	$2,620,582	$—		$7,018,912
President and Chief Executive Officer	2024	400,000	80,000	61,005	—	—		541,005
Richard Muller, Ph.D.	2025	300,000	90,000	—	1,289,635	—		1,679,635
Chief Technology Officer	2024	300,000	160,000	89,068	—	—		549,068
Michael Brasel	2025	242,898	72,500	89,378	255,570	—		660,346
Chief Operating Officer(2)
Malcolm Thompson(3)	2025	160,417	—	3,440,304	—	62,500	(4)	3,663,221
Chief Operating Officer	2024	250,000	75,000	3,050	—	—		328,050
Ian Jacobs(5)	2024	—	—	—	—	—		—
Former Chief Executive Officer
(1)	The amounts reported in this column represent the aggregate grant-date fair value of equity awards granted during the applicable year, including stock options, restricted stock units and stock awards, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“ASC Topic 718”) for stock-based compensation transactions. The assumptions used in calculating the grant date fair value of the stock options, RSUs and stock awards are set forth in the notes to our audited and unaudited financial statements included elsewhere in this prospectus. This calculation does not give effect to any estimate of forfeitures related to service-based vesting and assumes that the named executive officer will perform the requisite service for the award to vest in full.
(2)	Mr. Brasel commenced employment as Deep Fission’s Chief Operating Officer on October 6, 2025, having previously served as the Company’s Vice President of Nuclear Programs.
(3)	Mr. Thompson ceased employment with Deep Fission on August 20, 2025.
(4)	Consists of a lump sum cash severance payment of $62,500. Please see the section below titled “Separation Agreement” for further information.
(5)	Mr. Jacobs served as the Chief Executive Officer, Chief Financial Officer and Secretary of Surfside. Mr. Jacobs resigned from all such positions upon the closing of the Merger on September 5, 2025. Mr. Jacobs did not receive any compensation for serving as an executive officer of Surfside.

Base Salary

During the fiscal year ended December 31, 2025, the base salaries of our named executive officers were determined by our Board of Directors (and, following its formation, our Compensation Committee) based on each executive’s role, responsibilities, experience and performance.

During the fiscal year ended December 31, 2025, Ms. Muller’s annual base salary was increased from $400,000 to $475,000, effective December 9, 2025.

Mr. Brasel commenced employment as Deep Fission’s Chief Operating Officer on October 6, 2025, having previously served as the Company’s Vice President of Nuclear Programs, and Mr. Thompson ceased employment during the fiscal year ended December 1, 2025. Accordingly, the amounts reflected in the Summary Compensation Table for those executives represent base salary earned during the portion of the fiscal year in which they were employed by the Company.

Bonus

Annual cash bonuses are determined by our Compensation Committee, and, prior to such Committee’s formation, our Board of Directors, set at a level that is commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. The discretionary cash bonuses earned by Ms. Muller, Dr. Muller and Mr. Brasel for fiscal year 2025 were $60,000, $90,000 and $72,500, respectively.

Equity Awards

We use equity compensation to align the interests of our employees, including our executive officers, with those of our stockholders and to promote long-term retention. Equity awards are approved by our Board of Directors or, following its formation, our Compensation Committee.

Prior to the closing of the Merger, Legacy Deep Fission granted stock options to Ms. Muller and Dr. Muller representing 811,699 and 649,363 shares of Legacy Deep Fission common stock, respectively (on an as-converted basis), pursuant to its pre-Merger 2025 Equity Incentive Plan (the “Pre-Merger 2025 Plan”). Ms. Muller’s stock options have an exercise price of $3.00 per share and vest over a four-year vesting schedule, with 25% of the shares vesting on June 1, 2025 and the remaining shares vesting in equal monthly installments over the following 36 months, subject to the executive’s continued service through each vesting date. Mr. Muller’s stock options have an exercise price of $3.00 per share and vest over a four-year vesting schedule, with 25% of the shares vesting on January 1, 2025 and the remaining shares vesting in equal monthly installments over the following 36 months, subject to the executive’s continued service through each vesting date. No additional awards will be granted under the Pre-Merger 2025 Plan following the closing of the Merger.

Following the Merger, the Company granted equity awards to certain of its named executive officers in the form of stock options and restricted stock units (“RSUs”) pursuant to the Company’s 2025 Equity Incentive Plan. Stock options are granted with an exercise price per share no less than the fair market value of the Company’s common stock on the date of grant. Equity awards generally vest over multi-year periods and may be subject to accelerated vesting upon certain termination of employment or change in control events.

Benefits and Perquisites

During the fiscal year ended December 31, 2025, we provided benefits to our named executive officers on the same basis as provided to our other employees, including medical, dental, vision, life and AD&D, and short- and long-term disability insurance, flexible spending accounts, vacation and paid holidays. Our named executive officers are also eligible to participate in our 401(k) plan.

Other than director and officer insurance coverage that we maintain for our directors and officers, the Company does not provide material executive-specific health and welfare benefits or perquisites.

Separation Agreement

In connection with his cessation of employment during the fiscal year ended December 31, 2025, Legacy Deep Fission entered into a separation agreement with Mr. Thompson on September 4, 2025 (the “Separation Agreement”). Pursuant to the Separation Agreement, Legacy Deep Fission agreed, among other things, to pay Mr. Thompson a lump sum cash severance payment equal to three months of his base salary, less applicable payroll deductions and withholdings, to grant Mr. Thompson 72,753 fully vested shares of Legacy Deep Fission common stock, and to accelerate the vesting of 10,000 shares of previously granted Legacy Deep Fission common stock.

Outstanding Equity Awards at December 31, 2025

The following table sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2025, including unexercised stock options and unvested RSUs. Mr. Jacobs resigned as an executive officer of the Company upon the closing of the Merger on September 5, 2025, and Mr. Thompson ceased employment on August 20, 2025. Neither Mr. Jacobs nor Mr. Thompson held any outstanding or unvested equity awards as of December 31, 2025, and accordingly, they are excluded from the table below.

	Option Awards					Stock Awards (1)
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)(3)
Elizabeth Muller	08/29/2025	(4)	304,387	507,312	$3.00	8/28/2035	—	—
	12/09/2025	(5)	—	6,000	$2.73	12/08/2035	—	—
	12/09/2025	(5)	—	183,150	$2.73	12/08/2035	—	—
	12/09/2025	(6)	—	—	—	—	549,451	$3,934,069

Richard Muller, Ph.D.	8/29/2025	(7)	311,153	338,210	$3.00	8/28/2035	—	—

Michael Brasel	07/25/2025	(8)	—	—	—	—	38,973	$279,047
	11/07/2025	(5)	—	70,000	$2.73	11/06/2035	—	—
(1)	Stock awards consist of RSUs granted under the Company’s 2025 Equity Incentive Plan.
(2)	The exercise prices in this column represent the fair market value of a share of the Company’s Common Stock on the date of grant, as determined by the Company’s Board of Directors.
(3)	The market value of unvested stock awards is calculated based on the fair market value of the Company’s common stock on December 31, 2025, as determined by the Company’s Board of Directors.
(4)

The stock options are subject to a 4-year vesting schedule, with 25% of the option shares vesting on June 1, 2025 and 1/48th of the shares vesting monthly over the 36-month period thereafter, subject to the executive’s continued employment through each vesting date.

(5)

The stock options are subject to a 4-year vesting schedule, with 25% of the option shares vesting on the first anniversary of the date of grant and 1/48th of the shares vesting monthly over the 36-month period thereafter, subject to the executive’s continued employment through each vesting date

(6)

The RSUs are subject to a 4-year vesting schedule, with 25% of the option shares vesting on the first anniversary of the date of grant and 1/48th of the shares vesting monthly over the 36-month period thereafter, subject to the executive’s continued employment through each vesting date.

(7)

The stock options are subject to a 4-year vesting schedule, with 25% of the option shares vesting on January 1, 2025 and 1/48th of the shares vesting monthly over the 36-month period thereafter, subject to the executive’s continued employment through each vesting date.

(8)

The RSUs are subject to a 4-year vesting schedule, with 25% of the option shares vesting on the December 9, 2025 and 1/48th of the shares vesting monthly over the 36-month period thereafter, subject to the executive’s continued employment through each vesting date.

Executive Compensation Arrangements

Following the Merger, our Board of Directors, and thereafter our Compensation Committee once constituted, assumed responsibility for establishing and administering the compensation of the Company’s executive officers. Each of the Company’s executive officers is an at-will employee and is eligible to participate in the employee benefit programs made available generally to senior employees, subject to the terms of those programs, including the Company’s unlimited paid-time-off policy and statutory sick-leave entitlements. The compensation arrangements described below reflect terms in effect during the fiscal year ended December 31, 2025.

The material terms of compensation for the Company’s named executive officers are summarized below.

Chief Executive Officer — Elizabeth A. Muller

Ms. Muller’s employment is governed by an offer letter, effective December 9, 2025, pursuant to which she serves as the Company’s Chair, President, and Chief Executive Officer on an at-will basis. Ms. Muller receives an annual base salary of $475,000 and is eligible to receive an annual performance-based cash bonus with a target opportunity equal to 50% of her base salary.

In addition, Ms. Muller was granted equity awards consisting of (i) an option to purchase 183,150 shares of the Company’s common stock and (ii) 549,451 restricted stock units, each of which vests monthly over a four-year period, subject to a one-year cliff and Ms. Muller’s continued service to the Company. The offer letter also provides that Ms. Muller is eligible to participate in the Company’s Executive Severance and Change in Control Policy, described below. The terms of the offer letter were approved by the Company’s Compensation Committee.

Ms. Muller participates in the Company’s employee benefit programs on the same basis as other senior executives and is subject to the Company’s Proprietary Information & Intellectual Property Agreement.

Chief Technology Officer — Richard A. Muller

Dr. Muller serves as the Company’s Chief Technology Officer on an at-will basis. The Company has not entered into a written employment agreement with Dr. Muller. He receives an annual base salary of $300,000 and is eligible for an annual performance-based cash bonus with a target opportunity equal to 30% of his base salary. His compensation, including any future adjustments or equity awards, is established from time to time by the Board of Directors and remains subject to approval by the Compensation Committee.

Mr. Muller participates in the Company’s employee benefit programs on the same basis as other senior executives and is subject to the Company’s Proprietary Information & Intellectual Property Agreement.

Chief Operating Officer — Michael Brasel

Mr. Brasel’s employment is governed by an offer letter, effective November 7, 2025, pursuant to which he serves as Chief Operating Officer on an at-will basis. Mr. Brasel receives an annual base salary of $300,000, subject to periodic review, and is eligible for an annual performance-based cash bonus with a target opportunity equal to 30% of his base salary.

In connection with his appointment, Mr. Brasel received an option to purchase 70,000 shares of the Company’s common stock at an exercise price equal to the fair market value on the date of grant, vesting over four years with a one-year cliff, and otherwise subject to the Company’s 2025 Equity Incentive Plan and applicable award agreements.

Mr. Brasel participates in the Company’s employee benefit programs on the same basis as other senior executives and is subject to the Company’s Proprietary Information & Intellectual Property Agreement.

Executive Severance and Change in Control Policy

The Compensation Committee adopted an Executive Severance and Change in Control Policy effective November 7, 2025. The policy provides severance protections for executive officers who are designated by the Board as eligible to participate; however, as of the date of this prospectus, Ms. Muller is the only executive officer designated as eligible to participate in the policy, and no executive officer is currently entitled to receive any benefits under the policy. Mr. Thompson’s separation was not governed by this policy.

The policy provides that, if an eligible executive’s employment is terminated by the Company without cause or the executive resigns for good reason outside the context of a change in control, the executive would become entitled to severance benefits subject to the executive’s execution and non-revocation of a release of claims. These benefits include continued payment of base salary for six months, a pro-rated portion of the executive’s target annual bonus for the year of termination, and continued health-care coverage (or a cash equivalent) for up to six months. Unvested time-based equity awards would become vested with respect to the number of shares that would have vested had the executive remained employed for an additional six months, and performance-based equity awards would remain outstanding and eligible to vest in accordance with their original terms.

If a qualifying termination occurs in connection with a change in control—defined as a termination by the Company without cause or a resignation for good reason during the period beginning three months prior to a change in control and ending twelve months following the change in control—the policy provides enhanced severance benefits. In such circumstances, an eligible executive would receive a lump-sum payment equal to 18 months of base salary, a lump-sum payment equal to the executive’s annual target bonus, and continued health-care coverage (or a cash equivalent) for up to 18 months. Time-based equity awards would become fully vested, and performance-based equity awards would vest based on actual or target performance, as applicable under the policy and the terms of the governing award agreements.

All severance payments and benefits under the policy are subject to compliance with Section 409A of the Internal Revenue Code. The policy also includes a “best-net” cutback provision under Section 280G of the Code, pursuant to which parachute payments will be reduced only if doing so would result in a greater after-tax benefit to the executive. No tax gross-ups are provided.

Director Compensation

The Board of Directors adopted a Non-Employee Director Compensation Policy effective November 7, 2025. Under this policy, non-employee directors receive cash and equity compensation for their service. Annual cash retainers are paid for Board service and for service as a committee chair, and are paid quarterly in arrears, as follows:

●	An annual director board service retainer of $67,500.
●	If the director serves as the chair a committee of the Board of Directors, an additional annual fee as follows:
●	Audit Committee - $10,000.
●	Compensation Committee - $9,500.
●	Nominating and Corporate Governance Committee - $9,500.

Equity compensation for non-employee directors is provided in the form of RSUs granted under the Company’s 2025 Equity Incentive Plan. Each RSU represents the right to receive one share of the Company’s common stock upon vesting. In connection with the adoption of the policy, the Board determined that all RSU awards made to non-employee directors will provide the holder with the ability, following vesting, to defer receipt of the underlying shares until the earliest of (i) a permissible distribution event elected by the holder in accordance with Section 409A of the Internal Revenue Code, or (ii) the director’s separation from service. Delivery of any deferred shares will be made in compliance with the Company’s equity incentive plan and Section 409A.

Under the policy, non-employee directors who joined the Board on or before December 31, 2025 were entitled to receive an RSU award covering 100,000 shares of the Company’s common stock, which vests in full six months after the grant date, subject to continued service, and vests in full upon the occurrence of a Change in Control (as defined in the 2025 Equity Incentive Plan). On November 7, 2025, the Compensation Committee approved and granted an RSU award of 100,000 shares to each of Leslie Goldman Tepper and Jonathon Angell pursuant to this provision. On December 19, 2025, the Compensation Committee approved and granted an RSU award of 100,000 shares to each of Thomas Glanville and Blake Janover pursuant to this provision. Please see the 2025 Director Compensation Table below for further information.

Under the policy, non-employee directors who join the Board after December 31, 2025 will receive an initial RSU award having a grant-date fair value of $130,000, which vests in full on the one-year anniversary of the grant date and also accelerates upon a Change in Control. Beginning with the 2026 annual meeting of stockholders, each non-employee director who continues to serve on the Board following the annual meeting will receive an annual RSU award having a grant-date fair value of $130,000, which vests in full on the first anniversary of the grant date and also accelerates in connection with a Change in Control.

All RSU awards are made pursuant to the terms of the 2025 Equity Incentive Plan and the Company’s standard form of award agreement, and are subject to the deferred-delivery election described above. The Company also reimburses non-employee directors for reasonable expenses incurred in connection with their service.

Ms. Muller, our President and Chief Executive Officer, is also a member of the Board of Directors, but did not receive any additional compensation for her service as a director. The compensation earned by or paid to Ms. Muller as a named executive officer for 2025 is set forth above under the section titled “2025 Summary Compensation Table”. Mr. Jacobs previously served as the Chief Executive Officer, Chief Financial Officer and Secretary of Surfside. Mr. Jacobs resigned from all such positions and as a member of the Board of Directors upon the closing of the Merger on September 5, 2025. Mr. Jacobs did not receive any compensation for serving as a member of the Board of Directors of Surfside.

2025 Director Compensation Table

The following table sets forth information concerning the compensation of our non-employee directors for the year ended December 31, 2025.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Jonathon Angell	$19,250	$537,000	$49,500	(2)	$605,750
Leslie Goldman Tepper	$19,250	$537,000	$—		$556,250
Thomas Glanville	$19,375	$716,000	$—		$735,375
Blake Janover	$16,875	$716,000	$—		$732,875
Mark Tompkins(3)	$—	$—	$—		$—
(1)

Amounts reflect the aggregate grant date fair value of RSU awards granted to our non-employee directors calculated in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the director. Please see the section above titled “Director Compensation” for further information regarding such RSU awards

(2)

Prior to his appointment to the Board, Mr. Angell provided consulting services to the Company and received a monthly retainer in connection with those services. The consulting relationship terminated upon his appointment to the Board, and no consulting fees were paid to Mr. Angell following his commencement of service as a director.

(3)	Mr. Tompkins resigned as a member of the Board of Directors upon the closing of the Merger on September 5, 2025.

The table below shows the aggregate number of unvested stock awards held as of December 31, 2025 by each non-employee director.

Name	Stock Awards Outstanding
Jonathon Angell	100,000
Leslie Goldman Tepper	100,000
Thomas Glanville	100,000
Blake Janover	100,000
Mark Tompkins	—

Legacy Deep Fission’s 2025 Equity Incentive Plan (Pre-Merger) and Outstanding Awards Thereunder

Pursuant to the Merger Agreement and upon the closing of the Merger, we assumed the options issued pursuant to the Pre-Merger 2025 Plan (the “Assumed Options”). The exercise price per share of each Assumed Option is equal to the exercise price of the option immediately prior to the Effective Time (rounded up to the nearest whole cent). Each Assumed Option shall be subject to the terms and conditions of the Pre-Merger 2025 Plan until such outstanding options are exercised or until they terminate or expire by their terms. No further awards will be made under the Pre-Merger 2025 Plan, and Deep Fission’s board or a committee thereof has succeeded to the authority and responsibility of Legacy Deep Fission’s board of directors or any committee thereof with respect to each Assumed Option.

Our 2025 Equity Incentive Plan (Post-Merger)

Pursuant to the Merger Agreement and immediately prior to the closing of the Merger, we adopted our 2025 Equity Incentive Plan (“EIP”), which provides for the issuance of incentive awards consisting of stock options, restricted stock awards, RSUs, stock appreciation rights, performance awards, cash awards and stock bonus awards. We have initially reserved 9,500,882 shares of the Company’s common stock for future issuances of incentive awards under the 2025 EIP at the discretion of our Board to officers, employees, consultants and directors. The number of shares reserved for issuance under our 2025 EIP will increase automatically on January 1 of each calendar year for a period of up to nine years, beginning on January 1, 2027 and continuing through and including January 1, 2035, in an amount equal to the lesser of (i) 5% of the shares of Common Stock outstanding on the last day of the immediately preceding calendar year, and (ii) such lesser amount as determined by the Board in its discretion. Future awards under the 2025 EIP following the Closing will dilute all stockholders of the Company on a pro rata basis.

Our 2025 Employee Stock Purchase Plan

Pursuant to the Merger and immediately prior to the closing of the Merger, we adopted our 2025 Employee Stock Purchase Plan (“2025 ESPP”), which allows for eligible U.S. employees to purchase our ordinary shares in a manner that may qualify for favorable tax treatment under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The 2025 ESPP will also permit the grant of purchase rights that do not qualify for such favorable tax treatment in order to allow deviations necessary to permit participation by eligible employees who are foreign nationals or employed outside of the U.S. while complying with applicable foreign laws. We have initially reserved 1,000,000 shares of common stock for issuance under the 2025 ESPP. Shares issuable under the 2025 ESPP may be shares of authorized but unissued or reacquired common stock, including shares purchased by the Company on the open market. The number of shares of our common stock reserved for issuance under the 2025 ESPP will increase automatically on January 1 of each calendar year for a period of up to nine years, beginning on January 1, 2027 and continuing through and including January 1, 2035, in an amount equal to the lesser of (i) 1% of the total number of shares of our common stock outstanding on the last day of the immediately preceding calendar year, (ii) 2,000,000 shares and (iii) such lesser amount as determined by the Board in its discretion. As of the date hereof, no shares of our common stock have been purchased under the 2025 ESPP.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than compensation arrangements for our directors and executive officers, which are described elsewhere in this prospectus, below is a description of transactions since January 1, 2022 to which we, Legacy Deep Fission, and Deep Fission Acquisition Co. were a party or will be a party, in which:

●	The amounts involved exceeded or will exceed $40,000 (which is equal to 1% of the average of our total assets for the last two fiscal years); and
●	Any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Other than as described below, there have not been transactions to which Surfside or Legacy Deep Fission have been a party other than compensation arrangements, which are described under “Executive Compensation”.

Related Party Transactions

Surfside

Promissory Note

In December 2021, Surfside issued a promissory note (the “Note”) to Mark Tompkins, a stockholder and director of Surfside pursuant to which Surfside agreed to repay the sum of any and all amounts advanced to Surfside, on or before the date that Surfside consummates a business combination with a private company or reverse takeover transaction or other transaction after which Surfside would cease to be a shell company. Interest shall not accrue on the outstanding principal amount of the note except if an Event of Default (as defined in the Note) has occurred. In the event of an Event of Default, the entire note shall automatically become due and payable (the “Default Date”) and starting from five days after the Default Date, the interest rate on the note shall accrue at the rate of 18% per annum. As of June 30, 2025, and December 31, 2024, the amount due under the note payable was $172,025 and $147,025, respectively.

Common Stock Purchase Agreements

In December 2021, Surfside issued pursuant to common stock purchase agreements:

●	4,750,000 shares of common stock to Mr. Tompkins, for an aggregate purchase price equal to $475 representing amounts advanced by Mr. Tompkins to counsel for Surfside in connection with the formation and organization of Surfside; and
●	250,000 shares of common stock to Ian Jacobs, an officer and director of Surfside, for an aggregate cash purchase price equal to $25.

Legacy Deep Fission

Simple Agreement for Future Equity

In January 2024, Legacy Deep Fission issued to 8VC Fund V, L.P. and 8VC Entrepreneurs Fund V, L.P. SAFE Notes of $493,000 and $7,000, respectively. In May 2024, Legacy Deep Fission issued to 8VC Fund V, L.P. and 8VC Entrepreneurs Fund V, L.P. SAFE Notes of $986,000 and $14,000, respectively. In connection with the Closing of the Merger, 8VC Fund V, L.P.’s and 8VC Entrepreneurs Fund V, L.P.’s SAFEs converted into 4,601,314 and 65,319 shares of common stock, respectively. As a result, 8VC Fund V, L.P. and 8VC Entrepreneurs Fund V, L.P. collectively hold 8.93% of our common stock.

Deep Fission

Pre-Merger Indemnification Agreements

On the Closing Date, we entered into indemnification agreements with our former executive officers and directors, pursuant to which we agreed to indemnify such former executive officers and directors for actions taken by them in their official capacities relating to the consideration, approval and consummation of the Merger and certain related transactions.

2025 Registration Rights Agreement

In connection with the Merger and the closing of the 2025 Private Placement, we entered into the 2025 Registration Rights Agreement, pursuant to which we agreed that promptly, but no later than 45 calendar days after the date of filing the Current Report on Form 8-K relating to the closing of the Merger, we would file, subject to customary exceptions, a registration statement with the SEC, covering sale, transfer or disposition of the 2025 Registrable Shares, subject to the prior receipt by the Company of the selling stockholder information regarding the holders of the 2025 Registrable Shares required to be included in the registration statement under applicable SEC rules and regulations.

2026 Registration Rights Agreement

In connection with the closing of the 2026 Private Placement, we entered into a registration rights agreement (the “2026 Registration Rights Agreement”) pursuant to which we have agreed that promptly, but no later than 30 calendar days after the date of closing of the 2026 Private Placement, we will file, subject to customary exceptions, a registration statement with the SEC, covering sale, transfer or disposition of the shares of our common stock issued in the 2026 Private Placement and the shares of our common stock issuable upon exercise of the 2026 Placement Agent Warrants (collectively, the “2026 Registrable Shares”), subject to the prior receipt by the Company of the selling stockholder information regarding the holders of the 2026 Registrable Shares required to be included in the registration statement under applicable SEC rules and regulations.

Post-Merger Indemnification Agreements

On the Closing Date, we entered into indemnification agreements with each of our current directors and executive officers. The indemnification agreements, together with our amended and restated certificate of incorporation and our amended and restated bylaws, require us to indemnify our directors and executive officers to the fullest extent not prohibited by DGCL. Subject to very limited exceptions, our amended and restated bylaws also require us to advance expenses incurred by our directors and officers.

Lock-Up Agreements

In connection with the execution of the Merger Agreement, certain Legacy Deep Fission stockholders entered into lockup agreements with us, pursuant to which such stockholders agreed, subject to certain customary exceptions, to not transfer any shares of Common Stock held by them prior to the date that is the earliest of (y) six months following the listing of the Company’s common stock on a national securities exchange, and (z) the date following the Closing Date on which the Company consummates a liquidation, merger, tender offer, or similar transaction resulting in all of its stockholders having the right to exchange their shares of Common Stock for cash, securities, or other property.

Related Party Transactions Policy

We have adopted a written Related Person Transaction Policy to ensure that transactions between the Company and any related person are identified, reviewed, and approved or ratified in accordance with applicable securities laws, including Item 404 of Regulation S-K.

Under this policy, a “Related Person” includes any of our directors, director nominees, executive officers, beneficial owners of more than 5% of any class of our voting securities, their immediate family members, and any entity in which any such person has a direct or indirect material interest or controls 10% or more of the entity.

A “Related Person Transaction” is any transaction, arrangement, or relationship in which the Company is or will be a participant, the amount involved exceeds $40,000, and a Related Person has or will have a direct or indirect material interest. As a Smaller Reporting Company, we use a $40,000 threshold because it reflects the “lesser of” standard under Item 404(d) of Regulation S-K, which for the Company is approximately 1% of the average total assets for the last two completed fiscal years.

The policy excludes transactions involving compensation approved by the Board or its committees, transactions broadly available to employees on similar terms, and situations where a Related Person’s interest arises solely from service as a director of another entity transacting with the Company.

Each director and executive officer must complete an annual questionnaire to assist in identifying potential Related Person Transactions, and all Related Persons are required to promptly notify the Company of any proposed transaction that may require review.

Before we enter into any Related Person Transaction, the related person (or an appropriate officer) must provide the Audit Committee with information regarding the proposed transaction, including its terms, purpose, and business rationale. The Audit Committee reviews each proposed transaction and considers, among other factors, whether the terms are fair to the Company, whether they are comparable to those available with unrelated third parties, the business purpose of the transaction, the materiality of the Related Person’s interest, the overall benefit to the Company, and whether the transaction could impair the independence of any director.

A Related Person Transaction will be approved only if the Audit Committee determines that it is fair to the Company and in the best interests of our stockholders. If the Company inadvertently enters into a Related Person Transaction without prior approval, the transaction must be submitted to the Audit Committee for prompt review and determination whether to ratify, amend, or terminate the arrangement.

All Related Person Transactions approved in accordance with this policy will be disclosed as required under Item 404 of Regulation S-K. The Audit Committee administers the policy and may adopt additional procedures or engage advisors as necessary.

Participation in the 2025 Private Placement

On September 5, 2025, we and certain accredited and institutional investors entered into subscription agreements that pursuant to, and on the terms and subject to the conditions of which, such investors collectively subscribed for and agreed to purchase in the 2025 Private Placement an aggregate of 10,000,000 shares of common stock at a purchase price of $3.00 per share, resulting in an aggregate purchase price of $30,000,000.

Mark Tompkins, former director of Surfside, subscribed to purchase 1,083,333 shares of common stock in the 2025 Private Placement for an aggregate purchase price of $3,250,000. Ian Jacobs, former director of Surfside, subscribed to purchase 50,000 shares of common stock in the 2025 Private Placement for an aggregate purchase price of $150,000. In addition, EE Holdings Limited, a 5% or greater holder of our Company, subscribed to purchase 2,866,667 shares of common stock in the 2025 Private Placement for an aggregate purchase price of $8,600,000.

Participation in the 2026 Private Placement

On February 5, 2026, we and certain accredited and institutional investors entered into subscription agreements that pursuant to, and on the terms and subject to the conditions of which, such investors collectively subscribed for and agreed to purchase in the 2026 Private Placement an aggregate of 5,333,333 shares of common stock at a purchase price of $15.00 per share, resulting in an aggregate purchase price of $80,000,000.

Mark Tompkins, former director of Surfside and 5% or greater holder of our Company, subscribed to purchase 200,000 shares of common stock in the 2026 Private Placement for an aggregate purchase price of $3,000,000. Ian Jacobs, a former director of Surfside, subscribed to purchase 10,000 shares of common stock in the 2026 Private Placement for an aggregate purchase price of $150,000. In addition, EE Holdings Limited, a 5% or greater holder of our Company, subscribed to purchase 200,000 shares of common stock in the 2026 Private Placement for an aggregate purchase price of $3,000,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 6, 2026, following the closing of the 2026 Private Placement, by:

●	each of our named executive officers;
●	each of our directors;
●	all of our current directors and executive officers as a group; and
●	each person, or group of affiliated persons, who beneficially own more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

The percentage of shares beneficially owned is computed on the basis of 56,207,422 shares of common stock outstanding as of February 6, 2026 after giving effect to the 2026 Private Placement. Shares of common stock that a person has the right to acquire within 60 days of February 6, 2026 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated, the address of each beneficial owner in the table below is 2001 Addison Street, Suite 300, Berkeley, California 94704.

	Beneficial Ownership
Name of Beneficial Owner	Shares	Percentage
5% stockholders
Entities affiliated with 8VC(1)	4,666,630	8.30%
Mark Tompkins(2)	3,158,333	5.62%
EE Holdings Limited(3)	3,066,667	5.46%
Directors and named executive officers
Jonathan Angell(4)	407,850	*
Michael Brasel	51,964	*
Thomas S. Glanville(5)	50,000	*
Blake Janover(6)	50,000	*
Elizabeth Muller(7)	10,626,304	18.78%
Richard Muller(8)	5,494,048	9.72%
Leslie Goldman Tepper(9)	83,333	* %
Directors and executive officers as a group (9 persons)	16,867,427	29.59%
*	Represents beneficial ownership of less than one percent of the outstanding shares of common stock.
(1)	Consists of (i) 65,319 shares of common stock held by 8VC Entrepreneurs Fund V, L.P. (“8VC Entrepreneurs”) and (ii) 4,601,311 shares of common stock held by 8VC Fund V, L.P. (“8VC” and, together with 8VC Entrepreneurs, the “8VC Entities”). 8VC GP V, LLC (“8VC GP V”), as general partner of each of the 8VC Entities, has sole voting and dispositive power with respect to the securities held by the 8VC Entities. Joe Lonsdale, in his capacity as the managing member of 8VC GP V, has sole voting and dispositive power with respect to the shares held by the 8VC Entities. Mr. Lonsdale and 8VC GP V disclaim beneficial ownership of the shares held by the 8VC Entities. The address of the principal business and office of each of the 8VC Entities is 907 South Congress Avenue, Austin, TX 78704.
(2)	Consists of (i) 1,875,000 shares of common stock held by Mr. Tompkins on and prior to the Closing Date of the Merger, (ii) 1,083,333 shares of common stock purchased by Mr. Tompkins in the 2025 Private Placement, and (iii) 200,000 shares of common stock purchased by Mr. Tompkins in the 2026 Private Placement.

(3)	Consists of (i) 2,866,667 shares of common stock purchased by EE Holdings Limited in the 2025 Private Placement and (ii) 200,000 shares of common stock purchased by EE Holdings Limited in the 2026 Private Placement. The address for EE Holdings Limited is 3rd Floor, 44 Esplanade, St. Helier, Jersey, JE4 9WG.
(4)	Consists of (i) 324,517 shares of common stock owned by Mr. Angell, (ii) 50,000 shares of common stock issued to Mr. Angell pursuant to the 2025 Plan, and (iii) 33,333 shares of common stock issuable upon vesting of RSUs under the 2025 Plan within 60 days of February 6, 2026.
(5)	Consists of (i) 16,667 shares of common stock issued to Mr. Glanville pursuant to the 2025 Plan and (ii) 33,333 shares of common stock issuable upon vesting of RSUs under the 2025 Plan within 60 days of February 6, 2026.
(6)	Consists of (i) 16,667 shares of common stock issued to Mr. Janover pursuant to the 2025 Plan and (ii) 33,333 shares of common stock issuable upon vesting of RSUs under the 2025 Plan within 60 days of February 6, 2026.
(7)	Consists of (i) 5,196,423 shares of common stock issued directly to Ms. Muller on the Closing Date in exchange for Legacy Deep Fission Common Stock, (ii) 338,208 shares of common stock issuable for vested and exercisable options issued to Ms. Muller pursuant to the 2025 Plan, (iii) 33,821 shares of common stock issuable upon exercise of stock options issuable pursuant to the 2025 Plan within 60 days of February 6, 2026 and (iv) 5,057,852 shares of common stock issued to the Muller Family Trust (the “Muller Trust”) on the Closing Date in exchange for Legacy Deep Fission Common Stock. In her capacity as trustee of the Muller Trust, Ms. Muller controls the right to vote and dispose of the shares held by the Muller Trust and accordingly, may be deemed to beneficially own the shares held by the Muller Trust. Ms. Muller expressly disclaims beneficial ownership of all securities held by the Muller Trust except to the extent of her pecuniary interest therein.
(8)	Consists of (i) 5,196,423 shares of common stock issued directly to Mr. Muller on the Closing Date in exchange for Legacy Deep Fission Common Stock, (ii) 270,568 shares of common stock issuable to Mr. Muller for vested and exercisable options pursuant to the 2025 Plan, and (iii) 27,057 shares of common stock issuable upon exercise of stock options issued pursuant to the 2025 Plan within 60 days of February 6, 2026.
(9)	Consists of (i) 50,000 shares of common stock issued to Ms. Goldman Tepper pursuant to the 2025 Plan and (ii) 33,333 shares of common stock issuable upon vesting of RSUs under the 2025 Plan within 60 days of February 6, 2026.

SELLING STOCKHOLDERS

The selling stockholders may offer and sell, from time to time, any or all of the shares of common stock being offered for resale by this prospectus, which consists of:

●	up to 5,333,333 2026 PIPE Shares; and
●	up to 129,418 2026 Warrant Shares.

As used in this prospectus, the term “selling stockholders” includes the selling stockholders listed in the table below, together with any additional selling stockholders listed in a subsequent amendment to this prospectus, and their donees, pledgees, assignees, transferees, distributees and successors-in-interest that receive shares in any non-sale transfer after the date of this prospectus.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock of each selling stockholder, the number of shares of common stock that may be sold by each selling stockholder under this prospectus and that each selling stockholder will beneficially own assuming all shares of common stock that may be offered pursuant to this prospectus are sold. Because each selling stockholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling stockholders and further assumed that the selling stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

Except as set forth in the footnotes below, the address of each selling stockholder is 2001 Addison Street, Suite 300, Berkeley, California 94704.

Please see the section titled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

	Number of		Number of
	Shares	Number	Shares
	Beneficially	of Shares	Beneficially
	Owned	Registered	Owned
	Prior to	for Sale	After
Name of Selling Stockholders	Offering	Hereby(1)	Offering
20 Good Summers XP Corporation(2)	6,670	6,670	—
8 Fold Path LP(3)	6,666	6,666	—
Aaron Bernard	16,666	16,666	—
Aaron Matlack	13,500	13,500	—
Abo Ilyayev	10,000	10,000	—
Accent Capital GmbH(4)	33,333	33,333	—
ACNYC, LLC(5)	66,666	66,666	—
Adrian Joseph Lim	1,666	1,666	—
Alfred Gonzalez	13,266	13,266	—
Amanda L. Nelson	3,333	3,333	—
AMFCO‑4 LLC(6)	16,666	16,666	—
Andrew Hartland	3,300	3,300	—
Andrew Rochat	1,680	1,680	—
Anthony Abenate	3,333	3,333	—
Anthony and Shamailah Lando	6,667	6,667	—
Anthony DeFranco	9,666	1,333	8,333
Antonie W. Ploegsma	20,000	20,000	—
Arawak Cay Realty LLC(7)	6,666	6,666	—
Article IV Subtrust f/b/o Betty Mossanen under the Elias and Lila Kalimian Progeny Trust(8)	20,000	20,000	—
Ateet Ahluwalia	3,334	3,334	—
Bathinaiah R. Vorakkara	1,666	1,666	—
Berkley Equity Ltd.(9)	10,000	10,000	—
Bradley E. Dugdale Jr.	6,500	6,500	—
Brandon Craiger	1,666	1,666	—
Brett Palos Investments(10)	20,000	20,000	—
Brian Bolan	16,666	16,666	—
Brian Kandel - Individual 401k(11)	4,000	666	3,334
Bruce Edward O’Brien II Revocable Living Trust(12)	6,667	6,667	—
Bryan Schiff	6,666	6,666	—
Bryce Rubenstein	9,999	1,666	8,333
Cameron Family Ventures LLC(13)	3,333	3,333	—
Chad Kraft	50,000	50,000	—
Charles Sternberg	1,000	1,000	—
Charles VanSloten	3,333	3,333	—
Chau Q. Khuong	33,334	33,334	—
Chris and Sarah Pudenz Revocable Living Trust(14)	16,667	16,667	—
Chris Gordon	17,333	4,000	13,333
Chris Miao	1,666	1,666	—
Christopher Fiore	283,333	50,000	233,333
Christopher Kelley	6,666	6,666	—
Clay Lebhar	10,000	1,666	8,334
Colton Willis	3,400	3,400	—
Daniel Michael	18,333	1,666	16,667
Dani Kandov	5,000	5,000	—

	Number of		Number of
	Shares	Number	Shares
	Beneficially	of Shares	Beneficially
	Owned	Registered	Owned
	Prior to	for Sale	After
Name of Selling Stockholders	Offering	Hereby(1)	Offering
Darby and Laura Vernon	2,000	2,000	—
Darin and Tricia Beckering	66,667	66,667	—
Darren and Nicole Fick	6,667	6,667	—
David Landskowsky+(15)	51,674	10,316	41,358
David C. Patrick	1,666	1,666	—
David W. Hayes and Felicia Kopelman-Hayes	1,666	1,666	—
DeLoach LS Investments LLC(16)	6,666	6,666	—
DEMALY LTD. (17)	103,333	20,000	83,333
DFI Aggregator LP(18)	1,333,333	1,333,333	—
Dierk Eckart	2,000	2,000	—
DM Vest LLC(19)	1,666	1,666	—
Douglas Hirsch	1,666	1,666	—
Dustin J. Gaspari Revocable Trust(20)	1,667	1,667	—
Dustin Soulliere	1,666	1,666	—
Dyke Rogers	23,333	6,666	16,667
Edward V. Devries	1,666	1,666	—
EE Holdings Limited(21)	3,066,667	200,000	2,866,667
Emre Schveighoffer	4,000	4,000	—
Eric and Kierra Binford	13,333	13,333	—
Eric and Matthew Binford	13,333	13,333	—
Eric Nicolassy+(22)	1,303	1,303	—
Eric Rubenstein+(23)	51,674	10,316	41,358
Eubulus J. Kerr, III	22,500	11,666	10,834
Evangelos Kaldelis	1,666	1,666	—
Filippo Zorzoli	96,636	13,333	83,333
Frederick R. Steiner	13,333	13,333	—
Gary Kauppila	8,000	8,000	—
George Abad	6,666	6,666	—
George Assaly	10,000	10,000	—
Glen and Christine Neddermeyer	6,667	6,667	—
Glenn C. Lehle	1,666	1,666	—
Grossmann Family Investment Group Ltd.(24)	3,333	3,333	—
Growth Lift LLC(25)	3,333	3,333	—
Harry Isaac Rothenberg	3,333	3,333	—
Howard I. Freedberg Revocable Trust(26)	14,999	6,666	8,333
HUSH Holding Company Inc.(27)	133,333	133,333	—
Ian Jacobs(28)	335,000	10,000	325,000
Iliana Bouzali	33,330	33,330	—
Ismail Yassin Lofty Mansour	873,333	40,000	833,333
James Druzbik	1,666	1,666	—
James Kuhn	6,666	6,666	—
James M. Bentley	5,400	5,400	—
James Murphy	6,666	6,666	—
James William Graybill III	1,666	1,666	—
Jason Fick	6,667	6,667	—
Jeff Kurtz	49,999	16,666	33,333
Jefferey Fortgang	8,333	8,333	—
Jeffrey Lindstrom	1,666	1,666	—
Jeffrey and Heather McCormick	1,667	1,667	—
Jeffey Price	6,800	6,800	—
Jeffrey R. Schlanger 2012 Trust(29)	86,667	20,000	66,667
Jennifer Lescht Irrevocable Trust uad 9/7/22(30)	2,000	2,000	—
Joel A. Stone Irrevocable Credit Shelter Trust(31)	13,000	2,166	10,834
Joel Yanowitz and Amy Metzenbaum 2003 Family Trust(32)	2,000	2,000	—
John Bicher	1,000	1,000	—
John Fitzpatrick	23,333	23,333	—
John Gilkerson	1,667	1,667	—
Jonathan D. Schmidt	5,000	5,000	—

	Number of		Number of
	Shares	Number	Shares
	Beneficially	of Shares	Beneficially
	Owned	Registered	Owned
	Prior to	for Sale	After
Name of Selling Stockholders	Offering	Hereby(1)	Offering
John C. Sosnowski	3,333	3,333	—
Jonathon B. Sowyrda	11,445	11,445	—
Joseph Tarantino	900	900	—
Joshua Goldfiner	1,666	1,666	—
Juiching Hsu	1,666	1,666	—
Karen S. Brine	6,667	6,667	—
Keith Testaverde	2,000	2,000	—
Kenneth Bondurant	3,333	3,333	—
Kevin Johnson	1,666	1,666	—
Kyle Guillory	7,000	7,000	—
Laskowski Revocable Trust dated 09/20/2018(33)	2,000	2,000	—
Lawrence Altman	1,666	1,666	—
Leonard M. Schiller Revocable Trust Dated 10/3/97(34)	3,333	3,333	—
Levi & Ahuva Litmanovich Revocable Trust Dated 10/13/1994(35)	66,666	66,666	—
Lexmore Corporation(36)	10,000	10,000	—
Linda S. Beckering Revocable Trust(37)	6,667	6,667	—
Lorelee Byrd	6,667	6,667	—
Louis Buckworth	368,333	118,333	250,000
Marc P. Bear Trust(38)	23,333	23,333	—
Marc Rothenberg	3,333	3,333	—
Margarita Bartulane	5,334	5,334	—
Mark Tompkins(39)	3,158,333	200,000	2,958,333
Markerina Investments Limited(40)	66,666	66,666	—
Matthew Capone+	670	670	—
Matthew David Gant	18,334	1,667	16,667
Matthew Simoncini	13,333	13,333	—
Michael Kelly+	6,666	6,666	—
Michael J. Meagher	15,000	15,000	—
Michael Meyer	26,667	26,667	—
Michael Paul Tompkins	266,688	16,688	250,000
Michael Turner	3,333	3,333	—
Mitchell J. Miller	1,666	1,666	—
Mohammad S. Rais	1,666	1,666	—
Murali Kulala Trust(41)	6,666	6,666	—
Ned Heydinger	1,733	1,733	—
Network 1 Financial Securities, Inc.+ (42)	9,699	3,366	6,333
Nicholas Griffiths	6,000	6,000	—
Northlea Partners LLLP(43)	1,666	1,666	—
Oliver Kruze	1,667	1,667	—
Patricia A. Desantis Revocable Trust(44)	6,667	6,667	—
Patrick Griffith and Lisa Griffith Joint Tenant by Entirety	6,667	6,667	—
Paul R. Botts	1,666	1,666	—
Peter and Michelle Faulkner	16,000	16,000	—
Peter Shipley	40,016	1,700	38,316
Philipp Frank	1,666	1,666	—
PHX Financial, Inc., d/b/a Phoenix Financial Services+(45)	34,600	7,933	26,667
Plamen Alendarov	4,000	4,000	—
Prime Retail Limited(46)	66,667	66,667	—
Raj Singh	4,000	4,000	—
Rampart Horizon LP(47)	233,333	233,333	—
Raphael and Beth Haddock	1,666	1,666	—
Raymond Chung	1,666	1,666	—
RELIANCE WEALTH MANAGEMENT LTD.(48)	700,000	33,333	666,667
Reza Karimi	38,333	5,000	33,333
Richard G. David	6,333	3,000	3,333
Richard J. Prati	10,000	10,000	—
Robert E. Clements Jr.	10,000	10,000	—
Robert and Angela Viggiano	3,333	3,333	—
Robert Swikart and Alice Swikart – JTWROS	1,000	1,000	—
Rodney J. Hoadley	2,335	2,335	—
Roger Allen	1,666	1,666	—
Roger H. Klein, Sr.	1,000	1,000	—

	Number of		Number of
	Shares	Number	Shares
	Beneficially	of Shares	Beneficially
	Owned	Registered	Owned
	Prior to	for Sale	After
Name of Selling Stockholders	Offering	Hereby(1)	Offering
Roger L. Saltman	1,666	1,666	—
Roy Brown	2,300	2,300	—
Samuel and Paige Martin	3,333	3,333	—
Samuel Wisnia	266,666	266,666	—
Scirard Roger Lancelyn-Green	1,666	1,666	—
Scott Cardone+(49)	6,251	300	5,951
Scott Elsas	3,333	3,333	—
Scott Friedberg	6,666	6,666	—
Seaport Global Securities, LLC+(50)	358,716	138,050	220,666
Sheldon T. Fleck	14,000	14,000	—
Simone Arbib	38,333	5,000	33,333
Spider Investments, LLC(51)	91,110	13,333	77,777
Steven M. Cohen	20,000	3,333	16,667
Steven T. Glass	20,000	20,000	—
Tadahiro Haley	3,333	3,333	—
The Benchmark Company, LLC+(52)	267,749	47,082	220,667
The Bortnik Living Trust dated April 14, 2011(53)	30,000	30,000	—
The Eric Binford Trust(54)	66,667	66,667	—
The Grant Binford Trust(55)	66,667	66,667	—
The Michael E. Portnoy Revocable Trust(56)	1,666	1,666	—
The Michael P. Earl Trust(57)	6,667	6,667	—
The Pickel Family Trust(58)	2,000	2,000	—
The Richard Reiss Revocable Trust(59)	17,000	17,000	—
The Robert A. and Rhonda B. Brown Trust(60)	2,300	2,300	—
The Sheldon T. Fleck Term Trust U/A/D 1/20/26(61)	40,000	40,000	—
The William D. Castagna Trust of March 5, 2024(62)	1,667	1,667	—
Theodore C. and Katherine P. Bentley Joint Revocable Trust(63)	26,667	26,667	—
Thomas E. Bernard	15,000	15,000	—
Thomas Dana	1,666	1,666	—
Thomas Halaska	13,333	13,333	—
Thomas Hamilton	33,333	33,333	—
Thomas Marsich	1,666	1,666	—
Thomas Messina	20,000	20,000	—
Thomas M. Wright	1,666	1,666	—
Timothy C. Arthurs	6,667	6,667	—
Tim Herrmann+(64)	1,000	1,000	—
Tobias Pfister	1,667	1,667	—
Tobias Tretter	66,665	33,332	33,333
Todd Iverson	1,666	1,666	—
Tom M. Djokovich and Tamara A. Djokovich	2,500	2,500	—
Trent Dore Revocable Trust(65)	20,000	20,000	—
TreNova Opportunities Fund(66)	100,000	100,000	—
Trieber Ventures(67)	1,333	1,333	—
Tristan and Angela Greenwalt	1,666	1,666	—
Troy Hornbeck	4,000	4,000	—
Trust Agreement of Derek and Michal Beiningen(68)	1,666	1,666	—
Trust Agreement of Scott and Stacey Parizek(69)	3,333	3,333	—
Veronica Marano and Thomas Volckening	2,666	2,666	—
Viggo C Bertelsen	1,667	1,667	—
Vincent LaBarbara+(70)	14,146	2,480	11,666

	Number of		Number of
	Shares	Number	Shares
	Beneficially	of Shares	Beneficially
	Owned	Registered	Owned
	Prior to	for Sale	After
Name of Selling Stockholders	Offering	Hereby(1)	Offering
Walzman Innovations, LLC(71)	16,666	16,666	—
Watermill Capital Holdings LLC(72)	6,666	6,666
WAVE FUNCTION VENTURES OPPORTUNITY II LP(73)	667,331	156,665	510,666
Web Investment Group, LLC(74)	120,557	23,334	97,223
Westley Harrell	7,000	7,000	—
William Hunt+(75)	40	40	—
William M. Dial+	2,700	2,700	—
William Chen	1,666	1,666	—
William D. Moses, Jr. Separate Trust No. 1(76)	10,000	10,000	—
Winfair Global Limited(77)	400,000	300,000	100,000
Winkleblack Family Revocable Trust(78)	3,333	3,333	—
Wolsonovich SEF, LLC(79)	3,333	3,333	—
Worth Holdings LLC(80)	1,666	1,666	—
YAOS Holdings Limited(81)	33,333	33,333	—
Yassin Ibrahim Lofty Mansour	83,332	83,332	—
Yihua Chen	7,000	7,000	—
Yong Hsu	1,666	1,666	—
Zachary Morriello	10,000	10,000	—
Total—2026 Private Placement Stockholders	—	5,462,751	—
+

The selling stockholder is a broker-dealer or an affiliate of a broker-dealer. The selling stockholder has represented to us that (i) it purchased the securities in the ordinary course of business, and (ii) at the time of the purchase of the securities, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(1)	Assumes the sale of all shares offered in this prospectus.
(2)	Quinto Annibale may be deemed to have voting and/or investment control over the securities held by 20 Good Summers XP Corporation. Mr. Annibale, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 74 Muzich Place, Woodbridge, Ontario L4L9C5, Canada
(3)	Dominic Cavagnuolo may be deemed to have voting and/or investment control over the securities held by 8 Fold Path. Mr. Cavagnuolo, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 1413 Sunset Harbour Dr 118, Miami Beach, FL 33139.
(4)	Joerg Schweizer may be deemed to have voting and/or investment control over the securities held by Accent Capital GmbH. Mr. Schweizer, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is Neuhauser Str. 3, 80331 Munich, Germany.
(5)	Andrew Cader may be deemed to have voting and/or investment control over the securities held by ACNYC, LLC. Mr. Cader, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 300 Beach Dr. NE, Unit 2401, St. Petersburg, FL 33701.
(6)	Stephen Smith may be deemed to have voting and/or investment control over the securities held by AMFCO-4 LLC. Mr. Smith, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 360 Madison Avenue, New York, NY 10017.
(7)	Serguei Soukhopalov may be deemed to have voting and/or investment control over the securities held by Arawak Cay Realty LLC. Mr. Soukhopalov, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 1965 Broadway, Apt 26E, New York, NY 10023.

(8)	Shaz Mossanen may be deemed to have voting and/or investment control over the securities held by the Article IV Subtrust f/b/o Betty Mossanen under the Elias and Lila Kalimian Progeny Trust. Mr. Mossanen, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 88 Whitney Phipps Drive, Old Westbury, NY 11568.
(9)	Anthony Lyons may be deemed to have voting and/or investment control over the securities held by Berkley Equity Ltd. Mr. Lyons, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 3rd Floor, Yamraf Building, Market Square, PO Box 3175, Road Town, Tortola, BVI.
(10)	Brett Palos may be deemed to have voting and/or investment control over the securities held by Brett Palos Investments. Mr. Palos, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 73 Brook Street, London, W1, United Kingdom.
(11)	Brian Kandel may be deemed to have voting and/or investment control over the securities held by Brian Kandel - Individual 401K. Mr. Kandel, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 4633 Old Ironsides Dr #115 Santa Clara, CA 95054
(12)	Bruce O’Brien may be deemed to have voting and/or investment control over the securities held by Bruce Edward O’Brien II Revocable Living Trust. Mr. O’Brien, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 8301 Creekside Cir., #310, Bloomington, MN 55437.
(13)	Megan Cameron may be deemed to have voting and/or investment control over the securities held by Cameron Family Ventures LLC. Ms. Cameron, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 4010 NW 14th Ave, Camas, WA 98607.
(14)	Chris Pudenz and/or Sarah Pudenz may be deemed to have voting and/or investment control over the securities held by the Chris and Sarah Pudenz Revocable Living Trust. However, Mr. and Mrs. Pudenz disclaim any beneficial ownership of these shares. The principal business address of the entity is 6465 Northern Hills Drive, Omaha, NE 68152-1041.
(15)	The number of shares beneficially owned prior to the offering includes 41,358 shares of common stock issuable upon the exercise of the 2025 Placement Agent Warrants and 10,316 shares of common stock issuable upon exercise of the 2026 Placement Agent Warrants.
(16)	Dennis R. DeLoach Jr. may be deemed to have voting and/or investment control over the securities held by DeLoach LS Investments LLC. Mr. DeLoach, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 7868 Lantana Creek Road, Largo, FL 33777.
(17)	Matthew Mavridoglou may be deemed to have voting and/or investment control over the securities held by DEMALY LTD. Mr. Mavridoglou, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 49 Clabon Mews, London, SW1X 0EQ, United Kingdom.
(18)	Blue Owl Digital Infrastructure III GP LLC may be deemed to have voting and/or investment control over the securities held by DFI Aggregator LP. Blue Owl Digital Infrastructure III GP LLC, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 399 Park Avenue, 37th Floor, New York, NY 10022.
(19)	Dana Biondi may be deemed to have voting and/or investment control over the securities held by DM Vest LLC. Ms. Biondi, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 6100 Hollywood Blvd Suite 515 Hollywood FL 33024.
(20)	Dustin Gaspari may be deemed to have voting and/or investment control over the securities held by Dustin J. Gaspari Revocable Trust. Mr. Gaspari, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 235 S Eudora St., Denver, CO 80246.
(21)	Ed Eisler may be deemed to have voting and/or investment control over the securities held by EE Holdings Limited. Mr. Eisler, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 3rd Floor, 44 Esplanade, St Helier, Jersey, JE4 9WG.

(22)	The number of shares beneficially owned prior to the offering includes 1,303 shares of common stock issuable upon exercise of the 2026 Placement Agent Warrants.
(23)	The number of shares beneficially owned prior to the offering includes 41,358 shares of common stock issuable upon the exercise of the 2025 Placement Agent Warrants and 10,316 shares of common stock issuable upon exercise of the 2026 Placement Agent Warrants.
(24)	Steve C. Grossman may be deemed to have voting and/or investment control over the securities held by Grossman Family Investment Group Ltd. Mr. Grossman, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 18528 Highland Creek Lane, Dallas, TX 75252.
(25)	Brandon Ancier may be deemed to have voting and/or investment control over the securities held by Growth Lift LLC. Mr. Ancier, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 11405 Georgian Oaks Dr., Austin, TX 78739.
(26)	Howard Freedberg may be deemed to have voting and/or investment control over the securities held by Howard I. Freedberg Revocable Trust. Mr. Freedberg, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 3861 Maple Avenue, Northbrook, IL 60062.
(27)	Daniel Vieira may be deemed to have voting and/or investment control over the securities held by HUSH Holding Company Inc. Mr. Vieira, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 221 E. Main Street, Suite 203, Milford, MA 01757.
(28)	Ian Jacobs is a former officer and director of Surfside.
(29)	Teresa Schlanger may be deemed to have voting and/or investment control over the securities held by Jeffrey R. Schlanger 2012 Trust. Ms. Schlanger, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 2660 South Ocean Boulevard, 303N, Palm Beach, FL 33480.
(30)	Keith Testaverde may be deemed to have voting and/or investment control over the securities held by Jennifer Lescht Irrevocable Trust. Mr. Testaverde, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 366 Chelsea Street, Staten Island, NY 10307.
(31)	Barbara Stone may be deemed to have voting and/or investment control over the securities held by Joel A. Stone Irrevocable Credit Shelter Trust. Ms. Stone, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 1772 Sabal Palm Drive, Boca Raton, FL 33432.
(32)	Joel Yanowitz may be deemed to have voting and/or investment control over the securities held by Joel Yanowitz and Amy Metzenbaum 2003 Family Trust. Mr. Yanowitz, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 3 Stanton Way, Mill Valley, CA 94941.
(33)	Jan Laskowski may be deemed to have voting and/or investment control over the securities held by Laskowski Revocable Trustdated 09/20/2018. Mr. Laskowski, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 971 Eichler Drive, Mountain View, CA 94040.
(34)	Leonard Schiller may be deemed to have voting and/or investment control over the securities held by Leonard M. Schiller Revocable Trust dtd 10/3/97. Mr. Schiller, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 16 Island Ave, Unit 7B, Miami Beach, FL 33139.
(35)	Levi Litmanovich may be deemed to have voting and/or investment control over the securities held by the Levi Litmanovich and Ahuva Litmanovich Revocable Trust dt 10/13/1994. Trust. Mr. Litmanovich, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 5607 Manly Ct, Calabasas, CA 91302.
(36)	Bradley Levin may be deemed to have voting and/or investment control over the securities held by Lexmore Corporation Mr. Levin, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 707 Skokie Blvd., Suite 100, Northbrook, IL 60062.

(37)	Jerry Beckering and/or Linda Beckering may be deemed to have voting and/or investment control over the securities held by Linda S. Beckering Trust. Mr. and Mrs. Beckering, however, disclaim any beneficial ownership of these shares. The principal business address of the entity is 13244 Ahlers Avenue, Edgerton, MN 56128.
(38)	Marc P. Bear may be deemed to have voting and/or investment control over the securities held by the Marc P. Bear Trust. Mr. Bear, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 2241 SE 17th St., LP3, Fort Lauderdale, FL 33316.
(39)	Mark Tompkins is a former director of Surfside.
(40)	Sana Irakleous and/or Louise Masterson may be deemed to have voting and/or investment control over the securities held by Markerina Investments Limited. Ms. Irakleous and Ms. Masterson, however, disclaim any beneficial ownership of these shares. The principal business address of the entity is 66, Arch. Makariou III, Cronos Court, 3rd Floor, Office 31, 1077 Nicosia, Cyprus.
(41)	Murali Kulala may be deemed to have voting and/or investment control over the securities held by Murali Kulala Trust. Mr. Kulala, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 123 Charles Street, Somerset, NJ 08873.
(42)	The number of shares beneficially owned prior to the offering includes 6,333 shares of common stock issuable upon the exercise of the 2025 Placement Agent Warrants and 1,566 shares of common stock issuable upon exercise of the 2026 Placement Agent Warrants. William R. Hunt Jr. may be deemed to have voting and/or investment control over the securities held by Network 1 Financial Securities, Inc. Mr. Hunt, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 2 Bridge Avenue, Suite 241, Red Bank, NJ 07701.
(43)	Dr. John Abeles may be deemed to have voting and/or investment control over the securities held by Northlea Partners LLLP. Dr. Abeles, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 7235 Promenade Drive J-202, Boca Raton, FL 33433.
(44)	Patricia A. Desantis may be deemed to have voting and/or investment control over the securities held by the Patricia A. Desantis Revocable Trust. Ms. Desantis, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 11 Nathan Hale Drive, Norwalk, CT, 06854.
(45)	The number of shares beneficially owned prior to the offering includes 26,667 shares of common stock issuable upon the exercise of the 2025 Placement Agent Warrants and 7,933 shares of common stock issuable upon exercise of the 2026 Placement Agent Warrants. Jennifer Tomasino may be deemed to have voting and/or investment control over the securities held by PHX Financial d/b/a Phoenix Financial Services. Ms. Tomasino, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 100 Wall Street, 10th Floor, New York, New York 10005.
(46)	Manuel Perez, Thomas Ringuet, and/or Nikolaj Bertelsen may be deemed to have voting and/or investment control over the securities held by Prime Retail Limited. Mr. Perez, Mr. Thomas, and Mr. Bertelsen, however, disclaim any beneficial ownership of these shares. The principal business address of the entity is Ensign House, Floor 4, 29 Seaton Place, St. Helier, Jersey, JE2 3QL.
(47)	Julie Gallon may be deemed to have voting and/or investment control over the securities held by Rampart Horizon LP. Ms. Gallon, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is Whiteley Chambers, Don Street, St. Helier, Jersey, JE241 R.
(48)	Sheldon Cartwright may be deemed to have voting and/or investment control over the securities held by RELIANCE WEALTH MANAGEMENT LTD. Mr. Cartwright, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 2nd Floor, Goodman’s Bay Corporate Centre, West Bay Street, Nassau, The Bahamas.
(49)	The number of shares beneficially owned prior to the offering includes 5,951 shares of common stock issuable upon the exercise of the 2025 Placement Agent Warrants and 300 shares of common stock issuable upon exercise of the 2026 Placement Agent Warrants.

(50)	The number of shares beneficially owned prior to the offering includes 220,666 shares of common stock issuable upon the exercise of the 2025 Placement Agent Warrants and 47,082 shares of common stock issuable upon exercise of the 2026 Placement Agent Warrants. Jack Mascone may be deemed to have voting and/or investment control over the securities held by Seaport Global Securities. Mr. Mascone, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 360 Madison Avenue, 22nd Floor, New York, New York 10017.
(51)	Theodore Bentley may be deemed to have voting and/or investment control over the securities held by Spider Investments, LLC. Mr. Bentley, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 16420 SE McGillivray Blvd., Ste 103-195, Vancouver, WA 98683.
(52)	The number of shares beneficially owned prior to the offering includes 220,667 shares of common stock issuable upon the exercise of the 2025 Placement Agent Warrants and 47,082 shares of common stock issuable upon exercise of the 2026 Placement Agent Warrants. Rich Messina may be deemed to have voting and/or investment control over the securities held by The Benchmark Company LLC. Mr. Messina, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 150 E 58th Street, 17th Floor, New York, NY 10155.
(53)	Vlada Bortnik may be deemed to have voting and/or investment control over the securities held by The Bortnik Living Trust dated April 14, 2011. Ms. Bortnik, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 648 College Avenue, Menlo Park, CA 94025.
(54)	Eric Binford and/or Shari Binford may be deemed to have voting and/or investment control over the securities held by The Eric Binford Trust. Mr. and Ms. Binford, however, disclaim any beneficial ownership of these shares. The principal business address of the entity is 1377 170th Ave, Luverne, MN 56156.
(55)	Grant Binford may be deemed to have voting and/or investment control over the securities held by The Grant Binford Trust. Mr. and Ms. Binford, however, disclaim any beneficial ownership of these shares. The principal business address of the entity is 1266 170th Avenue, Luverne, MN 56156.
(56)	Michael Portnoy may be deemed to have voting and/or investment control over the securities held by The Michael E. Portnoy Revocable Trust. Mr. Portnoy, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 22915 N 45th Pl, Phoenix, AZ 85050.
(57)	Michael Earl may be deemed to have voting and/or investment control over the securities held by The Michael P. Earl Trust. Mr. Earl, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 6214 California Street, Omaha, NE 68132.
(58)	Jed Pickel may be deemed to have voting and/or investment control over the securities held by The Pickel Family Trust. Mr. Pickel, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 1417 N 49th Street, Seattle, WA 98103.
(59)	Richard Reiss may be deemed to have voting and/or investment control over the securities held by The Richard Reiss Revocable Trust. Mr. Reiss, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 152 W. 57th Street, 32nd Floor, New York, NY 10019
(60)	Robert A. Brown may be deemed to have voting and/or investment control over the securities held by The Robert A. and Rhonda B. Brown Trust. Mr. Brown, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 10 S. Oak Forest Dr., Okatie, SC 29909.
(61)	Sheldon Fleck may be deemed to have voting and/or investment control over the securities held by the Sheldon T. Fleck Term Trust U/A/D 1/20/26. Mr. Fleck, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 4611 Browndale Avenue, Edina, MN 55424.
(62)	William Castagna may be deemed to have voting and/or investment control over the securities held by The William D. Castagna Trust of March 5, 2024. Mr. Castagna, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 910 East Aliso Street, Ojai, CA 93023.

(63)	Theodore Bentley may be deemed to have voting and/or investment control over the securities held by Theodore C. and Katherine P. Bentley Joint Revocable Trust. Mr. Bentley, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 16420 SE McGillivray Blvd., Ste 103-195, Vancouver, WA 98683.
(64)	The number of shares beneficially owned prior to the offering includes 1,000 shares of common stock issuable upon the exercise of the 2026 Placement Agent Warrants.
(65)	Trent Dore may be deemed to have voting and/or investment control over the securities held by Trent Dore Revocable Trust. Mr. Dore, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 15198 Fish Point Road SE, Prior Lake, MN 55372.
(66)	Christian Niedermeier may be deemed to have voting and/or investment control over the securities held by TreNova Opportunities Fund. Mr. Niedermeier, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands.
(67)	Edward Trieber may be deemed to have voting and/or investment control over the securities held by Trieber Ventures. Mr. Trieber, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 7180 Queenferry Circle, Boca Raton, FL 33496.
(68)	Derek Beiningen and/or Michal Beiningen may be deemed to have voting and/or investment control over the securities held by the Trust Agreement of Derek and Michal Beiningen. Both, however, disclaim any beneficial ownership of these shares. The principal business address of the entity is 5646 Alexandra Drive, Minnetrista, MN 55364.
(69)	Scott Parizek and/or Stacy Parizek may be deemed to have voting and/or investment control over the securities held by the Trust Agreement of Scott and Stacey Parizek. Mr. and Mrs. Parizek, however, disclaim any beneficial ownership of these shares. The principal business address of the entity is 16860 Judicial Road, Lakeville, MN 55044.
(70)	The number of shares beneficially owned prior to the offering includes 11,666 shares of common stock issuable upon the exercise of the 2025 Placement Agent Warrants and 2,480 shares of common stock issuable upon exercise of the 2026 Placement Agent Warrants.
(71)	Daniel Walzman may be deemed to have voting and/or investment control over the securities held by Walzman Innovations, LLC. Mr. Walzman, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is c/o Walzman, 1510 Jefferson St.Teaneck NJ 07666.
(72)	Charles A. Walk may be deemed to have voting and/or investment control over the securities held by Watermill Capital Holdings LLC. Mr. Walk, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 135 Mill Creek Close, Watermill, NY 11976.
(73)	James Gull may be deemed to have voting and/or investment control over the securities held by WAVE FUNCTION VENTURES OPPORTUNITY II LP. Mr. Gull, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 2801 Ocean Park Blvd., Unit. 2119, Santa Monica, CA 90405.
(74)	Megan Cameron may be deemed to have voting and/or investment control over the securities held by Web Investment Group, LLC. Ms. Cameron, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 16420 SE McGillivray Blvd., Ste 103-195, Vancouver, WA 98683.
(75)	The number of shares beneficially owned prior to the offering includes 300 shares of common stock issuable upon the exercise of the 2026 Placement Agent Warrants.
(76)	Tracey Stegemeier may be deemed to have voting and/or investment control over the securities held by William D. Moses, Jr. Separate Trust No 1. Ms. Stegemeier, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 300 Bellevue Parkway, Suite 300, Wilmington, DE 19809.

(77)	Li Shan may be deemed to have voting and/or investment control over the securities held by Winfair Global Limited. Mr. Shan, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is Palm Grove House, P.O. Box 438, Road Town, Tortola, BVI.
(78)	Charles E. Winkleblack may be deemed to have voting and/or investment control over the securities held by the Winkleblack Family Revocable Trust. Mr. Winkleblack, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 1125 Kinyon Circle, Ames, IA 50010.
(79)	N. Michael Wolsonovich Jr. may be deemed to have voting and/or investment control over the securities held by Wolsonovich SEF, LLC. Mr. Wolsonovich, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 8815 Conroy-Windermere Road, #347, Orlando, FL 32835.
(80)	Lance Charlesworth may be deemed to have voting and/or investment control over the securities held by Worth Holdings LLC. Mr. Charlesworth, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is 16652 Gemini Lane, Huntington, CA 92647.
(81)	Amanda Jane Bako Akanke Parsons may be deemed to have voting and/or investment control over the securities held by YAOS Holdings Limited. Ms. Parsons, however, disclaims any beneficial ownership of these shares. The principal business address of the entity is PO Box 897, Windward 1, Regatta Office Park, Grand Cayman, KY1-1103, Cayman Islands.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes the selling stockholders listed in the table under the heading “Selling Stockholders” and includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer who have been assigned the rights of the transferor holder or holders under the applicable 2026 Registration Rights Agreement (as defined herein), and other permitted transferees, successors or assigns of the selling stockholders selling shares of common stock covered by this prospectus received by them after the date of this prospectus by operation of law, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell all or a portion of their shares through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
●	an over-the-counter distribution in accordance with the rules of the applicable exchange on which the shares are listed or admitted to trading;
●	through trading plans entered into by a selling stockholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;
●	short sales whether through a broker-dealer or themselves, effected after the date of this prospectus;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	by pledge to secure indebtedness and other obligations;
●	through delayed delivery arrangements;
●	to or through underwriters or agents;
●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on a national securities exchange or other similar offerings through sales agents;
●	in privately negotiated transactions;
●	in options transactions; and
●	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. In addition, the selling stockholders may elect to make an in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the selling stockholders will sell all or any of the securities offered by this prospectus. In addition, the selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from the sale of common stock by the selling stockholders.

The selling stockholders and any underwriters, broker-dealers or agents that are involved in selling the common stock or interests therein may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder in the 2026 Private Placement has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. If a selling stockholder is deemed to be an “underwriter” within the meaning of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to this registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of common stock in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of Rule 172 under the Securities Act.

The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

Agents, broker-dealers and underwriters may be entitled to indemnification by us and the selling stockholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.

We have agreed with the selling stockholders to keep this registration statement of which this prospectus constitutes a part effective for five years from the date it is declared effective by the SEC or until the date on which all of the shares of common stock required to be registered by us have been sold or otherwise transferred other than to assignees pursuant to the 2026 Registration Rights Agreement. See the section of this prospectus captioned “Shares Eligible for Future Sale–Registration Rights.”

Certain of our stockholders have entered into lock-up agreements. See the section of this prospectus captioned “Certain Relationships and Related Party Transactions—Related Party Transactions—Deep Fission—Lock Up Agreements.”

DESCRIPTION OF CAPITAL STOCK

The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all the information that may be important to you and the descriptions herein are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws. For a complete description, you should refer to our amended and restated certificate of incorporation and amended and restated bylaws and to the applicable provisions of Delaware law.

We have authorized capital stock consisting of 300,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

As of February 6, 2026, we had 56,207,422 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. Unless stated otherwise, the following discussion summarizes the term and provisions of our restated certificate of incorporation and our restated bylaws.

Common Stock

Dividend Rights

Subject to applicable law and the rights and preferences, if any, of any holders of any outstanding series of preferred stock, the holders of our common stock are entitled to receive dividends if our board of directors, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine, payable either in cash, in property or in shares of capital stock.

Voting Rights

Holders of our common stock are entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as otherwise required by law, holders of common stock are not entitled to vote on any amendment to the restated certificate of incorporation (including any certificate of designation relating to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote on such amendment pursuant to the restated certificate (including any certificate of designation relating to any series of preferred stock). We have not provided for cumulative voting for the election of directors in our restated certificate of incorporation. Accordingly, holders of a majority of the shares of our common stock will be able to elect all of our directors. Our restated certificate of incorporation establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

No Preemptive or Similar Rights

Our common stock is not entitled to preemptive rights and is not subject to conversion, redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution, or winding-up and after payment in full of all amounts required to be paid to creditors and to any holders of preferred stock having liquidation preferences, if any, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock.

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, vesting, powers (including voting powers), preferences, and relative, participating, optional or other rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders.

Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding or above the total number of authorized shares of the class, without any further vote or action by our stockholders. Our board of directors may, without stockholder approval, authorize the issuance of preferred stock with voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock and could have anti-takeover effects. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in our control or the removal of existing management and might adversely affect the market price of our common stock.

Stock Options

Pursuant to the Merger Agreement, we approved and adopted the 2025 EIP and reserved 9,500,882 shares of our common stock for future issuances of incentive awards under the 2025 EIP at the discretion of our Board to officers, employees, consultants and directors. As of the Effective Time, we had outstanding stock options to purchase an aggregate of 1,461,078 shares of our common stock under the 2025 Plan with a weighted-average exercise price of $3.00, as a result of our assumption of the Assumed Options.

Warrants

As of February 6, 2026, we had outstanding warrants to purchase an aggregate of 716,084 shares of our common stock, with a weighted-average exercise price of $5.17 per share. These warrants are “Placement Agent Warrants” issued to the 2025 Placement Agents and the 2026 Placement Agents in connection with the closings of the 2025 Private Placement and the 2026 Private Placement, respectively.

Registration Rights Agreement

For a description of the Registration Rights Agreement that we entered into in connection with the Merger and the 2025 and 2026 Private Placements, see “Certain Relationship and Related Party Transactions — Related Party Transactions — Registration Rights Agreement.”

Anti-Takeover Provisions

The provisions of the DGCL, our restated certificate of incorporation, and our restated bylaws could have the effect of delaying, deferring, or discouraging another person from acquiring control of our Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of our Company to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in their best interest or in our best interests, including transactions that might result in a premium over the prevailing market price of our common stock.

Section 203 of the DGCL

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner as summarized below. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

●	before the stockholder became interested, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding shares owned by persons who are directors and also officers, and employee stock plans in some instances, but not the outstanding voting stock owned by the interested stockholder; or

●	at or after the time the stockholder became interested, the business combination was approved by our board and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, lease, pledge, or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;
●	subject to exceptions, any transaction that results in the issuance of transfer by the corporation of any stock of the corporation to the interested stockholder;
●	subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and
●	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

Restated Certificate of Incorporation and Restated Bylaw Provisions

Our restated certificate of incorporation and our restated bylaws include a number of provisions that may have the effect of deterring hostile takeovers, or delaying or preventing changes in control of our management team or changes in our board of directors or our governance or policy, including the following:

●	Board Vacancies. Our restated bylaws and certificate of incorporation provide, subject to the special rights of the holders of any series of preferred stock to elect directors, that any vacancy on the board of directors may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders, except as otherwise provided by law. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, disqualification or removal. In addition, the number of directors constituting the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships (the “Whole Board”) is permitted to be set only by a resolution adopted by a majority of the Whole Board. These provisions prevent a stockholder from increasing the size of our board of directors and gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the board of directors, but promotes continuity of management.
●	Classified Board. Our restated certificate of incorporation and restated bylaws provide that our board of directors is classified into three classes of directors. The existence of a classified board of directors could delay a successful tender offeror from obtaining majority control of our board of directors, and the prospect of that delay might deter a potential offeror. See the section titled “Management—Corporate Governance—Classified Board of Directors” for additional information.
●	Directors Removed Only for Cause. Our restated certificate of incorporation provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class.

●	Requirements for Amendments of Our Restated Certificate of Incorporation and Restated Bylaws. Our restated certificate of incorporation further provides that the affirmative vote of holders of at least a majority of our capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend certain provisions of our restated certificate of incorporation, including provisions relating to the classified board, the size of the board of directors, removal of directors, special meetings, actions by written consent, and designation of our preferred stock. The affirmative vote of holders of at least a majority of our capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal our restated bylaws, although our restated bylaws may be amended by the approval of a majority of the Whole Board.
●	Stockholder Action; Special Meetings of Stockholders. Our restated certificate of incorporation provides that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, holders of our capital stock would not be able to amend our restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our restated bylaws. Our restated certificate of incorporation and our restated bylaws provide that special meetings of our stockholders may be called only by the chairperson of the board of directors, our chief executive officer or the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders to take any action, including the removal of directors.
●	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.
●	No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our restated certificate of incorporation and restated bylaws do not provide for cumulative voting.
●	Issuance of Undesignated Preferred Stock. Our restated certificate of incorporation provides our board the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock enables our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise.
●	Choice of Forum. Our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum and to the fullest extent permitted by law, that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom, will be the sole and exclusive forum for: (a) any derivative action, suit or proceeding brought on behalf of us; (b) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee, or agent of ours; (c) any action, suit or proceeding asserting a claim against us or any current or former director, officer or employee of ours arising out of or pursuant to, or seeking to enforce any right, obligation or remedy under, or to interpret, apply, or determine the validity of, any provision of the DGCL, the restated certificate of incorporation or the restated bylaws (as each may be amended from time to time); (d) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or (e) any action, suit or proceeding asserting a claim against us or any current or former director, officer or employee of ours governed by the internal affairs doctrine, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. However, such forum selection provisions will not apply to actions, suits or proceedings brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction. The restated certificate of incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the restated certificate of incorporation provides that the federal district courts of the United States will have exclusive jurisdiction over any action asserting a cause of action arising under the Securities Act. Accordingly, there is uncertainty as to whether a court would enforce such provision. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As noted above, the restated certificate of incorporation provides that the choice of forum provision does not apply to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum selection provisions in the restated certificate of incorporation.

The choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers, and other employees. Alternatively, if a court were to find the choice of forum provisions contained in the restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

Limitation on Liability and Indemnification of Directors and Officers

As permitted by the DGCL, our amended and amended and restated certificate of incorporation contains provisions that eliminate the personal liability of its directors and officers for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

●	any breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders;
●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●	of a director under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or
●	any transaction from which the director or officer derived an improper personal benefit.

The restated bylaws provide that our directors and officers, and directors and officers of our predecessor, will be indemnified and advanced expenses by us to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the restated certificate of incorporation provides that our directors and officers will not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duty as directors or officers to the fullest extent permitted by the DGCL as it now exists or may in the future be amended.

The restated bylaws also permit us to purchase and maintain insurance on behalf of any officer, director, employee or agent of ours for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.

SHARES ELIGIBLE FOR FUTURE SALE

Currently, there is not a public market for our common stock. Future sales of our common stock, including shares issued upon the exercise of warrants or options that we may issue, in the public market after the 2026 Private Placement, or the perception that those sales may occur, could cause the prevailing price for our common stock to fall or impair our ability to raise equity capital in the future. As described below, only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after the closing of the 2026 Private Placement due to contractual and legal restrictions on resale described below. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.

As of February 6, 2026, we had 56,207,422 shares of common stock outstanding, of which our directors and executive officers beneficially own an aggregate of 16,867,427 shares. Of those outstanding shares, 12,279,333 shares of common stock are freely tradable, without restriction, as of February 6, 2026. No shares issued in connection with the 2026 Private Placement can be publicly sold under Rule 144 under the Securities Act until at least 12 months have elapsed from the date on which we provided Form 10 information in our Form 8-K filed with the SEC on September 11, 2025.

Lock-Up Agreements

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See the section titled “Certain Relationships and Related Party Transactions—Lock-Up Agreements” for further discussion.

Sale of Restricted Shares

Of the 56,207,422 shares of common stock outstanding, 43,934,089 shares are “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144 or Rule 701, which rules are summarized below.

Rule 144

Pursuant to Rule 144 promulgated under the Securities Act, sales of the securities of a former shell company, such as us, under that rule are not permitted (i) until at least 12 months have elapsed from the date on which we provided Form 10 information in our Form 8-K filed with the SEC filed with the SEC on September 11, 2025 and (ii) unless at the time of a proposed sale, we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than Current Reports on Form 8-K. We intend to register such shares for sale under the Securities Act but are currently a “voluntary filer” and are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. As a result, unless we register such shares for sale under the Securities Act, most of our stockholders will be forced to hold their shares of our common stock for at least that 12-month period before they are eligible to sell those shares, and even after that 12-month period, sales may not be made under Rule 144 unless we and the selling stockholders are in compliance with other requirements of Rule 144.

In general, Rule 144 provides that (i) any of our non-affiliates that has held restricted common stock for at least 12 months is thereafter entitled to sell its restricted stock freely and without restriction, provided that we remain compliant and current with our SEC reporting obligations, and (ii) any of our affiliates, which includes our directors, executive officers and other person in control of us, that has held restricted common stock for at least 12 months is thereafter entitled to sell its restricted stock subject to the following restrictions: (a) we are compliant and current with our SEC reporting obligations, (b) certain manner of sale provisions are satisfied, (c) a Form 144 is filed with the SEC, and (d) certain volume limitations are satisfied, which limit the sale of shares within any three-month period to a number of shares that does not exceed 1% of the total number of outstanding shares or, if our common stock is then listed or quoted for trading on a national securities exchange, then the greater of 1% of the total number of outstanding shares and the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of the Form 144 with respect to the sale. A person who has ceased to be an affiliate at least three months immediately preceding the sale and who has owned such shares of common stock for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Regulation S

Regulation S under the Securities Act provides that shares owned by any person may be sold without registration in the U.S., provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the U.S. (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that our shares of common stock may be sold in some other manner outside the United States without requiring registration in the United States.

Registration Rights

In connection with the 2026 Private Placement, we entered into the 2026 Registration Rights Agreement, pursuant to which we agreed that promptly, but no later than 30 calendar days after the closing of the 2026 Private Placement, we would file, subject to customary exceptions, this registration statement on Form S-1 (this “Registration Statement”) covering the 2026 Registrable Shares.

We must use commercially reasonable efforts to cause this Registration Statement to be declared effective no later than the earlier of (a) five trading days after we are notified by the SEC that the Registration Statement will not be reviewed or is no longer subject to further review and comment, and (b) 120 calendar days after the date of the closing of the 2026 Private Placement.

Subject to customary exceptions, if any Registration Event occurs (as defined in the 2026 Registration Rights Agreement), we will make payments to each holder of 2026 Registrable Shares as partial liquidated damages at a rate equal to 12% per annum of the total value of 2026 Registrable Shares held by such holder for the duration of the applicable Registration Event and affected during the period; provided that the maximum amount of liquidated damages paid by us will not exceed 5% of such total value. No liquidated damages will accrue with respect to (1) any 2026 Registrable Shares removed from the Registration Statement in response to a comment from the SEC staff limiting the number of shares of common stock that may be included in the Registration Statement (a “Cutback Comment”), provided we continue to use commercially reasonable efforts to register such shares for resale by other available means, (2) any 2026 Registrable Shares after they cease to be 2026 Registrable Shares (including when Rule 144 permits resale without volume or manner of sale restrictions or current public information requirements), or (3) any 2026 Registrable Shares excluded because a holder fails to provide information concerning the holder and the manner of distribution of the holder’s 2026 Registrable Shares that we reasonably request in connection with the preparation of the Registration Statement.

If the SEC staff limits the number of 2026 Registrable Shares permitted to be registered on the Registration Statement as a secondary offering, we will amend the Registration Statement to reduce the number of shares, first from the 2026 Placement Agent Warrant Shares on a pro rata basis among the holders thereof, and second from the 2026 Private Placement Shares on a pro rata basis among the holders thereof. We will then use commercially reasonable efforts within 60 calendar days after effectiveness of the initial Registration Statement (or within 10 business days after the first date permitted by the SEC if filing within such 60-day period is not permitted) to file one or more new registration statements to register as many of the excluded shares as the SEC will permit.

We must use commercially reasonable efforts to keep the Registration Statement effective for five years from the date it is declared effective by the SEC or until the earlier of the date on which there are no longer any outstanding 2026 Registrable Shares and the date on which all 2026 Registrable Shares have been transferred other than to permitted assignees under the 2026 Registration Rights Agreement.

We will pay all expenses in connection with our registration obligations under the 2026 Registration Rights Agreement, including all registration, filing, and stock exchange fees, printing expenses, fees and expenses of complying with applicable securities laws, and the fees and disbursements of our counsel and our independent public accountants. Each holder will be responsible for any sales commissions, transfer taxes, and the expenses of any other attorney or advisor such holder decides to employ.

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus will be passed upon for us by Orrick, Herrington & Sutcliffe LLP, Boston, Massachusetts.

EXPERTS

The financial statements of the Company as of December 31, 2024 and 2023, and for the year ended December 31, 2024 and the period from July 17, 2023 (Inception) through December 31, 2023, have been audited by dbbmckennon, independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) included in this registration statement. The financial statements of the Company’s predecessor, Surfside, as of and for each of the years in the two-year period ended December 31, 2024 and 2023, have been audited by Grassi & Co., CPAs, P.C., independent registered public accounting firm, as set forth in their report (which contains an explanatory paragraph describing the conditions that raise substantial doubt about Surfside’s ability to continue as a going concern). Such financial statements have been included herein in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

CHANGE IN AUDITOR

As of September 5, 2025, Grassi & Co., CPAs, P.C. (“Grassi”), was dismissed as the independent registered public accounting firm of the Company. Effective as of September 5, 2025, the board of directors approved the appointment of dbbmckennon (“dbbmckennon”) to serve as our independent registered public accounting firm for the year ending December 31, 2025.

During the two years ended December 31, 2024 and 2023, and the subsequent interim period through September 5, 2025, there were no disagreements with Grassi on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grassi, would have caused it to make reference to the subject matter thereof in connection with its report, nor did its report contain an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principle.

During the two years ended December 31, 2024 and 2023, and the subsequent interim period through September 5, 2025, neither we nor anyone acting on our behalf consulted with dbbmckennon with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that dbbmckennon concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue; (ii) any matter that was the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereof; or (iii) a reportable event as described in Item 304(a)(1)(v) of Regulation S-K and the related instructions thereof.

We have provided Grassi with a copy of this prospectus prior to the filing hereof and Grassi has furnished us a letter addressed to the SEC stating whether Grassi agrees with the statements made by us under this prospectus which letter is filed as Exhibit 16.1 hereto, as required by Item 304(a)(3) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC this registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes a part of this registration statement, does not contain all of the information in this registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to this registration statement and the exhibits filed as part of this document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to this registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including this registration statement, over the Internet on the SEC’s website at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing or telephoning us at: Deep Fission, Inc. 2001 Addison Street, Suite 300, Berkeley, California, (707) 400-0778.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information and accompanying notes present the combination of the financial information of Surfside Acquisition Inc. (“Surfside” or “Parent”) and Deep Fission, Inc. (“Deep Fission”), adjusted to give effect to the Merger and related transactions (collectively, the “Transactions”).

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” For purposes of this section, Deep Fission and Surfside are collectively referred to as the “Companies,” and the Companies, subsequent to the Merger, are referred to herein as the “Combined Company.”

The historical financial information of Surfside was derived from the unaudited financial statements of Surfside as of and for the six months ended June 30, 2025 included in Surfside’s Quarterly Report on Form 10-Q filed with the SEC on August 12, 2025 (the “Surfside 10-Q”) and the audited financial statements of Surfside as of and for the year ended December 31, 2024, included in Surfside’s Annual Report on Form 10-K filed with the SEC on March 28, 2025 (the “Surfside 10-K”).The historical financial information of Deep Fission was derived from the unaudited financial statements of Deep Fission as of and for the six months ended June 30, 2025 and the audited financial statements of Deep Fission as of and for the year ended December 31, 2024, included elsewhere in this prospectus. This unaudited pro forma condensed combined financial information should be read together with (i) Surfside’s historical financial statements and related notes, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Surfside’s 10-Q and 10-K and (ii) Deep Fission’s historical financial statements and related notes, and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the prospectus.

Contemporaneously with the Merger, Surfside conducted a private placement offering (the “Offering”) and sold 10,000,000 shares of its common stock at a purchase price of $3.00 per share for gross proceeds of approximately $30.0 million. In connection with the Offering, Surfside also issued to the Placement Agents warrants to purchase an aggregate of 586,666 shares of common stock at an exercise price of $3.00 per share. The unaudited pro forma condensed combined financial information and accompanying notes are adjusted to give effect to the Offering.

Notwithstanding the legal form, the Merger is expected to be accounted for as a reverse recapitalization in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). Under this method of accounting, Surfside will be treated as the acquired company for accounting purposes, and Deep Fission will be treated as the accounting acquirer. In accordance with this method of accounting, the Merger will be treated as the equivalent of Deep Fission issuing shares for the net assets of Surfside, accompanied by a recapitalization. Consequently, the net assets of Surfside will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Merger will be those of Deep Fission. Deep Fission has been determined to be the accounting acquirer for purposes of the Merger based on an evaluation of the following facts and circumstances:

●	The assets of Deep Fission represent a significant majority of the assets of the Combined Company.
●	Deep Fission stockholders have a majority of the voting power of the Combined Company.
●	Deep Fission designated the entire governing body of the Combined Company.
●	The executive officers of the Combined Company immediately after the Closing are the same individuals as those of Deep Fission immediately prior to the Closing.
●	Deep Fission’s operations comprise the ongoing operations of the Combined Company.

The table directly below presents shares outstanding after the Transactions, as depicted in the unaudited pro forma condensed combined financial information:

		Fully
Pro Forma Ownership	Shares	Diluted %
Legacy Deep Fission Stockholders	38,538,922	60.85%
Private Placement Investors	10,000,000	15.79%
Retained Pre-Merger Shares	2,166,667	3.42%
Advisor Shares	85,000	0.13%
Placement Agent Warrants	586,666	0.93%
2025 EIP Shares Reserved (unissued)	9,500,882	15.0%
2025 ESPP Shares Reserved (unissued)	1,000,000	1.58%
2025 Plan Option Shares Reserved (unissued)	1,461,078	2.31%
Total shares outstanding and reserved for issuance	63,339,215	100.0%

The following unaudited pro forma condensed combined balance sheet as of June 30, 2025, and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024, are based on the historical financial statements of Surfside and Deep Fission. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Merger and related transactions actually been completed on the assumed dates or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2025

	Legacy		Transaction
	Deep		Accounting		Pro Forma
	Fission	Surfside	Adjustments		Balance
	(Historical)	(Historical)	(Note 2)	Notes	Sheet
Assets
Cash and cash equivalents	$4,779,309	$11,027	$30,000,000	(A)	$30,690,336
			(100,000)	(B)
			(3,900,000)	(C)
			(100,000)	(D)
Prepaid expenses and other current assets	118,818	—			118,818
Total current assets	4,898,127	11,027	25,900,000		30,809,154
Property and equipment, net	28,104	—			28,104
Total assets	4,926,231	11,027	25,900,000		30,837,258

Liabilities
Accounts payable	84,961	17,300			102,261
Accrued expenses	234	—			234

Accrued compensation	15,692	—			15,692
Note payable - stockholder	—	172,025	(172,025)	(B)	—
Total current liabilities	100,887	189,325	(172,025)		118,187
SAFE notes	20,463,632	—	(20,463,632)	(E)	—
Total liabilities	20,564,519	189,325	(20,635,657)		118,187

Commitments and contingencies

Stockholders’ equity
Parent Preferred stock	—	—			—
Common stock					—
Legacy Deep Fission Common Stock	9,386	—	(20,872)	(F)	—
			11,486	(E)
Parent Common Stock	—	500	4,000	(F)	5,226
			(283)	(G)
			9	(H)
			1,000	(I)
Additional paid-in capital	148,257	—	72,025	(B)	46,524,777
			(3,900,000)	(C)
			(100,000)	(D)
			20,452,146	(E)
			16,872	(F)
			283	(G)
			(9)	(H)
			29,999,000	(I)
			(178,798)	(J)
			15,001	(K)
Accumulated deficit	(15,795,931)	(178,798)	178,798	(J)	(15,810,932)
			(15,001)	(K)
Total stockholders’ equity	(15,638,288)	(178,298)	46,535,657		30,719,071
Total liabilities and stockholders’ equity	$4,926,231	$11,027	$25,900,000		$30,837,258
Footnotes:	Per Disclosure:
(A)	Cash proceeds from Offering for shares sold to New Investors.
(B)	To reflect the repayment of Surfside-1’s Note Payable - Stockholder using the proceeds from the Offering.
(C)	Estimated transaction costs of DF related to the Merger. Offset to APIC as reverse recapitalization.
(D)	Estimated transaction costs of Surfside related to the Merger. Offset to APIC as reverse recapitalization.
(E)	Conversion of SAFE Notes for DF’s shares.
(F)	Exchange of DF’s shares for 40M shares of Combined Company.
(G)	Cancellation of 2,833,333 shares belonging to Surfside’s pre-Merger shareholders.
(H)	85,000 shares issued to Advisor at Closing.
(I)	Shares sold to New Investors for gross proceeds of $30.0M, refer to Note (A).
(J)	To reflect the elimination of Surfside’s historical accumulated deficit.
(K)	DF’s stock options fully vesting as of the Merger Date - to recognize remaining share-based compensation expense.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE PERIOD ENDED JUNE 30, 2025

	Legacy		Transaction
	Deep		Accounting
	Fission	Surfside	Adjustments		Pro Forma
	(Historical)	(Historical)	(Note 2)		Combined
Revenue	$—	$—	$—		$—

Operating expense
General and administrative expenses	2,718,780	24,037	14,798	(AA)	2,757,615
Research and development expenses	780,517	—	203	(AA)	780,720
Total operating expenses	3,499,297	24,037	15,001		3,538,335
Operating loss	(3,499,297)	(24,037)	(15,001)		(3,538,335)
Other non-operating income (expense)
Interest income	—	—	—
Change in fair value of SAFE notes	(3,638,167)	—	3,638,167	(BB)	—
Other income (expense), net	1,004	—			1,004
Total non-operating income (expense)	(3,637,163)	—	3,638,167		1,004
Net loss	$(7,136,460)	$(24,037)	$3,623,166		$(3,537,331)

Basic and diluted weighted average shares outstanding of common stock	16,237,748	5,000,000	—		50,790,589
Basic and diluted net loss per share of common stock	$(0.44)	$(0.00)	$—		$(0.07)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2024

	Legacy		Transaction
	Deep		Accounting
	Fission	Surfside	Adjustments		Pro Forma
	(Historical)	(Historical)	(Note 2)		Combined
Revenue	$—	$—	$—		$—

Operating expense
General and administrative expenses	2,419,009	44,810	19,509	(AA)	2,483,328
Research and development expenses	643,642	—	915	(AA)	644,557
Total operating expenses	3,062,651	44,810	20,424		3,127,885
Operating loss	(3,062,651)	(44,810)	(20,424)		(3,127,885)
Other non-operating income (expense)
Interest income	20,331	—			20,331
Change in fair value of SAFE notes	(4,987,665)	—	4,987,665	(BB)	—
Other income (expense), net	749	—			749
Total non-operating income (expense)	(4,966,585)	—	4,987,665		21,080
Net loss	$(8,029,236)	$(44,810)	$4,967,241		$(3,106,805)

Basic and diluted weighted average shares outstanding of common stock	13,877,567	5,000,000			50,790,589
Basic and diluted net loss per share of common stock	$(0.58)	$(0.01)	$—		$(0.06)

Footnotes:	Per Disclosure:
*	To add in historical Surfside as if it was acquired January 1, 2024.
(AA)

Represents an adjustment to record the remaining unrecognized stock-based compensation expense as of June 30, 2025, associated with equity awards granted to certain members of Deep Fission management, employees, and non-employees. All equity awards vest immediately at the Closing.

(BB)	Gain on conversion of SAFE notes issued by Deep Fission to investors into Parent’s Common Stock.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.Basis of Pro Forma Presentation

The unaudited pro forma condensed consolidated financial information was prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and presents the Combined Company’s pro forma financial condition and results of operations based upon the historical financial information of each of Surfside and Deep Fission after giving effect to the Transactions set forth in the notes to the unaudited pro forma condensed consolidated financial information. The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the Combined Company upon consummation of the Transactions.

Notwithstanding the legal form, the Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Surfside will be treated as the acquired company for accounting purposes and Deep Fission will be treated as the accounting acquirer. In accordance with this method of accounting, the Merger will be treated as the equivalent of Deep Fission issuing shares for the net assets of Surfside, accompanied by a recapitalization. The net assets of Surfside will be stated at historical cost, with no goodwill or other intangible assets recorded, and operations prior to the Merger will be those of Deep Fission. Deep Fission has been determined to be the accounting acquirer for purposes of the Merger based on an evaluation of the following facts and circumstances:

●	The assets of Deep Fission represent a significant majority of the assets of the Combined Company.
●	Deep Fission stockholders have a majority of the voting power of the Combined Company.
●	Deep Fission designated the entire governing body of the Combined Company.
●	The executive officers of the Combined Company immediately after the Closing are the same individuals as those of Deep Fission immediately prior to the Closing.
●	Deep Fission’s operations comprise the ongoing operations of the Combined Company

In connection with the Offering, Surfside also issued to the Placement Agents warrants to purchase an aggregate of 586,666 shares of Parent common stock at an exercise price of $3.00 per share (“Warrants”). The Warrants are accounted for as equity-classified instruments in accordance with U.S. GAAP and are initially measured at fair value. The preliminary estimated aggregate fair value of the Warrants as of the Closing is $1,257,537. The preliminary estimated fair values were determined using a Black-Scholes valuation model, which requires inputs based on estimates, including the following assumptions: a stock price of $3.00 on the date of Closing, a contractual term of 5 years, a risk-free rate of 3.79%, and an expected volatility of 90%. The actual fair values could change materially once the final valuation is determined as of the closing of the Transactions. As the Warrants were issued to the Placement Agents in connection with the Offering, a capital transaction, they are considered offering costs recorded through additional paid-in capital.

The unaudited pro forma condensed combined financial information presented does not reflect any cost savings, operating synergies, tax savings or revenue enhancements that the consolidated company may achieve as a result of the Merger. Deep Fission and Surfside did not have any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the Companies.

The unaudited pro forma condensed combined financial information has been prepared based on the Deep Fission and Surfside historical financial statements, as adjusted to give effect to the Merger and Offering. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024 give effect, on a pro forma basis, to the Transactions as if they had been consummated as of January 1, 2024. The unaudited pro forma condensed combined balance sheet as of June 30, 2025 is derived from the historical balance sheets of each of Deep Fission and Surfside, adjusted on a pro forma basis as if the Transactions had been consummated as of June 30, 2025.

The pro forma adjustments reflecting the consummation of the Transactions are based on certain currently available information and certain assumptions and methodologies that each of Deep Fission and Surfside believes are reasonable under the circumstances. The pro forma adjustments, which are described in the following notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. Each of Deep Fission and Surfside believes that its assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the Transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

2.Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The pro forma condensed combined financial information does not include an income tax adjustment based on the history of Deep Fission’s losses and the expectation that the Combined Company would not be able to realize the tax benefits of such losses. The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Companies filed consolidated income tax returns during the periods presented.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro Forma Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2025 are as follows:

(A)	To reflect the issuance and sale of 10,000,000 shares of Parent common stock, par value of $0.0001 per share, to Private Placement Investors, respectively, for aggregate proceeds of approximately $30.0 million.
(B)	To reflect the repayment of the note payable held by Surfside of which $172,025 is repayable, while the remaining balance is cancelled and represents the extinguishment of a related-party note upon consummation of the Transactions. As required under ASC 470 50-40-2, when debt is settled in a transaction between related parties, the difference between the carrying amount of the debt and the consideration transferred is treated as a capital transaction, not as a gain or loss in earnings. Accordingly, the unaudited pro forma condensed combined financial information recognizes the amount in Additional Paid-In Capital, and no gain is reflected in the pro forma statements of operations.
(C)	To reflect the payment at Closing of Deep Fission’s total estimated transaction costs of $3.9 million that are expected to be incurred in connection with the Transactions. These transaction costs are preliminary estimates subject to change. The final amounts of Deep Fission’s transaction costs and the resulting effect on the financial position and results of operations of the Combined Company may differ significantly. As a part of the reverse recapitalization, the estimated transaction costs are recorded through additional paid-in capital.
(D)	To reflect the payment at Closing of Surfside’s total estimated transaction costs of $0.1 million that are expected to be incurred in connection with the Transactions. These transaction costs are preliminary estimates subject to change. The final amounts of Surfside’s transaction costs and the resulting effect on the financial position and results of operations of the Combined Company may differ significantly. As a part of the reverse recapitalization, the estimated transaction costs are recorded through additional paid-in capital.
(E)	To reflect conversion of SAFE Notes into the shares of Deep Fission prior to recapitalization of Deep Fission.
(F)	To reflect the recapitalization of Deep Fission through the Merger and the issuance of 38,538,922 Parent Common Shares to former Deep Fission stockholders, recorded as an increase to Parent common stock of $4,000 and a decrease to additional paid-in capital of $16,872.
(G)	To reflect the cancellation of 2,833,333 shares of Parent common stock owned by former Surfside stockholders, recorded as an increase to additional paid-in capital of $283.

(H)	To reflect the issuance of 85,000 shares of Parent common stock to an advisor (the “Advisor Shares”), recorded as an increase to additional paid-in capital of $9.
(I)	To reflect the sale and issuance of 10,000,000 shares of Parent common stock to Private Placement Investors at an offering price of $3.00 per share for gross proceeds of approximately $30.0 million, recorded as an increase to additional paid-in capital of $30.0 million. Refer to (A) for the cash proceeds recognized.
(J)	To reflect the elimination of Surfside’s historical accumulated deficit to additional paid-in capital as part of the reverse recapitalization of the Merger.
(K)	To reflect the adjustment to record the remaining unrecognized stock-based compensation expense of $15 thousand associated with equity awards granted to certain members of management and employees of Deep Fission which vest immediately prior to the Merger. Per the terms of the Merger Agreement, the Board of Directors of Deep Fission has approved the accelerated vesting of all outstanding stock options immediately prior to the Effective Time of the Merger.

Pro Forma Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2025 and for the year ended December 31, 2024 are as follows:

(AA)

Represents an adjustment to record the remaining unrecognized stock-based compensation expense of $15 thousand associated with equity awards granted to certain members of management and employees of Deep Fission which vest immediately prior to the Merger. Per the terms of the Merger Agreement, the Board of Directors of Deep Fission has approved the accelerated vesting of all outstanding stock options immediately prior to the Effective Time of the Merger.

(BB)	Gain on conversion of SAFE notes issued by Deep Fission to investors into Parent’s Common Stock.

3.Earnings (Loss) per Share

Represents the pro forma basic and diluted net income (loss) per share to holders of Parent common stock calculated using the weighted-average common shares outstanding as a result of the pro forma adjustments. The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based on the number of shares of Parent common stock expected to be outstanding as if the Transactions had occurred on January 1, 2024. The calculation of weighted-average shares outstanding for pro forma basic and diluted earnings per share assumes that the shares issuable in connection with the Transactions have been outstanding for the entirety of the year presented.

Pro forma weighted-average shares outstanding—basic and diluted are calculated as follows for the six months ended June 30, 2025 and for the year ended December 31, 2024:

	For the
	Six Months	For the
	Ended	Year Ended
	June 30,	December 31,
	2025	2024
Numerator:
Pro forma net loss	$(3,537,331)	$(3,106,805)

Denominator:
Deep Fission Stockholders	38,538,922	38,538,922
Private Placement Investors	10,000,000	10,000,000
Advisor Shares	85,000	85,000
Retained Pre-Merger Shares	2,166,667	2,166,667
Pro forma weighted-average shares outstanding—basic and diluted	50,790,589	50,790,589

Pro forma basic and diluted loss per share	$(0.07)	$(0.06)

Common stock equivalents:
Anti-dilutive Placement Agent warrants	586,666	586,666

The common stock equivalents, presented based on amounts outstanding, were excluded from the calculation of pro forma diluted loss per share because their inclusion would be anti-dilutive.

INDEX TO FINANCIAL STATEMENTS

Deep Fission, Inc. – Financial Statements

Condensed Consolidated Financial Statements as of and for the three and nine months ended September 30, 2025 and 2024 (Unaudited)

Surfside Acquisition Inc. – Financial Statements

Condensed Financial Statements as of and for the six months ended June 30, 2025 and 2024 (Unaudited)

DEEP FISSION, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2025	2024
ASSETS

Current assets
Cash and cash equivalents	$30,241,931	$6,728,895
Prepaid expenses and other current assets	257,123	32,113
SAFE note subscription receivable	—	110,000
Total current assets	30,499,054	6,871,008

Property and equipment, net	25,490	1,993

Total assets	$30,524,544	$6,873,001

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities
Accounts payable	$213,211	$94,797
Accrued expenses	375,270	31,777
Accrued compensation	16,844	34,863
Total current liabilities	605,325	161,437

SAFE notes	—	15,224,665
Total liabilities	605,325	15,386,102

Commitments and contingencies (Note 6)

Stockholders’ equity (deficit)
Common stock, par value $0.0001, 300,000,000 shares authorized, 50,874,089 and 16,320,839 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	5,087	1,632
Additional paid-in capital	86,100,946	144,738
Accumulated deficit	(56,186,814)	(8,659,471)
Total stockholders’ equity (deficit)	29,919,219	(8,513,101)

Total liabilities and stockholders’ equity (deficit)	$30,524,544	$6,873,001

See accompanying notes to unaudited condensed consolidated financial statements.

DEEP FISSION, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Operating expenses
General and administrative expenses	$6,700,416	$486,151	$9,419,196	$1,238,686
Research and development expenses	2,104,021	219,478	2,884,538	355,408
Operating expenses	8,804,437	705,629	12,303,734	1,594,094
Operating loss	(8,804,437)	(705,629)	(12,303,734)	(1,594,094)

Other non-operating income (expense)
Interest income	14,322	8,945	14,322	20,330
Change in fair value of SAFE Notes	(31,601,632)	(1,248,279)	(35,239,799)	(2,500,000)
Other income (expenses)	864	—	1,868	(350)
Total non-operating income (expense)	(31,586,446)	(1,239,334)	(35,223,609)	(2,480,020)

Net loss	$(40,390,883)	$(1,944,963)	$(47,527,343)	$(4,074,114)

Basic and diluted weighted average shares outstanding of common stock	31,316,149	16,182,268	21,282,445	13,006,041

Basic and diluted net loss per share of common stock	$(1.29)	$(0.12)	$(2.23)	$(0.31)

See accompanying notes to unaudited condensed consolidated financial statements.

DEEP FISSION, INC.

Condensed Consolidated Statements of Stockholders’ Equity (Deficit)

For the Three and Nine Months Ended September 30, 2025

(Unaudited)

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity (Deficit)
Balance at December 31, 2024	16,320,839	$1,632	$144,738	$(8,659,471)	$(8,513,101)
Stock-based compensation - restricted stock, net of repurchases	(63,535)	(6)	8,417	—	8,411
Net loss	—	—	—	(3,335,370)	(3,335,370)
Balance at March 31, 2025	16,257,304	1,626	153,155	(11,994,841)	(11,840,060)
Stock-based compensation - restricted stock	—	—	2,862	—	2,862
Net loss	—	—	—	(3,801,090)	(3,801,090)
Balance at June 30, 2025	16,257,304	1,626	156,017	(15,795,931)	(15,638,288)
Stock-based compensation	2,848,936	284	5,555,596	—	5,555,880
Issuance of common stock upon conversion of SAFE Notes	19,601,182	1,960	53,326,459	—	53,328,419
Issuance of common stock to PIPE investors	10,000,000	1,000	29,999,000	—	30,000,000
Offering costs	—	—	(2,935,909)	—	(2,935,909)
Issuance of common stock to new shareholders upon merger	2,166,667	217	(217)	—	—
Net loss	—	—	—	(40,390,883)	(40,390,883)
Balance at September 30, 2025	50,874,089	$5,087	$86,100,946	$(56,186,814)	$29,919,219

See accompanying notes to unaudited condensed consolidated financial statements.

DEEP FISSION, INC.

Condensed Consolidated Statements of Stockholders’ Equity (Deficit)

(Unaudited)

For the Three and Nine Months Ended September 30, 2024

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at December 31, 2023	7,434,955	$743	$—	$(630,935)	$(630,192)
Stock-based compensation - restricted stock	17,321	2	785	—	787
Net loss	—	—	—	(855,771)	(855,771)
Balance at March 31, 2024	7,452,276	745	785	(1,486,706)	(1,485,176)
Stock-based compensation - restricted stock	8,773,294	877	139,066	—	139,943
Net loss	—	—	—	(1,273,380)	(1,273,380)
Balance at June 30, 2024	16,225,570	1,622	139,851	(2,760,086)	(2,618,613)
Stock-based compensation - restricted stock	17,321	2	4,541	—	4,543
Net loss	—	—	—	(1,944,963)	(1,944,963)
Balance at September 30, 2024	16,242,891	$1,624	$144,392	$(4,705,049)	$(4,559,033)

See accompanying notes to unaudited condensed consolidated financial statements.

DEEP FISSION, INC.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the nine months ended
	September 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(47,527,343)	$(4,074,114)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,207	221
Change in fair value of SAFE notes	35,239,799	2,500,000
Stock-based compensation	5,567,153	139,880
Changes in operating assets and liabilities:
Prepaid expenses	(225,010)	(77,386)
Accounts payable	118,414	45,892
Accrued expenses	343,493	—
Accrued compensation	(18,019)	62,256
Net cash used in operating activities	(6,496,306)	(1,403,251)

Cash flows from investing activities:
Purchases of property and equipment	(28,704)	(2,436)
Net cash used in investing activities	(28,704)	(2,436)

Cash flows from financing activities:
Proceeds from exercise of restricted stock awards	1,116	5,393
Proceeds from SAFE notes	2,972,839	4,490,000
Proceeds from private placement	30,000,000	—
Offering costs	(2,935,909)	—
Payment of related party loan	—	(10,000)
Net cash provided by financing activities	30,038,046	4,485,393

Net increase in cash and cash equivalents	23,513,036	3,079,706

Cash and cash equivalents, beginning of the period	6,728,895	945,802
Cash and cash equivalents, end of the period	$30,241,931	$4,025,508

Supplemental cash flow information:
Cash paid for income taxes	$—	$—
Cash paid for interest	$—	$350
Conversion of SAFE Notes into common stock	$53,328,419	$—

See accompanying notes to unaudited condensed consolidated financial statements.

DEEP FISSION, INC.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

Note 1: Description of Business and Basis of Presentation

Organization

Deep Fission, Inc. (“Deep Fission”, the “Company”, “Legacy Deep Fission”, and also referred to as “us”, “we” or “our”) was incorporated on July 17, 2023, under the laws of the state of Delaware.

We were incorporated as Surfside Acquisition Inc. (“Legacy Surfside”) in the State of Delaware on December 10, 2021. Prior to the Merger (as defined below), we were a “shell company” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). On September 3, 2025, we formed our wholly owned subsidiary, Deep Fission Acquisition Co., a Delaware corporation (“Acquisition Sub”). On September 5, 2025, we and Acquisition Sub entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Legacy Deep Fission (the “Merger”). The Merger Agreement and the Merger were approved by all of our stockholders and by the holders of a majority of the outstanding shares of common stock of Legacy Deep Fission (the “Legacy Deep Fission Common Stock”) voting together as a single class. On September 5, 2025, we completed the Merger, as a result of which Acquisition Sub was merged with and into Legacy Deep Fission, with Legacy Deep Fission continuing as the surviving corporation of the Merger and becoming our wholly owned subsidiary. Unless otherwise stated or the context otherwise requires, together with its subsidiaries, “Deep Fission” or the “Company”). See below, Recapitalization, for the accounting of the Merger.

Following the consummation of the Merger, the business previously conducted by Legacy Surfside became the business conducted by the Company. The Company’s headquarters are located in Berkeley, California.

Operations

The Company was established to provide a first-of-its-kind solution of developing a Deep Borehole pressurized water reactor (“DBR”) placed one mile underground to deliver clean, secure, and low-cost electricity. The Company has made progress in achieving milestones toward eventual commercialization of its DBR, the most significant of which was selection by the U. S. Department of Energy in August 2025 for participation in the Nuclear Reactor Pilot Program.

The Company’s activities are subject to significant risks and uncertainties, including the possibility that it may be unable to secure sufficient funding to sustain operations until it receives required approvals from the Nuclear Regulatory Commission (“NRC”), commercialization is achieved, and customers are secured.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to SEC rules and regulations applicable to interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a compete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented. These interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Current Report on Form 8-K for the year ended December 31, 2024.

Liquidity and Going Concern

As of September 30, 2025 and December 31, 2024, the Company’s cash and cash equivalents were $30,241,931 and $6,728,895, respectively. The Company continues to incur significant operating losses. For the nine months ended September 30, 2025 and 2024, the Company had a net loss of $47,527,343 and $4,074,114, respectively, and used cash in operating activities of $6,496,306 and $1,403,251, respectively. As of September 30, 2025 and December 31, 2024, the Company had accumulated deficits of $56,186,814 and $8,659,471, respectively. Management expects that significant on-going operating expenditures will be necessary to successfully implement the Company’s business plan and develop and market its products. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements are issued. Implementation of the Company’s plans and its ability to continue as a going concern will depend upon the Company’s ability to establish a source of revenue and raise additional capital to fund its operations.

The Company plans to access capital resources through possible public or private equity offerings, debt financings, corporate collaborations, and other means. The Company has historically been able to raise capital through equity and equity-linked instruments, such as simple agreement for future equity (“SAFE Notes”) and private placement, although no assurance can be provided that it will continue to be successful in the future. While the Company believes that it has a reasonable basis for its expectation and it will be able to raise additional funds, there is no assurance that the Company will be able to complete additional financing in a timely manner.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary if the Company is unable to continue as a going concern due to the inability to obtain adequate financing in the future.

Recapitalization

As described above, Acquisition Sub was merged with and into Legacy Deep Fission, with Legacy Deep Fission continuing as the surviving corporation of the Merger and becoming our wholly owned subsidiary. The Merger was accounted for as a reverse recapitalization and Legacy Deep Fission was considered the accounting acquirer for financial reporting purposes. This determination was based on the facts that, immediately following the Merger:

●	The assets of Deep Fission represent a significant majority of the assets of the Combined Company.
●	Deep Fission stockholders have a majority of the voting power of the Combined Company.
●	Deep Fission designated the entire governing body of the Combined Company.
●	The executive officers of the Combined Company immediately after the Closing are the same individuals as those of Deep Fission immediately prior to the Closing.
●	Deep Fission’s operations comprise the ongoing operations of the Combined Company.

At the effective time of the Merger, each outstanding share of Legacy Deep Fission capital stock (after giving effect to the conversion of all SAFEs of Legacy Deep Fission into shares of Legacy Deep Fission common stock) was converted into the right to receive 17.32141 shares of our common stock, rounded to the nearest whole share (“Common Share Conversion Ratio”). Accordingly, all share and per share amounts for all periods presented in the accompanying condensed consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect the Common Share Conversion Ratio. There was no effect on the number of shares of common stock or preferred stock authorized for issuance under the Company’s certificate of incorporation or the par value of such securities. On September 5, 2025, we issued 85,000 shares of our common stock to an accredited investor in consideration for services rendered in connection with the Merger.

On September 5, 2025, in connection with the Private Placement, we issued an aggregate of 10,000,000 shares of our common stock at a purchase price of $3.00 per share in a private placement to certain accredited and institutional investors for aggregate gross consideration of $30.0 million. We also issued Placement Agent Warrants representing the right to acquire, on the terms set forth therein, 586,666 shares of our common stock.

Total Legacy Deep Fission shares outstanding prior to Merger	38,538,922
Shares issued to Legacy Surfside shareholders	2,166,667
Shares issued to advisor	85,000
Shares issued to consultant	83,500
Shares issued to PIPE investors	10,000,000
Total shares outstanding	50,874,089

Note 2: Summary of Significant Accounting Policies

The accompanying financial statements reflect the application of the accounting policies described in this note.

Segments

In accordance with criteria under ASC 280, which establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers, the Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer. The Company’s CODM reviews results to assess performance, make decisions, and allocates operating and capital resources of the Company as a whole, therefore, there is only one reportable segment. The CODM does not distinguish its principal business activities for the purpose of internal reporting and uses net loss to allocate resources in the annual budgeting and forecasting process, along with using that measure as a basis for evaluating financial performance quarterly by comparing the actual results with historical budgets.

Significant segment expenses that are provided to CODM on a regular basis and are included within reported measure of segment profit or loss are research and development and general and administrative. Other segment items are represented by change in fair value of SAFE Notes, interest and other income.

The condensed consolidated statements of operations for the three and nine months ended September 30, 2025 and 2024, reflect the significant segment expenses and other segment items, as well as the condensed consolidated balance sheets as of September 30, 2025 and December 31, 2024, for the one reportable segment.

Use of Estimates

The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. Actual results may differ from these estimates.

Fair Value Measurements

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. There are no transfers in and out of Levels 1 and 2, and activity in Level 3 represents fair value measurements.

Financial instruments measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company is able to access.

Level 2 - Valuations based on quoted prices in markets that are not active or for which all significant inputs, other than quoted prices included in Level 1, that are observable either directly or indirectly. These inputs may include (a) quoted prices for similar assets in active markets, (b) quoted prices for identical or similar assets in markets that are not active, (c) inputs other than quoted prices that are observable for the asset, or (d) inputs derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Valuations based on inputs that are unobservable and significant to the entire fair value measurement.

The Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities at each reporting period end.

The Company’s cash and cash equivalents, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities approximate their fair value due to the short-term nature of these assets and liabilities. The Company’s SAFE Notes (see Note 5) are carried at fair value and classified as Level 3 liabilities.

Cash and Cash Equivalents

The Company maintains deposits in financial institutions that at times exceed the insured amounts provided by the Federal Deposit Insurance Corporation. The Company believes it is not exposed to any significant credit risk to cash. Money market funds and other short-term investments with an original maturity of three months or less are considered cash equivalents.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance which do not extend the useful lives of the assets are charged to operations as incurred.

The Company reviews its long-lived assets periodically to determine potential impairment by comparing the carrying value of those assets with the estimated future undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future undiscounted cash flows be less than the carrying value, the Company would recognize an impairment loss at that time. No impairment loss was recognized during the periods ended September 30, 2025 and 2024. The estimated useful lives of the Company’s property and equipment are as follows:

Useful Life
Equipment	3 years

SAFE Notes

The Company has issued Simple Agreements for Future Equity in exchange for cash financing.

The Company has accounted for its SAFE Notes as derivatives under the FASB ASC 815-40 and ASC 815-10 and presented them as long-term liabilities in the accompanying condensed consolidated balance sheets. If any changes in the fair value of the SAFEs occur, the Company will record such changes through earnings.

Upon Merger on September 5, 2025, the Company converted the SAFE Notes to common stock (see Note 4).

Research and Development Expenses

Research and development expenses include consulting fees and registration fees related to the Company’s pursuit of developing intellectual property, and analytical work. The Company expenses all research and development costs in the periods in which they are incurred.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation”. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s costs are classified.

Net Loss Per Common Share

We calculate basic net loss per common share in accordance with ASC 260, “Earnings Per Share,” based on the weighted-average number of outstanding common shares during the fiscal period. Diluted loss per common share is based on the weighted-average number of outstanding common shares plus the weighted-average number of potential outstanding common shares. The calculation of diluted net loss does not consider the effect of the warrants to purchase an aggregate of 586,666 common stock and stock options to purchase an aggregate of 1,461,062 common stock, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. In periods where potentially dilutive securities they are anti-dilutive, such amounts are excluded from the calculations of dilutive earnings (loss) per share. All potentially dilutive securities are anti-dilutive for the three and nine-months ended September 30, 2025. For the three and nine months ended September 30, 2024, the Company had SAFE Notes, which are anti-dilutive and the number of shares as of September 30, 2024 are indeterminable.

Risk and Uncertainties

The ongoing regional conflicts around the world and certain other macroeconomic factors including tariffs, inflation, and rising interest rates, have contributed to economic uncertainty. Additionally, events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. Furthermore, it is possible that U.S. policy changes, including planned or proposed budget cuts at the federal government level, could increase market volatility in the near term. These factors, amongst other things, could result in further economic uncertainty and volatility in the capital markets in the near term, and could negatively affect our operations. We will continue to monitor material impacts on our business strategies and operating results.

New Accounting Pronouncements

The Company does not believe that any recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

Note 3: Property and Equipment

Property and equipment consisted of the following:

	September 30,	December 31,
	2025	2024
Equipment	$31,362	$2,657

Less: accumulated depreciation	(5,872)	(664)

Equipment, net	$25,490	$1,993

Depreciation expense for the nine months ended September 30, 2025 and 2024 totaled $5,207 and $221, respectively.

Note 4: SAFE Notes

During the nine months ended September 30, 2025 and 2024, the Company issued SAFE Notes in exchange for aggregate amounts of $2,862,839 and $3,990,000, respectively. For the nine months ended September 30, 2025, the Company received total cash proceeds of $2,972,839, with $2,862,839 cash from the issuance of SAFE Notes during the period and $110,000 of cash received from the subscription of a SAFE Note. For the nine months ended September 30, 2024, the Company received total cash proceeds of $4,490,000, with $3,990,000 cash from the issuance of SAFE Notes during the period and $500,000 of cash received from the subscription of a SAFE Note. As of December 31, 2024, the estimated fair value of the SAFE Notes totaled $15,224,665.

Prior to completion of the Merger, each SAFE Note holder gave his consent to convert into shares of the Company’s common stock at the valuation cap reflected in his SAFE Note. Prior to completion of the Merger, all SAFE Notes converted into shares of the Company’s common stock and we recorded a loss from the change in fair value on the date of conversion of $35 million (see Note 5 below).

Note 5: Fair Value Measurements

The following is a description of the valuation methodology and significant inputs used for each asset and liability measured at fair value on a recurring or nonrecurring basis, as well as the classification of the asset or liability within the fair value hierarchy.

The Company’s SAFE Notes are recorded at fair value on the condensed consolidated balance sheets. The fair value of the Company’s SAFE Notes is based on significant inputs not observable in the market which cause the instrument to be classified as a Level 3 measurement with the fair value hierarchy. The valuation uses weighted average probabilities estimated by management considering pay-offs under various scenarios as follows: (i) an equity financing where the SAFE Notes will convert into certain preferred stock; (ii) a liquidity event (change of control, and initial public offering) where the SAFE noteholders will have an option to receive either a cash payment equal to the invested amount under such SAFE Note, or a number of shares of preferred stock equal to the invested amount divided by the liquidity price; and (iii) dissolution event where the SAFE noteholders will be entitled to receive a portion of the related proceeds equal to the purchase amount. Management estimated that equity financing or liquidity events were the predominant settlement scenarios at each period end. The Company determined the fair value of the SAFE Notes under the Monte Carlo simulation method which was used to estimate the future market value of invested capital (“MVIC”) of the Company at an equity financing event and the expected payment to the SAFE noteholders at each simulated MVIC value. The Company believes these assumptions would be made by a market participant in estimating the valuation of the SAFE Notes. The Company assesses these assumptions and estimates on an on-going basis as additional data impacting the assumptions and estimates are obtained. Changes in the fair value of the SAFE Notes are recognized on the condensed consolidated statements of operations.

The key assumptions used in the Monte Carlo simulation are presented in the table below:

December 31,
2024
Asset volatility(1)	85 - 95%
Risk-free rate(2)	4.08 - 4.23%
Expected term(3)	12 - 48 months
(1)	Volatility was based on implied and historical volatility of the share price of peer companies.
(2)	Risk-free rate based on the U.S. Treasury yield in effect at the time of SAFE Notes consistent with the expected term.
(3)	The simulation considered 1–2 year term for equity event and 3.5 and 4-year term for liquidity event.

The following table presents a reconciliation of the liability measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as of September 30, 2025 and December 31, 2024:

	September 30,	December 31,
	2025	2024
Beginning balance	$15,224,665	$2,047,000
SAFE Notes issued during the period	2,863,956	8,190,000
Change in fair value during the period	35,239,799	4,987,665
Conversion of SAFE Notes to common stock	(53,327,303)	—
Ending balance	$—	$15,224,665

Note 6: Commitments and Contingencies

In the normal course of business, the Company may be subject to contingencies, including legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Note 7: Stockholders’ Equity (Deficit)

Common Stock

As of September 30, 2025, we had 300,000,000 shares of common stock authorized. Each share of our common stock has a par value of $0.0001 as of September 30, 2025.

The Private Placement

Concurrently with the consummation of the Merger, the Company also issued and sold 10,000,000 shares of our common stock in a private placement to certain accredited and institutional investors at a purchase price of $3.00 per share. The Company incurred offering costs of $2,935,909 in connection with the private placement.

Warrants

On September 5, 2025, the Company issued warrants to purchase an aggregate of 586,666 shares of our common stock at an exercise price of $3.00 per share. The Placement Agent Warrants expire on the earlier of (i) five years after the Closing Date and (ii) three years after our shares of common stock are listed on a national securities exchange. These warrants are “Placement Agent Warrants” issued to the Placement Agents in connection with the closing of the Private Placement. The Warrants are accounted for as equity-classified instruments in accordance with U.S. GAAP and are initially measured at fair value. The fair value of the warrants was both an increase and decrease to additional paid-in capital for a no-net effect.

Restricted Common Stock Awards

During the nine months ended September 30, 2025, the Company’s Board of Directors approved the issuances of Restricted Common Stock to employees, officers, directors, and consultants. Stock-based compensation is measured using a fair value-based method for all equity-based awards. The cost of awarded equity instruments is recognized based on each instrument’s grant-date fair value over the period during which the grantee is required to provide service in exchange for the award. Grants ranged from vesting immediately, to over four years. The determination of fair value for the restricted common stock awards, requires significant judgment and the use of estimates as the Company does not have an observable stock price. Prior to the Company having an observable transaction for the sale of common stock, the Company estimated the fair value of common stock using invested capital multiple and discounted present value to arrive at equity available for common shareholders. Upon the Private Placement described above, the Company estimated the fair value of common stock using the price per share of the Private Placement, with a de-minimis discount for lack of marketability as the Company’s stock does not trade in an active market.

Stock-based compensation is recorded as a general and administrative expense in the accompanying condensed consolidated statements of operations. Shares are issued concurrently with the issuance of Restricted Common Stock.

A summary of the restricted common stock award activity during the nine months ended September 30, 2025, is as follows:

	Restricted Common Stock
		Weighted
	Number of	Average
	Shares	Fair Value
Unvested as of December 31, 2024	2,882,924	$0.01
Granted	2,848,936	2.28
Vested	(2,444,550)	1.77
Forfeited/ cancelled	(151,926)	0.02
Unvested as of September 30, 2025	3,135,384	$0.65

Stock-based compensation expense related to the restricted common stock for the nine months ended September 30, 2025 and 2024, was $4,465,758 and $145,273, respectively. As of September 30, 2025, the Company has an unrecognized stock-based compensation related to the Restricted Common Stock of $2,044,348 which will be recognized over a weighted average period of 3.34 years.

2025 Equity Incentive Plan

The 2025 Equity Incentive Plan (the “2025 Plan”) permits the grant of the following Awards: (i) Incentive Stock Options; (ii) Nonstatutory Stock Options; (iii) SARs; (iv) Restricted Stock Awards; (v) RSU Awards; (vi) Performance Awards; and (vii) Other Awards.

Subject to adjustment in accordance with Section 2(c) and any adjustments as necessary to implement any Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Awards will not exceed 9,500,884 shares (the “Initial Reserve”). In addition, subject to any adjustments as necessary to implement any Capitalization Adjustments, such aggregate number of shares of Common Stock will automatically increase on January 1 of each year for a period of nine years commencing on January 1, 2027 and ending on (and including) January 1, 2035, in an amount equal to five percent (5%) of the total number of shares of Capital Stock outstanding on December 31 of the preceding year; provided, however, that the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of shares of Common Stock subject to the Plan and the maximum number of shares by which the Share Reserve may annually increase pursuant to Section 2(a); (ii) the class(es) and maximum number of shares that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 2(b); and (iii) the class(es) and number of securities and exercise price, strike price or purchase price of Common Stock subject to outstanding Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. Notwithstanding the foregoing, no fractional shares or rights for fractional shares of Common Stock shall be created in order to implement any Capitalization Adjustment. The Board shall determine an appropriate equivalent benefit, if any, for any fractional shares or rights to fractional shares that might be created by the adjustments referred to in the preceding provisions of this Section.

On August 29, 2025, the Company granted stock options to Elizabeth Muller and Richard Muller representing 811,699 and 649,363 shares of our common stock, respectively, (on an as-converted basis), pursuant to the 2025 Plan. The stock options have an exercise price of $3.00 per share, which we approximate to be fair value.

Stock Options
Weighted
	Number of	Average
	Options	Fair Value
Outstanding as of December 31, 2024	—	$—
Granted	1,461,062	1.99
Exercised	—	—
Forfeited	—	—
Outstanding as of September 30, 2025	1,461,062	$1.99

Stock-based compensation expense related to services provided for the nine months ended September 30, 2025 and 2024, was $1,101,395 and $0, respectively. As of September 30, 2025, the Company has an unrecognized stock-based compensation related to the services provided of $1,800,275 which will be recognized over a weighted average period of 2.50 years.

The stock options were valued using the Black-Scholes pricing model using the range of inputs as indicated below:

Risk-free interest rate	3.92%
Expected term (in years)	6.25
Expected volatility	83.9%
Expected dividend yield	0%
Fair value per share	$2.73

The weighted average grant date fair value of options granted during the nine months ended September 30, 2025 was $1.99 per share.

Note 8: Related Party Transactions

The Company has signed a consulting agreement with a related party, Deep Isolation, Inc., a company co-founded by Deep Fission’s co-founder and CEO. to develop generic technical and regulatory guidance for management of the Company. The Company has paid certain administrative expenses totaling $12,500 and $0 during the nine months ended September 30, 2025 and 2024, respectively.

During 2023, the Company received $10,000 in exchange for a loan payable to a related party. The loan was due on demand and carried interest of 6% per annum. The loan was repaid in full, with interest during the nine months ended September 30, 2024.

See Note 7 for related party options granted.

Note 9: Subsequent Events

The Company has evaluated subsequent events through the date these financial statements were available to be issued and determined that, except as described below, no events have occurred that would require adjustment to, or disclosure in, the financial statements.

On November 12, 2025, the Company filed a Current Report on Form 8-K describing several corporate governance and executive leadership developments that occurred on November 7, 2025. On that date, Richard A. Muller resigned from the Board of Directors to focus on his continuing responsibilities as Chief Technology Officer. Also on November 7, 2025, the Board formally appointed Michael Brasel as Chief Operating Officer and Jon Gordon as General Counsel and Secretary, each of whom began serving in those roles during October 2025. Their appointments were ratified, and the Company entered into employment agreements with each executive.

The Board also appointed Leslie Goldman Tepper and Jonathon Angell as directors and, in connection with these appointments, reconstituted its committee structure. Ms. Goldman Tepper was designated as Chair of the Nominating and Governance Committee and as a member of the Compensation Committee, and Mr. Angell was designated as Chair of the Compensation Committee and as a member of the Nominating and Governance Committee. The Board determined that Ms. Goldman Tepper is independent under applicable SEC rules and the corporate governance standards of the Nasdaq Stock Market, which the Company follows on a voluntary basis, and that Mr. Angell is not independent due to his prior service as an officer but qualifies as a non-employee director under Rule 16b-3 of the Exchange Act.

In addition, the Board adopted an Executive Severance Policy and approved equity awards to the newly appointed executives and directors under the Company’s 2025 Equity Incentive Plan. In connection with their appointments to the Board, Ms. Goldman Tepper and Mr. Angell each received 100,000 restricted stock units. Each restricted stock unit represents the right to receive one share of the Company’s common stock upon vesting. The awards vest in full six months after the grant date, subject to the holder’s continued service through the vesting date. After vesting, the holder may elect to defer receipt of the shares until the earlier of a qualifying distribution event or the end of the holder’s service, as permitted under the Company’s Equity Incentive Plan.

On November 7, 2025, the Company’s Board of Directors approved the grant of 373,000 stock options to employees and executives under the Company’s 2025 Equity Incentive Plan. The options have an exercise price of $2.73, which was the fair market value of the Company’s common stock on the date of grant. The options vest over a 4-year period with a one-year cliff.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Deep Fission, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Deep Fission, Inc. (the “Company”) as of December 31, 2024, and 2023, the related statements of operations, stockholders’ deficit, and cash flows for the year ended December 31, 2024, and for the period from July 17, 2023 (inception) through December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024 and for the period from July 17, 2023 (inception) through December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has sustained net losses and negative cash flow from operations and requires additional capital to operate based on expected on-going expenditures, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ dbbmckennon

We have served as the Company’s auditor since 2025.

Newport Beach, California

August 29, 2025 except for the effects of the reverse merger and recapitalization discussed in Note 2 to the financial statements, as to which the date is December 30, 2025

Deep Fission, Inc.

Balance Sheets

	December 31,
	2024	2023
ASSETS

Current assets
Cash and cash equivalents	$6,728,895	$945,802
Prepaid expenses and other current assets	32,113	—
SAFE note subscription receivable	110,000	500,000
Total current assets	6,871,008	1,445,802

Property and equipment, net	1,993	—
Total assets	$6,873,001	$1,445,802

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities
Accounts payable	$94,797	$18,994
Accrued expenses	31,777	—
Accrued compensation	34,863	—
Related party loan	—	10,000
Total current liabilities	161,437	28,994

SAFE notes	15,224,665	2,047,000
Total liabilities	15,386,102	2,075,994

Commitments and contingencies (Note 6)

Stockholders’ deficit
Common stock, par value $0.0001 per share, 1,000,000 shares authorized, 16,320,839 and 7,434,955 shares issued and outstanding as of December 31, 2024 and 2023, respectively (1)	1,632	743
Additional paid-in capital	144,738	—
Accumulated deficit	(8,659,471)	(630,935)
Total stockholders’ deficit	(8,513,101)	(630,192)
Total liabilities and stockholders’ deficit	$6,873,001	$1,445,802
(1)

The authorized shares of common stock in the balance sheets above reflect the historical authorized shares of Deep Fission. Upon the Merger, there were 300,000,000 authorized shares of common stock. Shares issued and outstanding have been retroactively restated to reflect the exchange ratio of 17.32141 as described in Note 2.

The accompanying notes are an integral part of these financial statements.

Deep Fission, Inc.

Statements of Operations

		For the
		Period From
		July 17,
		2023
	For the	(Inception)
	Year Ended	Through
	December 31,	December 31,
	2024	2023

Operating expenses
General and administrative expenses	$2,418,309	$36,741
Research and development expenses	643,642	47,220
Operating expenses	3,061,951	83,961
Operating loss	(3,061,951)	(83,961)

Other non-operating income (expense)
Interest income	20,331	26
Change in fair value of SAFE notes	(4,987,665)	(547,000)
Other income	749	—
Total non-operating income (expense)	(4,966,585)	(546,974)

Net loss	$(8,028,536)	$(630,935)

Basic and diluted weighted average shares outstanding of common stock	13,877,567	7,276,863

Basic and diluted net loss per share of common stock	$(0.58)	$(0.09)

The accompanying notes are an integral part of these financial statements.

Deep Fission, Inc.

Statements of Stockholders’ Deficit

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance at July 17, 2023 (inception)	—	—	—	—	—
Issuance of common stock to founders	6,928,564	$693	$—	$—	$693
Stock-based compensation – restricted stock	506,391	50	—	—	50
Net loss	—	—	—	(630,935)	(630,935)
Balance at December 31, 2023	7,434,955	743	—	(630,935)	(630,192)
Stock-based compensation – restricted stock	8,885,884	889	144,738	—	145,627
Net loss	—	—	—	(8,028,536)	(8,028,536)
Balance at December 31, 2024	16,320,839	$1,632	$144,738	$(8,659,471)	$(8,513,101)

The accompanying notes are an integral part of these financial statements.

Deep Fission, Inc.

Statements of Cash Flows

		For the
		Period From
		July 17,
		2023
	For the	(Inception)
	Year Ended	Through
	December 31,	December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(8,028,536)	$(630,935)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	664	—
Change in fair value of SAFE notes	4,987,665	547,000
Stock-based compensation	140,935	700
Changes in operating assets and liabilities:
Prepaid expenses	(32,113)	—
Accounts payable	75,803	18,994
Accrued expenses	31,777	—
Accrued compensation	34,863	—
Net cash used in operating activities	(2,788,942)	(64,241)

Cash flows from investing activities:
Purchases of property and equipment	(2,657)	—
Net cash used in investing activities	(2,657)	—

Cash flows from financing activities:
Proceeds from issuance of common stock to founders	—	40
Proceeds from restricted stock awards	4,692	3
Proceeds from SAFE notes	8,580,000	1,000,000
Proceeds from related party loan	—	10,000
Payment of related party loan	(10,000)	—
Net cash provided by financing activities	8,574,692	1,010,043

Net increase in cash and cash equivalents	5,783,093	945,802

Cash and cash equivalents, beginning of year	945,802	—
Cash and cash equivalents, end of year	$6,728,895	$945,802

Supplemental cash flow information:
Cash paid for income taxes	$—	$—
Cash paid for interest	$350	$—

Supplemental disclosure of non-cash financing activities:
Subscription of SAFE notes	$110,000	$500,000

The accompanying notes are an integral part of these financial statements.

Deep Fission, Inc.

Notes to Financial Statements

Note 1: Description of Business and Basis of Presentation

Organization

Deep Fission, Inc. (“Deep Fission”, the “Company”, “Legacy Deep Fission” and also referred to as “us”, “we” or “our”) was incorporated on July 17, 2023, under the laws of the state of Delaware.

Operations

The Company was established to provide a first-of-its-kind solution of developing a Deep Borehole pressurized water reactor (“DBR”) placed one mile underground to deliver clean, secure, and low-cost electricity. The Company has made progress in achieving milestones toward eventual commercialization of its DBR, the most significant of which was selection by the U. S. Department of Energy in August 2025 for participation in the Nuclear Reactor Pilot Program.

The Company’s activities are subject to significant risks and uncertainties, including the possibility that it may be unable to secure sufficient funding to sustain operations until it receives required approvals from the NRC, commercialization is achieved, and customers are secured.

Basis of Presentation

The financial statements and accompanying notes were prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s fiscal year is December 31. The year ended December 31, 2024 and the period from July 17, 2023 (Inception) through December 31, 2023 presented within, are hereafter referred to as the years ended December 31, 2024 and 2023.

Liquidity and Going Concern

As of December 31, 2024 and 2023, the Company’s cash and cash equivalents were $6,728,895 and $945,802, respectively. The Company continues to incur significant operating losses. For the years ended December 31, 2024 and 2023, the Company had a net loss of $8,029,236 and $630,235, respectively, and used cash in operating activities of $2,789,642 and $64,241, respectively. As of December 31, 2024 and 2023, the Company had accumulated deficits of $8,659,471 and $630,235, respectively. Management expects that significant on-going operating expenditures will be necessary to successfully implement the Company’s business plan and develop and market its products. These circumstances raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these financial statements are issued. Implementation of the Company’s plans and its ability to continue as a going concern will depend upon the Company’s ability to establish a source of revenue and raise additional capital to fund its operations.

The Company plans to access capital resources through possible public or private equity offerings, debt financings, corporate collaborations, and other means. The Company has historically been able to raise capital through equity and equity-linked instruments, such as SAFEs, although no assurance can be provided that it will continue to be successful in the future. While the Company believes that it has a reasonable basis for its expectation and it will be able to raise additional funds, there is no assurance that the Company will be able to complete additional financing in a timely manner.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary if the Company is unable to continue as a going concern due to the inability to obtain adequate financing in the future.

Deep Fission, Inc.

Notes to Financial Statements

Note 2: Summary of Significant Accounting Policies

The accompanying financial statements reflect the application of the accounting policies described in this note.

Reverse Merger and Recapitalization

On September 5, 2025, the Company entered into an Agreement and Plan of Merger and Reorganization with Surfside Acquisition Inc. (“Legacy Surfside”) (the “Merger”). On September 3, 2025, we formed our wholly-owned subsidiary, Deep Fission Acquisition Co., a Delaware corporation (“Acquisition Sub”). The Merger Agreement and the Merger were approved by all of our stockholders and by the holders of a majority of the outstanding shares of common stock of Legacy Deep Fission (the “Legacy Deep Fission Common Stock”) voting together as a single class. On September 5, 2025, we completed the Merger, as a result of which Acquisition Sub was merged with and into Legacy Deep Fission, with Legacy Deep Fission continuing as the surviving corporation of the Merger and becoming our wholly owned subsidiary.

The Merger was accounted for as a reverse recapitalization and Legacy Deep Fission was considered the accounting acquirer for financial reporting purposes. This determination was based on the facts that, immediately following the Merger:

●	The assets of Deep Fission represent a significant majority of the assets of the Combined Company.
●	Deep Fission stockholders have a majority of the voting power of the Combined Company.
●	Deep Fission designated the entire governing body of the Combined Company.
●	The executive officers of the Combined Company immediately after the Closing are the same individuals as those of Deep Fission immediately prior to the Closing.
●	Deep Fission’s operations comprise the ongoing operations of the Combined Company.

At the effective time of the Merger, each outstanding share of Legacy Deep Fission capital stock (after giving effect to the conversion of all SAFEs of Legacy Deep Fission into shares of Legacy Deep Fission common stock) was converted into the right to receive 17.32141 shares of our common stock, rounded to the nearest whole share (“Common Share Conversion Ratio”). Accordingly, all share and per share amounts for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect the Common Share Conversion Ratio.

The authorized shares of preferred and common stock in the accompanying consolidated balance sheets reflect the historical authorized shares of Legacy Deep Fission. Upon the Merger, there were 300,000,000 shares of common stock.

Segments

In accordance with criteria under ASC 280, which establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers, the Company’s chief operating decision maker (“CODM”) has been identified as the Chief Executive Officer. The Company’s CODM reviews results to assess performance, make decisions, and allocates operating and capital resources of the Company as a whole, therefore, there is only one reportable segment. The CODM does not distinguish its principal business activities for the purpose of internal reporting and uses net loss to allocate resources in the annual budgeting and forecasting process, along with using that measure as a basis for evaluating financial performance quarterly by comparing the actual results with historical budgets.

Significant segment expenses that are provided to CODM on a regular basis and are included within reported measure of segment profit or loss are research and development and general and administrative. Other segment items are represented by change in fair value of SAFE Notes, interest and other income.

The statements of operations for the years ended December 31, 2024 and 2023, reflect the significant segment expenses and other segment items, as well as the balance sheets as of December 31, 2024 and 2023, for the one reportable segment.

Deep Fission, Inc.

Notes to Financial Statements

Use of Estimates

The preparation of the accompanying financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. Actual results may differ from these estimates.

Fair Value Measurements

The authoritative guidance with respect to fair value established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels and requires that assets and liabilities carried at fair value be classified and disclosed in one of three categories, as presented below. There are no transfers in and out of Levels 1 and 2, and activity in Level 3 fair value measurements.

Financial instruments measured and reported at fair value are classified and disclosed in one of the following categories:

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company is able to access.

Level 2 - Valuations based on quoted prices in markets that are not active or for which all significant inputs, other than quoted prices included in Level 1, that are observable either directly or indirectly. These inputs may include (a) quoted prices for similar assets in active markets, (b) quoted prices for identical or similar assets in markets that are not active, (c) inputs other than quoted prices that are observable for the asset, or (d) inputs derived principally from or corroborated by observable market data by correlation or other means.

Level 3 - Valuations based on inputs that are unobservable and significant to the entire fair value measurement.

The Company determines the level in the fair value hierarchy within which each fair value measurement falls in its entirety, based on the lowest level input that is significant to the fair value measurement in its entirety. In determining the appropriate levels, the Company performs an analysis of the assets and liabilities at each reporting period end.

The Company’s cash and cash equivalents, prepaid expenses and other current assets, accounts payable, accrued expenses and other current liabilities approximate their fair value due to the short-term nature of these assets and liabilities. The Company’s SAFE Notes (see Note 5) are carried at fair value and classified as Level 3 liabilities.

Cash and Cash Equivalents

The Company maintains deposits in financial institutions that at times exceed the insured amounts provided by the Federal Deposit Insurance Corporation. The Company believes it is not exposed to any significant credit risk to cash. Certificates of deposit and other short-term investments with an original maturity of three months or less are considered cash equivalents.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation are computed using the straight-line method over the estimated useful lives of the assets. Expenditures for repairs and maintenance which do not extend the useful lives of the assets are charged to operations as incurred.

Deep Fission, Inc.

Notes to Financial Statements

The Company reviews its long-lived assets periodically to determine potential impairment by comparing the carrying value of those assets with the estimated future undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future undiscounted cash flows be less than the carrying value, the Company would recognize an impairment loss at that time. No impairment loss was recognized in 2024 or 2023. The estimated useful lives of the Company’s property and equipment are as follows:

Useful Life
Equipment	3 years

SAFE Notes

The Company has issued Simple Agreements for Future Equity (“SAFE Notes”) in exchange for cash financing.

The Company has accounted for its SAFE Notes as derivatives under the FASB ASC 815-40 and ASC 815-10 and presented them as long-term liabilities in the accompanying balance sheets. If any changes in the fair value of the SAFEs occur, the Company will record such changes through earnings.

Research and Development Expenses

Research and development expenses include consulting fees and registration fees related to the Company’s pursuit of furthering intellectual property, and analytical work. The Company expenses all research and development costs in the periods in which they are incurred.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, “Compensation - Stock Compensation”. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s costs are classified.

Net Loss Per Common Share

We calculate basic net loss per common share in accordance with ASC 260, “Earnings Per Share,” based on the weighted-average number of outstanding common shares during the fiscal period. Diluted loss per common share is based on the weighted-average number of outstanding common shares plus the weighted-average number of potential outstanding common shares. In periods where they are anti-dilutive, such amounts are excluded from the calculations of dilutive earnings per share. Net loss per common share is computed separately for each period presented. There were no dilutive shares for the years ended December 31, 2024 and 2023.

Income Taxes

Income taxes are accounted for in accordance with ASC 740, “Income Taxes.” Under ASC 740, the provision for income taxes is comprised of taxes that are currently payable and deferred taxes that relate to the temporary differences between financial reporting carrying values and tax bases of assets and liabilities. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that the deferred tax assets will be realized. Deferred tax assets and liabilities are calculated by applying existing tax laws and the rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rules on deferred tax assets and liabilities is recognized in operations in the year of change. A valuation allowance is recorded when it is “more likely-than-not” that a deferred tax asset will not be realized.

The Company accounts for uncertainty in income taxes using a recognition and measurement threshold for tax positions taken or expected to be taken in a tax return, which are subject to examination by federal and state taxing authorities. The tax benefit from an uncertain tax position is recognized when it is more likely than not that the position will be sustained upon examination by taxing

Deep Fission, Inc.

Notes to Financial Statements

authorities based on technical merits of the position. The amount of the tax benefit recognized is the largest amount of the benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The effective tax rate and the tax basis of assets and liabilities reflect management’s estimates of the ultimate outcome of various tax uncertainties. Once identified, the Company will recognize penalties and interest related to uncertain tax positions within the provision (benefit) for income taxes line in the accompanying statements of operations.

Management has determined that the Company does not have any uncertain tax positions and associated unrecognized benefits that materially impact the financial statements or related disclosures. Since tax matters are subject to some degree of uncertainty, there can be no assurance that the Company’s tax returns will not be challenged by the taxing authorities and that the Company or its members will not be subject to additional tax, penalties, and interest as a result of such challenge. Generally, the Company is subject to examination by taxing authorities for a period of three years from the date the returns are filed. All returns since inception are subject to examination by taxing authorities.

Risk and Uncertainties

The ongoing regional conflicts around the world and certain other macroeconomic factors including tariffs, inflation, and rising interest rates, have contributed to economic uncertainty. Additionally, events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions or the financial services industry generally, or concerns or rumors about any events of these kinds or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. Furthermore, it is possible that U.S. policy changes, including planned or proposed budget cuts at the federal government level, could increase market volatility in the near term. These factors, amongst other things, could result in further economic uncertainty and volatility in the capital markets in the near term, and could negatively affect our operations. We will continue to monitor material impacts on our business strategies and operating results.

New Accounting Pronouncements

In November 2024, the FASB issued ASU No. 2024-04, Debt – Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments (“ASU 2024-04”). ASU 2024-04 clarifies requirements for determining whether certain settlements of convertible debt instruments, including convertible debt instruments with cash conversion features or convertible debt instruments that are not currently convertible, should be accounted for as an induced conversion. The standard is effective for all entities for annual reporting periods beginning after December 15, 2025, and interim reporting periods within those annual reporting periods. Early adoption is permitted in an interim or annual reporting period in which financial statements have not yet been issued (or made available for issuance), but no earlier than the adoption of ASU 2024-04. The Company is currently evaluating the impact ASU 2024-04 will have on its financial statements.

In November 2024, the FASB issued ASU 2024-03 Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). Under ASU 2024-03, a public entity is required to disclose information about purchases of inventory, employee compensation, depreciation, intangible asset amortization, and depletion for each income statement line item that contains those expenses. ASU 2024-03 is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. ASU 2024-03 allows for early adoption and requires either prospective adoption to financial statements issued for reporting periods after the effective date of ASU 2024-03 or retrospectively to any or all prior periods presented in the financial statements. The Company is currently assessing the impact of ASU 2024-03 on the Company’s Financial Statement disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. The provisions of ASU 2023-09 are effective for annual periods beginning after December 15, 2025; early adoption is permitted using either a prospective or retrospective transition method. The Company expects ASU 2023-09 to require additional disclosures in the notes to its financial statements.

The Company does not believe that any other recently issued, but not yet effective, authoritative guidance, if currently adopted, would have a material impact on the Company’s financial statement presentation or disclosures.

Deep Fission, Inc.

Notes to Financial Statements

Note 3: Property and Equipment

Property and equipment consisted of the following:

December 31,	2024	2023

Property and equipment	$2,657	$—

Less: accumulated depreciation	(664)	—

Property and equipment, net	$1,993	$—

Depreciation expense for the years ended December 31, 2024 and 2023 totaled $664 and $0, respectively.

Note 4: SAFE Notes

During the years ended December 31, 2024 and 2023, the Company issued SAFE Notes in exchange for aggregate amounts of $8,190,000 and $1,500,000, respectively. For the year ended December 31, 2024, the Company received total cash proceeds of $8,580,000, with $8,080,000 cash from the issuance of SAFE Notes during the year and $500,000 of cash received from the subscription of a SAFE Note. As of December 31, 2024, the Company had a SAFE Note subscription receivable for $110,000; the proceeds were received in 2025. For the year ended December 31, 2023, the Company received total cash proceeds of $1,000,000 from the issuance of SAFE Notes during the year.

Upon a qualifying future equity financing involving preferred shares, SAFE Notes settle into a number of preferred shares equal to the greater of (i) the number of shares of standard preferred stock equal to the amount invested under the SAFE Note divided by the lowest price per share of the standard preferred stock, or (ii) the number of shares of SAFE Preferred Stock equal to the Purchase Amount divided by SAFE Price. Alternatively, upon the occurrence of a change of control, a direct listing or an initial public offering (described as a “liquidity event”) (other than a qualified financing), the investors shall have the option to receive either (i) cash payment equal to the invested amount under such SAFE Note, or (ii) a number of shares of common stock equal to the invested amount divided by the liquidity price set forth in the applicable SAFE Note.

If a dissolution event occurs prior to the termination of the SAFE Notes, the investor will be entitled to receive a portion of the related proceeds equal to the purchase amount (or the amount received for the SAFE Notes).

No SAFE Notes converted into shares of the Company’s preferred stock during the years ended December 31, 2024 and 2023.

Note 5: Fair Value Measurements

The following is a description of the valuation methodology and significant inputs used for each asset and liability measured at fair value on a recurring or nonrecurring basis, as well as the classification of the asset or liability within the fair value hierarchy.

The Company’s SAFE Notes are recorded at fair value on the balance sheets. The fair value of the Company’s SAFE Notes is based on significant inputs not observable in the market which cause the instrument to be classified as a Level 3 measurement with the fair value hierarchy. The valuation uses weighted average probabilities estimated by management considering pay-offs under various scenarios as follows: (i) an equity financing where the SAFE Notes will convert into certain preferred stock; (ii) a liquidity event (change of control, and initial public offering) where the SAFE noteholders will have an option to receive either a cash payment equal to the invested amount under such SAFE Note, or a number of shares of preferred stock equal to the invested amount divided by the liquidity price; and (iii) dissolution event where the SAFE noteholders will be entitled to receive a portion of the related proceeds equal to the purchase amount. Management estimated that equity financing or liquidity events were the predominant settlement scenarios at each year end. The Company determined the fair value of the SAFE Notes under the Monte Carlo simulation method which was used to estimate the future market value of invested capital (“MVIC”) of the Company at an equity financing event and the expected payment to the SAFE noteholders at each simulated MVIC value. The Company believes these assumptions would be made by a market participant in estimating the valuation of the SAFE Notes. The Company assesses these assumptions and estimates on an on-going basis as additional

Deep Fission, Inc.

Notes to Financial Statements

data impacting the assumptions and estimates are obtained. Changes in the fair value of the SAFE Notes are recognized on the statements of operations.

The key assumptions used in the Monte Carlo simulation are presented in the table below:

December 31,	2024	2023
Asset volatility(1)	85 - 95%	80 - 85%
Risk-free rate(2)	4.08 - 4.23%	3.77 - 4.14%
Expected term(3)	12 - 48 months	24 - 60 months
(1)	Volatility was based on implied and historical volatility of the share price of peer companies.
(2)	Risk-free rate based on the U.S. Treasury yield in effect at the time of SAFE Notes consistent with the expected term.
(3)	The simulation considered 1 – 2-year term for equity event and 4 and 5-year term for liquidity event.

The following table presents a reconciliation of the liability measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for years ended December 31, 2024 and 2023:

	Years Ended December 31,
	2024	2023
Beginning balance	$2,047,000	$—
SAFE Notes issued during the year	8,190,000	1,500,000
Change in fair value during the year	4,987,665	547,000
Ending balance	$15,224,665	$2,047,000

As of December 31, 2024 and 2023, the estimated fair value of the SAFE Notes totaled $15,224,665 and $2,047,000, respectively. The change in fair value during the years ended, as reflected in the above table, is included in the statements of operations.

Note 6: Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of its business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Note 7: Stockholders’ Equity

Common Stock

As of December 31, 2024 and 2023, we had 1,000,000 shares of common stock authorized, with 16,320,839 and 7,434,955 shares issued and outstanding, respectively. Each share of our common stock has a par value of $0.0001. In June 2025, the Company amended and restated the certificate of incorporation to increase the authorized shares of common stock to 5,000,000 and the par value to $0.01. Near inception, the Company issued 6,928,564 shares of common stock to founders. See Note 2 for reverse merger and recapitalization.

Restricted Common Stock Awards

During 2024 and 2023, the Company’s Board of Directors approved the issuances of Restricted Common Stock to employees, officers, directors, and consultants. Stock-based compensation is measured using a fair value-based method for all equity-based awards. The cost of awarded equity instruments is recognized based on each instrument’s grant-date fair value over the period during which the grantee is required to provide service in exchange for the award. Grants ranged from vesting immediately, to over four years. The determination of fair value for the restricted common stock awards, requires significant judgment and the use of estimates as the Company does not

Deep Fission, Inc.

Notes to Financial Statements

have an observable stock price. The Company estimated the fair value of common stock using invested capital multiple and discounted present value to arrive at equity available for common shareholders.

Stock-based compensation is recorded as a general and administrative expense in the accompanying statements of operations. Shares are issued concurrently with the issuance of Restricted Common Stock.

A summary of the restricted common stock award activity during the years ended December 31, 2024 and 2023, is as follows:

	Restricted Common
	Stock
		Weighted
	Number of	Average
	Shares	Fair Value
Unvested at July 17, 2023 (inception)	—	$—
Granted	7,434,956	—
Vested	(4,415,990)	—
Forfeited/cancelled	—	—
Unvested as of December 31, 2023	3,018,966	—
Granted	8,885,884	0.02
Vested	(9,021,926)	0.02
Forfeited/cancelled	—	—
Unvested as of December 31, 2024	2,882,924	0.02

Shares granted in 2023 were deemed to have nominal value at the time of grant. Of the shares granted in 2024, 8,522,134 were to related parties.

Stock-based compensation expense for the years ended December 31, 2024 and 2023, were $140,935 and $0, respectively. The Company has an unrecognized stock-based compensation of $20,424, which will be recognized over a weighted average period of 2.89 years.

Note 8: Income Taxes

There were no current or deferred income taxes for the years ended December 31, 2024 and 2023.

The provision for income taxes differs from the amount obtained by applying the federal statutory income tax rate as follows:

	2024	2023
Federal taxes at statutory rate	21.00%	21.00%
State and local taxes, net of federal benefit	2.64%	0.93%
Nondeductible / nontaxable items	(13.05)%	(18.23)%
Valuation allowance	(10.59)%	(3.70)%
Effective income tax rate	0.00%	0.00%

Deep Fission, Inc.

Notes to Financial Statements

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	As of December 31,
	2024	2023
Deferred tax assets:
Net operating losses	$616,910	$14,367
Stock-based compensation	39,439
Capitalized R&D expenses	206,222	8,925
Total deferred tax assets	862,571	23,292
Valuation allowance	(873,817)	(23,292)
Deferred income tax assets, net	$(11,246)	$—

Deferred tax liabilities:
Property and equipment	$38	$—
Start-up costs	11,208	—
Total deferred tax liability	11,246	—

Net deferred tax asset/(liability)	$—	$—

The Company regularly assesses the ability to realize deferred tax assets recorded based upon the weight of available evidence, including such factors as recent earnings history, and expected future taxable income on a jurisdiction-by-jurisdiction basis. In the event that the Company changes its determination as to the amount of realizable deferred tax assets, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made. Due to the uncertainty surrounding their realization, the Company has recorded a full valuation allowance against the net deferred tax assets. Accordingly, no deferred tax asset has been recorded on the balance sheets. The Company’s valuation allowance increased during 2024 and 2023 by $850,525 and $23,292, respectively, primarily due to the generation of net operating losses and the capitalization of research and development expenditures

As of December 31, 2024 and 2023, the Company has net operating loss carryforwards for federal income tax purposes of approximately $1,959,672 and $40,734, respectively, which do not expire and may be available to offset future income tax liabilities, but will generally limit the net operating loss deduction to the lesser of the net operating loss carryover or 80% of a corporation’s taxable income. As of December 31, 2024 and 2023, the Company’s state net operating loss carryforwards were $2,940,882 and $83,232 which may be available to offset future income tax liabilities and start to expire in 2043.

The Internal Revenue Code of 1986, as amended, imposes restrictions on the utilization of net operating losses in the event of an “ownership change” of a corporation. Accordingly, a Company’s ability to use net operating losses may be limited as prescribed under Internal Revenue Code Section 382 (“Section 382”). Events which may cause limitations in the amount of the net operating losses that the Company may use in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three-year period. Utilization of the federal and state net operating losses may be subject to substantial annual limitation due to the ownership change limitations provided by the Section 382 and similar state provision.

The Company files income tax returns in the U.S. federal and various state jurisdictions with varying statutes of limitations.

Note 9: Related Party Transactions

The Company has signed a consulting agreement with a related party, Deep Isolation, Inc., a company co-founded by Deep Fission’s co-founder and CEO. to develop generic technical and regulatory guidance for management of the Company. The Company has paid certain administrative expenses totaling $4,000 during the year ended December 31, 2024.

See Note 7 for restricted common stock issued to related parties.

During 2023, the Company received $10,000 in exchange for a loan payable to a related party. The loan was due on demand and carried interest of 6% per annum. The loan was repaid in full, with interest in 2024.

Deep Fission, Inc.

Notes to Financial Statements

Note 10: Subsequent Events

The Company has evaluated subsequent events through August 29, 2025, the date these financial statements were available to be issued, and determined that except for the transactions described below or as noted in Note 7, there have been no events that occurred that would require adjustments to the Company’s disclosures.

SAFE Notes

From January 1, 2025 through the date these financial statements were issued, the Company executed SAFE Notes in the aggregate amount of $2,893,000 at valuation caps ranging from $45 – 80 million. The terms of the SAFE Notes are similar to the SAFE Notes as described in Note 4.

Restricted Common Stock

From January 1, 2025 through the date these financial statements were issued, the Company granted 1,213,555 shares of the Company’s common stock subject to four-year vesting, that remain outstanding.

SURFSIDE ACQUISITION INC.

CONDENSED BALANCE SHEETS

	June 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current assets
Cash	$11,027	$3,464
Total current assets	11,027	3,464
Total assets	$11,027	$3,464

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$17,300	$10,700
Note payable - stockholder	172,025	147,025
Total current liabilities	189,325	157,725
Total liabilities	189,325	157,725

Commitments and contingencies

Stockholders’ deficit
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value, 50,000,000 shares authorized, 5,000,000 shares issued and outstanding	500	500
Accumulated deficit	(178,798)	(154,761)
Total stockholders’ deficit	(178,298)	(154,261)
Total liabilities and stockholders’ deficit	$11,027	$3,464

See accompanying notes to condensed financial statements.

SURFSIDE ACQUISITION INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024

Revenue	$—	$—	$—	$—
General and administrative expenses	12,774	11,461	24,037	22,752
Loss from operations	(12,774)	(11,461)	(24,037)	(22,752)

Net loss	$(12,774)	$(11,461)	$(24,037)	$(22,752)
Weighted average common stock outstanding, basic and diluted	5,000,000	5,000,000	5,000,000	5,000,000

Net loss per share of common stock, basic and diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

See accompanying notes to condensed financial statements.

SURFSIDE ACQUISITION INC.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

(Unaudited)

Three and Six Months Ended June 30, 2024

	Common Stock		Accumulated	Stockholders’
	Shares	Amount	Deficit	Deficit
Balances - December 31, 2023	5,000,000	$500	$(109,951)	$(109,451)
Net loss	—	—	(11,291)	(11,291)
Balances – March 31, 2024	5,000,000	500	(121,242)	(120,742)
Net loss	—	—	(11,461)	(11,461)
Balances – June 30, 2024	5,000,000	$500	$(132,703)	$(132,203)

Three and Six Months Ended June 30, 2025

	Common Stock		Accumulated	Stockholders’
	Shares	Amount	Deficit	Deficit
Balances - December 31, 2024	5,000,000	$500	$(154,761)	$(154,261)
Net loss	—	—	(11,263)	(11,263)
Balances – March 31, 2025	5,000,000	500	(166,024)	(165,524)
Net loss	—	—	(12,774)	(12,774)
Balances – June 30, 2025	5,000,000	$500	$(178,798)	$(178,298)

See accompanying notes to condensed financial statements.

SURFSIDE ACQUISITION INC.

CONDENSED STATEMENT OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 30,
	2025	2024
Cash flows from operating activities:
Net loss	$(24,037)	$(22,752)
Adjustments to reconcile net loss to net cash used in operating activities:
Accounts payable and accrued expenses	6,600	—
Net cash used in operating activities	(17,437)	(22,752)

Cash flows from financing activities:

Proceeds from note payable - stockholder	25,000	22,500
Net cash provided by financing activities	25,000	22,500

Net change in cash	7,563	(252)
Cash - beginning of period	3,464	774
Cash - end of period	$11,027	$522

See accompanying notes to condensed financial statements.

SURFSIDE ACQUISITION INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

June 30, 2025

(Unaudited)

Note 1. Nature of Operations

Surfside Acquisition Inc, (the “Company”) was incorporated in the State of Delaware on December 10, 2021. The Company’s management has chosen December 31st for its fiscal year end.

The Company was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly traded corporation. The Company’s principal business objective is to achieve long-term growth potential through a combination with a business, rather than immediate short-term earnings. The Company will not restrict its potential target companies to any specific business, industry, or geographical location. The analysis of business opportunities will be undertaken by, or under the supervision of, the officer and directors of the Company.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to SEC rules and regulations applicable to interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a compete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company’s financial position, results of operations, and cash flows for the periods presented. These interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

The Company applies ASC 280, Segment Reporting, and has adopted ASU 2023-07. The Company currently operates as a single segment, but complies with enhanced interim disclosure requirements related to segment expenses and performance measures reviewed by the Chief Operating Decision Maker.

Use of Estimates

The preparation of the condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company accounts for income taxes under ASC 740, “Income Taxes”, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry-forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2025 and December 31, 2024. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Net Loss per Common Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted earnings per share takes into effect any dilutive instruments, except when doing so would be anti-dilutive. As of June 30, 2025 and 2024, there were no dilutive instruments.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, the Company is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find the securities less attractive as a result, there may be a less active trading market for securities and the prices of securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards (that is, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies). The Company intends to take advantage of the benefits of this extended transition period.

Additionally, the Company is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Company will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of the ordinary shares held by non-affiliates equals or exceeds $250 million as of the prior June 30, and (2) the annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of the ordinary shares held by non-affiliates equals or exceeds $700 million as of the prior June 30.

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. ASU 2023-09 will become effective for Annual periods beginning after December 15, 2024. The Company is still reviewing the impact of ASU 2023-09.

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”), which will require the Company to disclose significant segment expenses and other segment items on both an annual and interim basis, as reviewed by the Chief Operating Decision Maker (CODM). The Company adopted ASU 2023-07 effective January 1, 2025.

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Note 3. Capital Stock

Preferred Stock

As of June 30, 2025 and December 31, 2024, the Company has 10,000,000 shares of preferred stock, par value of $0.0001, authorized and none issued or outstanding.

Common Stock

As of June 30, 2025 and December 31, 2024, the Company has 50,000,000 shares of common stock, par value of $0.0001, authorized and 5,000,000 shares issued and outstanding.

Note 4. Income Taxes

As of June 30, 2025 and December 31, 2024, the Company has approximately $37,500 and $32,500, respectively in gross deferred tax assets resulting from net operating loss carry-forwards of $179,000 and $155,000, respectively available to offset future taxable income through 2041 subject to the change in ownership provisions under IRC 382. A valuation allowance has been recorded to fully offset these deferred tax assets because the Company’s management believes future realization of the related tax benefits is uncertain.

The difference between the tax provision at the statutory federal income tax rate on June 30, 2025, and December 31, 2024, and the tax provisions attributable to loss before income taxes is as follows:

	June 30,	December 31,
	2025	2024

Statutory federal income taxes	21.0%	21.0%
Valuation allowance	(21.0)%	(21.0)%
Effective income tax rate, net	—	—

Note 5. Commitments and Related Party Transactions

Office Space

The Company utilizes the office space and equipment of its management at no cost.

Note Payable - Stockholder

On December 10, 2021, the Company issued a promissory note (the “Note”) to a stockholder of the Company pursuant to which the Company agreed to repay the sum of any and all amounts advanced to the Company, on or before the date that the Company consummates a business combination with a private company or reverse takeover transaction or other transaction after which the Company would cease to be a shell company. Interest shall not accrue on the outstanding principal amount of the note except if an Event of Default (as defined in the note) has occurred. In the event of an Event of Default, the entire note shall automatically become due and payable (the “Default Date”) and starting from five (5) days after the Default Date, the interest rate on the note shall accrue at the rate of eighteen percent (18%) per annum. As of June 30, 2025, and December 31, 2024, the amount due under the note payable was $172,025 and $147,025, respectively.

Note 6. Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The Company has accumulated deficit and total stockholders’ deficit of $178,798 and $178,298, respectively as of June 30, 2025. Management believes these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the date these financial statements are issued. Management intends to finance operations over the next twelve months through additional borrowings from the existing Note.

The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Note 7. Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date the condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed financial statements, except as disclosed below.

Merger & Offering

On September 5, 2025, the Company and Deep Fission Acquisition Co., a wholly-owned subsidiary of the Company (“Acquisition Sub”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) with Deep Fission, Inc. (“Deep Fission”). The Merger Agreement and the transactions contemplated under the Merger Agreement (the “Merger”) were approved by all the Company’s stockholders and by the holders of a majority of the outstanding shares of common stock of Deep Fission. On September 5, 2025, the Company completed the Merger, as a result of which Acquisition Sub was merged with and into Deep Fission, with Deep Fission continuing as the surviving corporation of the Merger and becoming a wholly owned subsidiary of the Company. Pursuant to the terms of the Merger Agreement, all outstanding equity interests of Deep Fission converted into shares of the Company’s common stock, such that the holders of Deep Fission equity before the Merger own a majority of the outstanding shares of the Company’s common stock after the Merger (before giving effect to a private placement offering of common stock by the Company that was consummated in connection with the Merger), resulting in a change of control of the Company. Certain other information regarding the Merger and changes to the management and share ownership of the Company is set forth in the Current Report on Form 8-K filed by the Company with the SEC on September 11, 2025, as amended (the “Super 8-K”). The foregoing description of the Merger Agreement and private placement and related matters does not purport to be complete and is qualified in its entirety by the terms of the actual Merger Agreement and of terms and documentation for a private placement, which are filed with the SEC as exhibits to the Super 8-K.

Stock Purchase Agreement

On August 26, 2025, Mark N. Tompkins (“Seller”) and Ian Jacobs (“Buyer”) entered into a stock purchase agreement pursuant to which Buyer acquired 25,000 shares of the Company’s common stock from the Seller at a price of $0.0001 per share, for an aggregate purchase price of $2.50.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Surfside Acquisition, Inc.

Boca Raton, Florida

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Surfside Acquisition, Inc. (the “Company”) as of December 31, 2024 and 2023, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has incurred losses from inception, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

GRASSI & CO., CPAs, P.C.

PCAOB ID # 606

We have served as the Company’s auditors since 2022.

Jericho, New York

March 28, 2025

SURFSIDE ACQUISITION INC.

BALANCE SHEETS

	December 31,
	2024	2023
ASSETS
Current assets
Cash	$3,464	$774
Total current assets	3,464	774
Total assets	$3,464	$774

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$10,700	$10,700
Note payable - stockholder	147,025	99,525
Total current liabilities	157,725	110,225
Total liabilities	157,725	110,225

Commitments and contingencies

Stockholders’ deficit
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value, 50,000,000 shares authorized, 5,000,000 shares issued and outstanding	500	500
Accumulated deficit	(154,761)	(109,951)
Total stockholders’ deficit	(154,261)	(109,451)
Total liabilities and stockholders’ deficit	$3,464	$774

See accompanying notes to financial statements.

SURFSIDE ACQUISITION INC.

STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2024	2023
Revenue	$—	$—
General and administrative expenses	44,810	47,625
Loss from operations	(44,810)	(47,625)

Net loss	$(44,810)	$(47,625)

Weighted average common stock outstanding, basic and diluted	5,000,000	5,000,000

Net loss per share of common stock, basic and diluted	$(0.01)	$(0.01)

See accompanying notes to financial statements.

SURFSIDE ACQUISITION INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Years Ended December 31, 2024 and 2023

				Total
	Common Stock		Accumulated	Stockholders’
	Shares	Amount	Deficit	Deficit
Balances – December 31, 2022	5,000,000	$500	$(62,326)	$(61,826)
Net loss	—	—	(47,625)	(47,625)
Balances - December 31, 2023	5,000,000	500	(109,951)	(109,451)
Net loss	—	—	(44,810)	(44,810)
Balances - December 31, 2024	5,000,000	$500	$(154,761)	$(154,261)

See accompanying notes to financial statements.

SURFSIDE ACQUISITION INC.

STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2024	2023
Cash flows from operating activities:
Net loss	$(44,810)	$(47,625)
Adjustments to reconcile net loss to net cash used in operating activities:
Accounts payable and accrued expenses	—	1,348
Net cash used in operating activities	(44,810)	(46,277)

Cash flows from financing activities:
Repayments of stockholder advances	—	(518)
Proceeds from note payable - stockholder	47,500	47,500
Net cash provided by financing activities	47,500	46,982

Net change in cash	2,690	705
Cash - beginning of year	774	69
Cash - end of year	$3,464	$774

See accompanying notes to financial statements.

SURFSIDE ACQUISITION INC.

NOTES TO FINANCIAL STATEMENTS

December 31, 2024

Note 1. Nature of Operations

Surfside Acquisition Inc, (the “Company”) was incorporated in the State of Delaware on December 10, 2021. The Company’s management has chosen December 31st for its fiscal year end.

The Company was organized as a vehicle to investigate and, if such investigation warrants, acquire a target company or business seeking the perceived advantages of being a publicly traded corporation. The Company’s principal business objective is to achieve long-term growth potential through a combination with a business, rather than immediate short-term earnings. The Company will not restrict its potential target companies to any specific business, industry, or geographical location. The analysis of business opportunities will be undertaken by, or under the supervision of, the officer and directors of the Company.

Note 2. Basis of Presentation and Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company adopted ASC 740, “Income Taxes”, at its inception. Under ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry-forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2024 and 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

Loss per Common Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted earnings per share takes into effect any dilutive instruments, except when doing so would be anti-dilutive. As of December 31, 2024 and 2023, there were no dilutive instruments.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, the Company is eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in the Company’s periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find the securities less attractive as a result, there may be a less active trading market for securities and the prices of securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards (that is, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies). The Company intends to take advantage of the benefits of this extended transition period.

Additionally, the Company is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Company will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of the ordinary shares held by non-affiliates equals or exceeds $250 million as of the prior September 30, and (2) the annual revenues equaled or exceeded $100 million during such completed fiscal year or the market value of the ordinary shares held by non-affiliates equals or exceeds $700 million as of the prior September 30.

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which will require the Company to disclose specified additional information in its income tax rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. ASU 2023-09 will also require the Company to disaggregate its income taxes paid disclosure by federal, state and foreign taxes, with further disaggregation required for significant individual jurisdictions. ASU 2023-09 will become effective for Annual periods beginning after December 15, 2024. The Company is still reviewing the impact of ASU 2023-09.

The Company does not believe that any other recently issued but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying financial statements.

Note 3. Capital Stock

Preferred Stock

As of December 31, 2024 and 2023, the Company has 10,000,000 shares of preferred stock, par value of $0.0001, authorized and none issued or outstanding.

Common Stock

As of December 31, 2024 and 2023, the Company has 50,000,000 shares of common stock, par value of $0.0001, authorized and has issued 5,000,000 shares of its $0.0001 par value common stock for $500 to the founders of the Company.

Note 4. Income Taxes

As of December 31, 2024 and 2023, the Company has approximately $32,500 and $23,100 in gross deferred tax assets resulting from net operating loss carry-forwards of $155,000 and $110,000, respectively, available to offset future taxable income through 2041 subject to the change in ownership provisions under IRC 382. A valuation allowance has been recorded to fully offset these deferred tax assets because the Company’s management believes future realization of the related tax benefits is uncertain.

The difference between the tax provision at the statutory federal income tax rate on December 31, 2024 and 2023, and the tax provisions attributable to loss before income taxes is as follows:

	2024	2023
Statutory federal income taxes	21.0%	21.0%
Valuation allowance	(21.0)%	(21.0)%
Effective income tax rate, net	—	—

Note 5. Commitments and Related Party Transactions

Office Space

The Company utilizes the office space and equipment of its management at no cost.

Note Payable - Stockholder

On December 10, 2021, the Company issued a promissory note (the “Note”) to a stockholder of the Company pursuant to which the Company agreed to repay the sum of any and all amounts advanced to the Company, on or before the date that the Company consummates a business combination with a private company or reverse takeover transaction or other transaction after which the Company would cease to be a shell company. Interest shall not accrue on the outstanding principal amount of the note except if an Event of Default (as defined in the note) has occurred. In the event of an Event of Default, the entire note shall automatically become due and payable (the “Default Date”) and starting from five (5) days after the Default Date, the interest rate on the note shall accrue at the rate of eighteen percent (18%) per annum. As of December 31, 2024 and 2023, the amount due under the note payable was $147,025 and $99,525, respectively.

Note 6. Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The Company has accumulated deficit and total stockholders’ deficit of $154,761 and $154,261, respectively as of December 31, 2024. Management believes these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the date these financial statements are issued. Management intends to finance operations over the next twelve months through additional borrowings from the existing Note.

The accompanying financial statements do not include any adjustments that might be required should the Company be unable to continue as a going concern.

Note 7. Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events, other than the below, that would have required adjustment or disclosure in the financial statements.

Formation of New Blank Check Company

On January 2, 2025, the related party owners of the Company formed a new blank check company, Orielle Acquisition Corp. This new entity was established as a vehicle to pursue a business combination and will focus its efforts to identify a possible business combination. The formation of Orielle Acquisition Corp. does not impact the Company’s financial position or results of operations as of December 31, 2024. However, it may present potential opportunities for collaboration or strategic partnerships in the future.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses payable by us in connection with the offering of the securities being registered.

SEC registration fee	$11,316
Accounting fees and expenses	$20,000
Legal fees and expenses	$100,000
Printing and miscellaneous expenses	$26,000
Total	$157,316

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.

As permitted by the DGCL, the Registrant’s amended and amended and restated certificate of incorporation contains provisions that eliminate the personal liability of its directors and officers for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

●	any breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders;
●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●	of a director under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or
●	any transaction from which the director or officer derived an improper personal benefit.

We have entered into indemnification agreements with each of our current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our amended and amended and restated certificate of incorporation and amended and restated bylaws, and to provide additional procedural protections. There is no pending litigation or proceeding involving any of our directors or executive officers for which indemnification is sought. The indemnification provisions in our amended and restated certificate of incorporation, amended and restated bylaws, and the indemnification agreements entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act.

We also maintain standard insurance policies under which coverage is provided (a) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to us, with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities

The following list sets forth information regarding all unregistered securities sold by us since inception on December 10, 2021. None of the following transactions involved any underwriters, underwriting discounts or commissions, or any public offering. The sales of the below securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(a)(2) of the Securities Act (or Regulation D promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation.

Common Stock Purchase Agreements

On December 10, 2021, we issued pursuant to common stock purchase agreements:

●	4,750,000 shares of common stock to Mr. Tompkins, for an aggregate purchase price equal to $475 representing amounts advanced by Mr. Tompkins to counsel for Surfside in connection with the formation and organization of Surfside; and
●	250,000 shares of common stock to Ian Jacobs, an officer and director of Surfside, for an aggregate cash purchase price equal to $25.

The 2025 Private Placement

On September 5, 2025, in connection with the 2025 Private Placement, we issued an aggregate of 10,000,000 shares of our common stock at a purchase price of $3.00 per share in a private placement to certain accredited and institutional investors for aggregate gross consideration of $30.0 million. We also issued 2025 Placement Agent Warrants representing the right to acquire, on the terms set forth therein, 586,666 shares of our common stock. See “Description of Capital Stock.”

Securities Issued in Connection with the Merger

On September 5, 2025, pursuant to the terms of the Merger Agreement, each share of Legacy Deep Fission Common Stock issued and outstanding immediately prior to the Effective Time was converted into the right to receive 17.32141 shares of our common stock, rounded to the nearest whole share.

2025 Placement Agent Warrants

In connection with the closing of the 2025 Private Placement, we paid the placement agents, Seaport Global Securities LLC (“Seaport”), The Benchmark Company, LLC (“Benchmark”), Dinosaur Financial Group, LLC, Network 1 Financial Securities, Inc. (“Network 1”) and PHX Financial, Inc., d/b/a Phoenix Financial Services (“Phoenix”) (the “2025 Placement Agents”), each a U.S. registered broker-dealer, an aggregate cash placement fee of $2.1 million and issued the 2025 Placement Agents warrants to purchase an aggregate of 586,666 shares of our common stock. The 2025 Placement Agent Warrants expire on the earlier of (i) five years after the Closing Date and (ii) three years after our shares of common stock are listed on a national securities exchange, and have an exercise price of $3.00 per share. We also reimbursed the Placement Agents $0.1 million of their expenses incurred in connection with the Private Placement.

Advisor Shares

On September 5, 2025, we issued 85,000 shares of our common stock to an accredited investor in consideration for services rendered in connection with the Merger.

Consultant Shares

On September 16, 2025, we issued 83,500 shares of our common stock to a service provider of Deep Fission pursuant to the 2025 EIP.

Grants under Legacy Deep Fission 2025 Plan

On August 29, 2025, we granted stock options to Elizabeth Muller and Richard Muller representing 811,699 and 649,363 shares of our common stock, respectively, (on an as-converted basis), pursuant to the 2025 Plan. The stock options have an exercise price of $3.00 per share.

The 2026 Private Placement

On February 5, 2026, in connection with the 2026 Private Placement, we issued an aggregate of 5,333,333 shares of our common stock at a purchase price of $15.00 per share in a private placement to certain accredited and institutional investors for aggregate gross consideration of $80.0 million. The aggregate shares issued included 24,301 shares of our common stock issued to Seaport as partial payment in kind for services rendered in connection with the 2026 Private Placement. We also issued 2026 Placement Agent Warrants representing the right to acquire, on the terms set forth therein, 129,418 shares of our common stock. See “Description of Capital Stock.”

2026 Placement Agent Warrants

In connection with the closing of the 2026 Private Placement, we issued the 2026 Placement Agents Warrants to Seaport, Benchmark, Network 1 and Phoenix, each a U.S. registered broker-dealer (the “2026 Placement Agents”) to purchase an aggregate of 129,418 shares of our common stock. The 2026 Placement Agent Warrants expire on the earlier of (i) five years after the Closing Date and (ii) three years after our shares of common stock are listed on the Nasdaq or New York Stock Exchange and have an exercise price of $15.00 per share. We also reimbursed the 2026 Placement Agents $0.1 million of their expenses incurred in connection with the 2026 Private Placement and paid Benchmark, Network 1, and Phoenix an aggregate cash placement fee of $3.6 million. This total cash placement fee excludes approximately $0.365 million of the portion of the cash commission owed to Seaport, which amount was included in the gross proceeds from the 2026 Private Placement but which Seaport elected to receive in shares of our common stock as partial payment in kind, as described further in “The 2026 Private Placement” above.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b) Financial Statement Schedules

All schedules have been omitted because the information required to be set forth in the schedules is either not applicable or is included in our financial statements or notes to those financial statements.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (1)(i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
5.	Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit	Description	Schedule/Form	File Number	Exhibits	Filing Date
2.1 §	Agreement and Plan of Merger and Reorganization among the Company, Acquisition Sub. and Deep Fission, Inc.	Form 8-K	000-56407	2.1	September 11, 2025
3.1	Certificate of Merger relating to the merger of Acquisition Sub. with and into Deep Fission, Inc., filed with the Secretary of State of the State of Delaware on September 5, 2025.	Form 8-K	000-56407	3.1	September 11, 2025
3.2	Amended and Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on September 5, 2025.	Form 8-K	000-56407	3.2	September 11, 2025
3.3	Amended and Restated Bylaws.	Form 8-K	000-56407	3.3	September 11, 2025
5.1*	Opinion of Orrick, Herrington and Sutcliffe LLP.	S-1	333-	5.1	February 17, 2026
10.1	Form of Pre-Merger Indemnification Agreement.	Form 8-K	000-56407	10.1	September 11, 2025
10.2	Form of Post-Merger Indemnification Agreement.	Form 8-K	000-56407	10.2	September 11, 2025
10.3	Form of Subscription Agreement, dated September 5, 2025, by and between the Company and the parties thereto.	Form 8-K	000-56407	10.3	September 11, 2025
10.4	Form of Registration Rights Agreement, by and between the Company and the parties thereto.	Form 8-K	000-56407	10.4	September 11, 2025
10.5+	Deep Fission, Inc. 2025 Equity Incentive Plan (Pre-Merger).	Form 8-K	000-56407	10.5	September 11, 2025
10.6+	Forms of Option Grant Notice and Option Agreement under 2025 Equity Incentive Plan (Pre-Merger).	Form 8-K	000-56407	10.6	September 11, 2025
10.7+	Deep Fission, Inc. 2025 Equity Incentive Plan (Post-Merger).	Form 8-K	000-56407	10.7	September 11, 2025
10.8+	Forms of Option Grant Notice and Option Agreement under 2025 Equity Incentive Plan (Post-Merger).	Form 8-K	000-56407	10.8	September 11, 2025
10.9+	Forms of Restricted Stock Unit Grant Notice and Award Agreement under 2025 Equity Incentive Plan (Post-Merger).	Form 8-K	000-56407	10.9	September 11, 2025
10.10+	Deep Fission Inc. 2025 Employee Stock Purchase Plan.	Form 8-K	000-56407	10.10	September 11, 2025
10.11	Form of Lock-Up Agreement.	S-1/A	333-290438	10.11	September 24, 2025
10.12	Form of 2025 Placement Agent Warrant.	Form 8-K	000-56407	10.12	September 11, 2025
10.13+	Malcolm Thompson Employee Separation Agreement.	Form 8-K	000-56407	10.13	September 11, 2025

10.14+	Non-Employee Director Compensation Policy (adopted November 7, 2025).	Form 8-K	000-56407	10.1	November 12, 2025
10.15+	Form of Director and Officer Indemnification Agreement (adopted November 7, 2025).	Form 8-K	000-56407	10.2	November 12, 2025
10.16+	Executive Severance Policy (adopted November 7, 2025).	Form 8-K	000-56407	10.3	November 12, 2025

10.17+	Offer Letter between Deep Fission, Inc. and Elizabeth Muller, dated December 9, 2025.	Form 8-K	000-56407	10.1	December 10, 2025
10.18	Other Transaction Agreement for Reactor Authorization dated Nov. 14, 2025 between Deep Fission and U.S. DOE.	Form 8-K	000-56407	10.1	November 21, 2025
10.19 §	Form of Subscription Agreement, dated February 5, 2026, by and between the Company and the parties thereto.	Form 8-K	000-56407	10.1	February 10, 2026
10.20 §	Form of Registration Rights Agreement, dated February 5, 2026, by and between the Company and the parties thereto.	Form 8-K	000-56407	10.2	February 10, 2026
10.21	Form of 2026 Placement Agent Warrant.	Form 8-K	000-56407	10.3	February 10, 2026

16.1	Letter from Grassi & Co., CPAs, P.C. as to the change in certifying accountant, dated September 5, 2025.	Form 8-K	000-56407	16.1	September 11, 2025

19.1	Insider Trading Policy.	Form 8-K	000-56407	19.1	December 19, 2025

21.1	Subsidiaries of the Registrant.	Form 8-K	000-56407	21.1	September 11, 2025
23.1*	Consent of dbbmckennon, independent registered public accounting firm.
23.2*	Consent of Grassi & Co., CPAs, P.C., independent registered public accounting firm.
23.3*	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1)	S-1	333-	23.3	February 17, 2026

24.1*	Power of Attorney	S-1	333-	24.1	February 17, 2026

101.INS*	Inline XBRL Instance Document.

101.SCH*	Inline XBRL Taxonomy Extension Schema Document.
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107*	Calculation of Filing Fee	S-1	333-	107	February 17, 2026
*	Filed herewith.

+Indicates a management contract or any compensatory plan, contract or arrangement.

§

Certain exhibits or schedules to this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K. The registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on this 17th day of February, 2026.

Deep Fission, Inc.

By:	/s/ Elizabeth Muller
Name:	Elizabeth Muller
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Elizabeth Muller and William (Mark Schmitz), and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully for all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated:

Signature	Title	Date

/s/ Elizabeth Muller	Director, President and Chief Executive Officer	February 17, 2026
Elizabeth Muller	(principal executive officer)

/s/ William (Mark) Schmitz	Chief Financial Officer	February 17, 2026
William (Mark) Schmitz	(principal financial and accounting officer)

/s/ Thomas Glanville	Director	February 17, 2026
Thomas Glanville

/s/ Blake Janover	Director	February 17, 2026
Blake Janover

/s/ Leslie Goldman Tepper	Director	February 17, 2026
Leslie Goldman Tepper

/s/ Jonathon Angell	Director	February 17, 2026
Jonathon Angell